AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1998
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                    STARTEC GLOBAL COMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)
                                 ---------------

                 MARYLAND                       4813                     52-1660985
  (State or other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
   Incorporation or Organization)    Classification Code Number)   Identification Number)

                                 ---------------
                             10411 MOTOR CITY DRIVE
                               BETHESDA, MD 20817
                                 (301) 365-8959
              (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                                   RAM MUKUNDA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             10411 MOTOR CITY DRIVE
                               BETHESDA, MD 20817
                                 (301) 365-8959
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                             Thomas L. Hanley, Esq.
                             Robert B. Murphy, Esq.
                       Schnader Harrison Segal & Lewis LLP
                       1300 I Street, NW, 11th Floor East
                              Washington, DC 20005
                                 (202) 216-4200

                                 ---------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO
           TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                                          PROPOSED
                                                          MAXIMUM
                                                          OFFERING           PROPOSED          AMOUNT OF
       TITLE OF EACH CLASS OF          AMOUNT TO BE        PRICE        MAXIMUM AGGREGATE     REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED       PER SHARE        OFFERING PRICE           FEE
Warrants to purchase Common Stock        160,000        24.20(1)        $ 3,872,000           $ 1,143
Common Stock, $0.01 par value(2)         200,226           --                    --                --
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).
(2) Represents shares of Common Stock issuable upon the exercise of the Warrants. Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable upon exercise of the Warrants pursuant to the anti-dilution provisions thereof.

                                 ---------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 1998

PROSPECTUS

                                 [STARTEC LOGO]

               160,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                       AND
                         200,226 SHARES OF COMMON STOCK

                                 ---------------
     This Prospectus relates to (i) 160,000 warrants (the "Warrants") to purchase the common stock, par value $0.01 per share (the "Common Stock") of Startec Global Communications Corporation (the "Company") and (ii) 200,226 shares of Common Stock (the "Warrant Shares") that may be issued from time to time upon the exercise of the Warrants. The Warrants and Warrant Shares may be offered and sold by the holders thereof or by their transferees, pledgees, donees, or successors (collectively the "Selling Holders") from time to time following the effective date of the registration statement (the "Warrant Registration Statement") of which this Prospectus forms a part. The Warrants and the Warrant Shares may be sold by the Selling Holders from time to time in privately negotiated transactions, in transactions in the over-the-counter market, on the Nasdaq National Market, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The Selling Holders may sell the Warrants and the Warrant Shares directly to purchasers or through underwriters, broker-dealers or agents. See "Plan of Distribution."

     The Warrants were originally issued and sold by the Company on May 21, 1998 as a part of an offering of 160,000 Units (the "Units"), each Unit consisting of $1,000 principal amount of its 12% Senior Notes due 2008 (the "Notes") and one Warrant, in an offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to
Section 4(2), Rule 144A and Regulation S thereunder. The 160,000 Warrants entitle the holders thereof to acquire an aggregate of 200,226 Warrant Shares, and are exercisable at any time and from time to time after November 15, 1998 through May 15, 2008 (the "Expiration Date"). Each Warrant entitles the holder thereof to purchase 1.25141 shares of Common Stock at an exercise price of $24.20 per share (the "Exercise Price"), subject to certain anti-dilution provisions. The Notes and the Warrants will not be separately transferable until the earliest of (i) November 15, 1998, (ii) an Exercise Event (as defined herein), (iii) the date the Exchange Offer Registration Statement (as defined herein) or the Shelf Registration Statement (as defined herein) is declared effective by the Securities and Exchange Commission (the "SEC") or (iv) such other date as Lehman Brothers Inc. shall determine. The registration of the Warrants and the Warrant Shares pursuant to the Warrant Registration Statement is intended to satisfy certain obligations of the Company under the registration rights provisions of an agreement relating to the Warrants between the Company and First Union National Bank, as Warrant Agent, dated May 21, 1998 (the "Warrant Agreement").

     The Company will not receive any proceeds from the sale of the Warrants or the Warrant Shares by the Selling Holders. To the extent that any Warrants are exercised, the Company will receive the Exercise Price for the Warrant Shares. Pursuant to the terms of the Warrant Agreement, the Company has agreed to bear the expenses incurred in connection with the registration of the Warrants and Warrant Shares being offered hereby; provided, however, that the Selling Holders will any underwriting discounts, selling commissions and transfer taxes (if any), applicable to their sales. In addition, the Company has agreed to indemnify the Selling Holders against certain liabilities, including liabilities under the Securities Act.

     The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Warrants and the Warrant Shares may be deemed to be "underwriters" and any discounts, commissions, concessions or other compensation received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting compensation within the meaning of the Securities Act. To the extent required, the names of any such agents or underwriters involved in the sale of the Warrants and the Warrant Shares and the applicable commissions and discounts, if any, and any other information with respect to a particular offer or sale will be set forth in an accompanying supplement to this Prospectus. See "Plan of Distribution."

     The Common Stock is listed on the Nasdaq National Market under the symbol "STGC." On September 23, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $7.00 per share. Application will be made to have the Warrant Shares approved for quotation on the Nasdaq National Market. Prior to this offering, there has been no public market for the Warrants and there can be no assurance that an active public market for the Warrants will develop or that, if a such a market develops, it will be maintained. The Company does not intend to apply for quotation of the Warrants on the Nasdaq Stock Market or for listing of the Warrants on any national securities exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE WARRANTS AND WARRANT SHARES.
                                ---------------
THE WARRANTS AND THE WARRANT SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES
        COMMISSION OR REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY
         STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------
                 THE DATE OF THIS PROSPECTUS IS _________, 1998.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "foresees," "plans," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward- looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, press releases or oral statements made by or with the approval of an authorized executive officer of the Company.

     Management wishes to caution the reader that the forward-looking statements contained in this Prospectus involve predictions. No assurance can be given that anticipated results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, those set forth in "Risk Factors" beginning on page 9 of this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the risk factors and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. References in this Prospectus to "Startec Global" and the "Company" refer to Startec Global Communications Corporation and its subsidiaries, and give effect to the Reorganization, except where the context otherwise requires. See "-- Holding Company Reorganization." References herein to numbers of residential customers and carrier customers as of any particular date are, in each instance, calculated on the basis of the 30-day measuring period ended on the reference date and the 90-day measuring period ended on the reference date, respectively. For definitions of certain technical and other terms used in this Prospectus, see "Glossary of Terms."


                                   THE COMPANY

OVERVIEW

     Startec Global is a rapidly growing, facilities-based international long distance telecommunications service provider. The Company markets its services to select ethnic residential communities throughout the United States and to leading international long distance carriers. The Company provides its services through a flexible, high-quality network of owned and leased transmission facilities, operating and termination agreements and resale arrangements. The Company currently owns and operates an international gateway switch in New York City and has ordered another international gateway switch expected to be deployed in Los Angeles in 1998. The Company also owns an international gateway switch in Washington, D.C. that is expected to be redeployed as a domestic switch during the fourth quarter of 1998. Including the Los Angeles switch, the Company expects to install up to 20 switches worldwide through 2000. Additionally, the Company has interests in several undersea cable facilities and plans to acquire additional interests in cable facilities linking North America with Europe, the Pacific Rim, Asia and Latin America, as well as linking the East Coast and West Coast of the United States. The Company operates seven points-of-presence ("P.O.P.") sites in the United States and the United Kingdom and plans to install up to three more in Europe by the end of 1998. The Company also plans to invest in or acquire two satellite earth stations during 1998 and 1999. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, P.O.P. sites and other network equipment to alternate locations from what is outlined above. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company had revenues of $85.9 million and $63.4 million, respectively.

     Startec Global was founded in 1989 to capitalize on the significant opportunity to provide international long distance services to select ethnic communities in major U.S. metropolitan markets that generate substantial long-distance traffic to their countries of origin. Until 1995, the Company concentrated its marketing efforts in the New York-Washington, D.C. corridor and focused on the delivery of international calling services to India. At the end of 1995, the Company expanded its marketing efforts to include the West Coast of the United States, and began targeting other ethnic groups in the United States, such as the Middle Eastern, Filipino and Russian communities. International traffic generated by the Company currently terminates primarily in Asia, the Pacific Rim, the Middle East, Africa, Eastern and Western Europe and North America. The number of the Company's residential customers has grown from 10,675 customers as of December 31, 1995 to 93,500 customers as of June 30, 1998.

     The Company uses sophisticated database marketing techniques and a variety of media to reach its targeted residential customers, including focused print advertising in ethnic newspapers, advertising on ethnic radio and television stations, direct mail, sponsorship of ethnic events and customer referrals. The Company's strategy is to provide overall value to its customers and combine competi-
tive pricing with high levels of service, rather than to compete on the basis of price alone. The Company provides responsive customer service 24 hours a day, seven days a week, in each of the languages spoken by the Company's targeted residential customers. The Company believes that its focused marketing programs and its dedication to customer service enhance its ability to attract and retain customers in a low-cost, efficient manner. Residential customers access the Company's network by dialing a carrier identification code prior to dialing the number they are calling. This service, known as "dial-around" or "casual calling," enables customers to use the Company's services without changing their existing long distance carriers. For the year ended December 31, 1997 and the six months ended June 30, 1998, residential customers accounted for approximately 33% and 38%, respectively, of the Company's net revenues. As part of its overall strategy, the Company seeks to increase the proportion of its net revenues derived from residential customers.

     In order to achieve economies of scale in its network operations and to balance its residential international traffic, in late 1995, the Company began marketing its excess network capacity to international carriers seeking competitive rates and high-quality transmission capacity. Since initiating its international wholesale services, the Company has expanded its number of carrier customers to 55 at June 30, 1998. For the year ended December 31, 1997 and the six months ended June 30, 1998, carrier customers accounted for approximately 67% and 62%, respectively, of the Company's net revenues.

BUSINESS STRATEGY

     The Company's objectives are to (i) become the leading provider of international long distance services to select ethnic residential communities in the United States, Canada and Europe with significant international long distance usage and (ii) leverage its residential long distance business to become a leading provider of wholesale carrier services on corresponding international routes. In order to achieve its objectives, the Company's strategy relies on the following elements:

     o Expand the addressable market. The Company currently serves residential customers in 17 major U.S. metropolitan markets and expects to enter up to three new metropolitan markets in 1998. The Company has also identified over 40 major markets outside the United States, primarily in Canada, Europe and Southeast Asia, which the Company believes are attractive for entry based on the demographic characteristics, traffic patterns, regulatory environment and availability of appropriate advertising channels. The Company anticipates entering up to 20 of these markets by the end of 2000. In addition, the Company seeks to increase its penetration of its existing and prospective markets by (i) targeting additional ethnic communities and (ii) marketing additional routes to existing customers who principally use the Company's services for one route.

     o Achieve "first-to-market" entry of select ethnic residential markets. The Company believes that it enjoys significant competitive advantages by establishing a customer base and brand name in select ethnic residential communities ahead of its competitors. The Company intends to capitalize on its proven marketing strategy to further penetrate select ethnic residential communities in the United States, Canada and Europe ahead of its competitors. The Company selects its target markets based on favorable demographics with respect to long distance telephone usage, including geographic immigration patterns, population growth and income levels. Targeting select ethnic communities also enables the Company to aggregate traffic along certain routes (which reduces its costs) and to focus on rapidly expanding and deregulating telecommunications markets. The Company's target residential customer base is comprised of emigrants from emerging markets in Asia, Eastern Europe, the Middle East, the Pacific Rim, Latin America and Africa.

     o Expand international network facilities. The Company plans to expand its international network facilities during 1998 and through 2000 by deploying 20 additional switches, installing P.O.P. sites, securing additional ownership interests in undersea cable facilities and investing in domestic cable facilties, investing in or acquiring two satellite earth stations and entering into operating agreements. By building network facilities and expanding operating agreements that enable it to carry an increasing percentage of its traffic on its own network ("on-net"), the Company believes that it will be able to reduce its transmission costs and reliance on other carriers and ensure greater control over quality of service. For the six months ended June 30, 1998, approximately 65% of the Company's residential traffic originated on-net. During the next three years, the Company expects to increase significantly the volume of its traffic that is originated, carried and terminated on-net.

               The Company intends to implement a network hubbing strategy, linking its existing and prospective customer base in the United States, Canada and Europe to call destinations in foreign countries through a network of foreign-based switches and other telecommunications equipment. The Company also plans to continue to enhance its termination options through additional operating agreements, transit arrangements and, if appropriate opportunities arise, strategic acquisitions and alliances. The Company has also taken steps to improve the quality of its network by upgrading its network monitoring and customer service centers, and plans to install enhanced software that will enable it to better monitor call traffic routing, capacity and quality.

     o Maximize network utilization and efficiency through wholesale carrier business. The Company intends to continue to market its international long distance services to existing and new carrier customers. Because the Company's residential minutes of use are generated primarily during non-business hours or on weekends, the Company has substantial capacity to offer to international carriers. The significant carrier traffic volume that the Company generates allows it to capture additional revenues, to increase economies of scale and to improve network efficiency.

     o Build customer loyalty. The Company seeks to build long-term customer loyalty through tailored in-language marketing efforts focusing on each target ethnic group's specific needs and cultural backgrounds, responsive customer service offering in-language services and involvement in its customers' communities through sponsorship of local events and other activities. The Company markets its residential services under the "STARTEC" name to enhance its name recognition and build brand loyalty in its target communities. The Company maintains a detailed information database of its customers, which it uses to monitor usage, track customer satisfaction and analyze a variety of customer behaviors, including retention and frequency of usage.

     o Pursue strategic acquisitions and alliances. In order to accelerate its business plan and take advantage of the rapidly changing telecommunications environment, the Company intends to carefully evaluate and pursue strategic acquisitions, alliances and investments. The Company, however, has no present commitments, agreements or understandings with respect to any particular acquisition, alliance or investment.

     The Company believes that, with the remaining net proceeds of the Notes Offering, it will have sufficient capital resources to fund its expansion plans through the end of the first quarter of 2000. The Company's ability to complete its strategic plan thereafter, however, will require significant additional capital.

MARKET OPPORTUNITY

     According to industry sources, the international telecommunications industry generated approximately $67 billion in revenues and 81 billion minutes of use during 1997. Industry sources indicate that the international telecommunications market is one of the fastest growing and most profitable segments of the global telecommunications industry. It is estimated that by the end of 2001 this market will have expanded to $98 billion in revenues and 153 billion minutes of use, representing compound annual growth rates from 1997 of 10% and 17%, respectively. The highly competitive and rapidly changing international telecommunications market has created a significant opportunity for carriers that can offer high-quality, low-cost international long distance service.

     Based on industry estimates, in 1997 approximately 70% of international long distance traffic was generated between North America and Western Europe. The Company's target market consists of a significant portion of the remaining 30% of the international long distance traffic, or approximately $20 billion in revenues and 24 billion minutes of use. The Company believes that international long distance usage in its target markets will grow at rates in excess of the international telecommunications market as a whole, primarily as a result of (i) continuing economic development in these markets with a corresponding investment in telephone and telecommunications infrastructure and (ii) continuing deregulation of these markets.

RECENT DEVELOPMENTS

                         HOLDING COMPANY REORGANIZATION

     In March 1998, the Company's Board of Directors approved a plan pursuant to which the Company's assets, liabilities and operations will be reorganized into a Delaware holding company structure (the "Reorganization"). The Reorganization was approved by the Company's stockholders at their annual meeting on July 31, 1998. Accordingly, the Company has incorporated a wholly-owned subsidiary corporation in Delaware ("Subsidiary Holdings") that is the owner of all of the outstanding voting capital stock of certain other newly-formed lower-tier subsidiaries, each of which will be responsible for distinct aspects of the Company's pre-Reorganization business, including separate subsidiaries responsible for (i) U.S. operations, (ii) finance and investments, and (iii) ownership of licenses. The Company has formed five additional lower-tier subsidiaries under the laws of foreign countries in order to optimize tax benefits and other advantages associated with such jurisdictions and the Company anticipates forming additional foreign subsidiaries as needed.

     The Reorganization will consist of (i) the transfer of substantially all of the Company's assets to the appropriate lower-tiered subsidiaries and (ii) the merger (the "Merger") of the Company with and into Subsidiary Holdings. Certain transfers are subject to federal and state regulatory approvals. On July 31, 1998, the Company received stockholder approval for the Merger and is awaiting such regulatory approvals. The Company anticipates completing the Reorganization in the fourth quarter of 1998. Pursuant to the Merger, the present holders of shares of Common Stock of the Company will receive shares of common stock in Subsidiary Holdings on a share-for-share basis. Upon completion of the transfers and the Merger, it is expected that Subsidiary Holdings will remain as the surviving entity and the Warrants will become warrants to purchase shares of the common stock of Subsidiary Holdings on the same terms and conditions as described herein. It is expected that Subsidiary Holdings' only assets will be its equity interests in its subsidiaries.

                                 NOTES OFFERING

     On May 21, 1998, the Company completed an offering (the "Notes Offering") of 160,000 Units, each Unit consisting of $1,000 principal amount of its 12% Notes and one Warrant, in an offering that was exempt from the registration requirements of the Securities Act pursuant to Section 4(2), Rule 144A and Regulation S thereunder. The Notes, in aggregate principal amount of $160,000,000, were issued pursuant to an indenture (the "Indenture") dated May 21, 1998 between the Company and First Union National Bank, as Trustee (the "Trustee").

     In  order  to fulfill its obligations under a Registration Rights Agreement by  and  among  the  Company, Lehman Brothers Inc., Goldman, Sachs & Co. and ING
Barings (U.S. Securities, Inc. as the Initial Purchasers of the Units (the "Initial Purchasers"), the Company has filed a registration statement (the "Exchange Offer Registration Statement") with the Commission and will conduct an exchange offer (the "Exchange Offer") pursuant to which it will offer to exchange up to $160,000,000 aggregate principal amount of its Series A Senior Notes due 2008 (the "Exchange Notes") for a like principal amount of the Notes. The terms of the Exchange Notes are identical in all material respects to those of the Notes, except that the Exchange Notes have been registered under the Securities Act, and, therefore, will not bear legends restricting their transfer. Under certain circumstances described in the Registration Rights Agreement, the Company may also be obligated to file an additional registration statement (the "Shelf Registration Statement") in order to permit holders of the Notes to resell such Notes. Upon completion of the transfers and the Reorganization (including the Merger) described above, it is expected that Subsidiary Holdings will remain as the surviving entity and as the obligor under the Notes and the Exchange Notes. Unless the context otherwise requires, the Notes and the Exchange Notes are referred to herein collectively as the "Notes."

     Interest on the Notes is payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 1998. The Notes are redeemable at the option of the Company in whole or in part at any time on or after May 15, 2003, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may, from time to time, redeem up to 35.0% of the originally issued aggregate principal amount of the Notes at the specified redemption prices plus accrued interest and Liquidated Damages, if any, to the date of redemption with the Net Cash Proceeds (as defined in the Indenture) of one or more Public Equity Offerings (as defined in the Indenture); provided that at least 65.0% of the originally issued aggregate principal amount of the Notes remains outstanding after such redemption. In the event of a Change of Control (as defined in the Indenture), each holder of the Notes has the right to require the Company to purchase all or any of such holder's Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

     The Company used approximately $52.4 million of the proceeds from the Notes Offering to purchase a portfolio of Pledged Securities (as defined in the Indenture) consisting of U.S. Governmental Obligations (as defined in the Indenture), which are pledged as security and restricted for use as the first six scheduled interest payments on the Notes.

     The Notes are unsecured obligations of the Company, rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes and will be pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company. The Notes require maintenance of certain financial and nonfinancial covenants, including limitations on additional indebtedness, restricted payments (including dividends), transactions with affiliates, liens and asset sales.

     The Notes and the Warrants will not be separately transferable until the earliest of (i) November 15, 1998, (ii) an Exercise Event, (iii) the date the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective by the Securities and Exchange Commission and (iv) such other date as Lehman Brothers Inc. shall determine.

                                -----------------

                    THE WARRANTS AND WARRANT SHARES OFFERING

     The Warrants were originally issued by the Company in the Notes Offering, pursuant to which 160,000 Units were issued and sold, with each Unit consisting of $1,000 principal amount of Senior Notes and one Warrant. The 160,000 Warrants entitle the holders thereof to acquire an aggregate of 200,226 Warrant Shares. The registration of the Warrants and the Warrant Shares pursuant to this Warrant Registration Statement is intended to satisfy certain obligations of the Company under the registration rights provisions of the Warrant Agreement. For additional information concerning the Warrants and the definitions of certain capitalized terms used below, see "Description of Warrants" and "Description of Capital Stock."

Warrants offered by the Selling
 Holders....................    Up to 160,000 Warrants.

Common Stock offered by the
 Selling Holders............    Up to 200,226 shares of Common Stock.

Common Stock outstanding be
 fore the Offering (1) .....    8,964,315 shares.

Common Stock to be outstand-
 ing after the Offering(1)(2)   9,164,541 shares.

Exercisability..............    The Warrants are exercisable at any time or from
                                time to time after November 15, 1998 until the Expiration Date.

Expiration Date.............    May 15, 2008.

Exercise  Price.............    Each  Warrant  entitles  the  holder  thereof to
                                purchase 1.25141 shares of Common Stock at an exercise price of $24.20 per share.

Anti-Dilution
 Provisions.................    The  number of shares of Common  Stock for which
                                each  Warrant is  exercisable  and the price per
                                share at which each Warrant is  exercisable  are
                                subject to  adjustment  upon the  occurrence  of
                                certain   events  as  provided  in  the  Warrant
                                Agreement.   See  "Description  of  Warrants  --
                                Adjustments."

Registration  Rights........    Pursuant to the Warrant  Agreement,  the Company
                                is  required  to keep the  Warrant  Registration
                                Statement   effective,    subject   to   certain
                                exceptions,  until the second anniversary of the
                                last date on which a Warrant was exercised  when
                                the  Warrant  Registration   Statement  was  not
                                effective  or  when  the  Warrant   Registration
                                Statement  was  suspended,  or such earlier time
                                when all of the Warrants  and/or  Warrant Shares
                                have  been   sold   pursuant   to  the   Warrant
                                Registration  Statement.   See  "Description  of
                                Warrants -- Registration Rights."

Use  of  Proceeds...........    The Company will not receive any  proceeds  from
                                either the sale of the  Warrants  or the sale of
                                the  Warrant  Shares  by  the  Selling  Holders.
                                Proceeds   received  by  the  Company  from  the
                                exercise of the  Warrants,  if any, will be used
                                for  the  purchase  of  telecommunications   and
                                related network equipment and general corporate purposes. See "Use of Proceeds."

Nasdaq  Listing.............    The  Warrants  will not be quoted on the  Nasdaq
                                Stock Market or listed or traded on any national securities exchange. Application will be made to have the Warrant Shares quoted along with the Company's Common Stock on the Nasdaq National
                                Market.

Nasdaq National Market
 symbol.....................    STGC

-----------
(1) Excludes (i) 7,950 shares of Common Stock issuable upon the exercise of options outstanding as of August 31, 1998 under the Company's Amended and Restated Stock Option Plan; (ii) 510,900 shares of Common Stock issuable upon the exercise of options outstanding as of August 31, 1998 under the Company's 1997 Performance Incentive Plan; and (iii) 620,126 shares of Common Stock issuable pursuant to the exercise of certain outstanding warrants.

(2)  Assumes that all of the Warrants are exercised.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Warrants or the Warrant Shares by the Selling Holders. To the extent that any Warrants are exercised, the Company will receive the proceeds from such exercises. The Company intends to use the proceeds, if any, from the exercise of the Warrants for the purchase of telecommunications and related network equipment and general corporate purposes. The net proceeds to the Company from the Notes Offering, after deducting discounts, commissions and expenses paid by the Company, were approximately $154.4 million. The Company applied approximately $52.4 million of such net proceeds to purchase the Pledged Securities. The Company intends to apply approximately $102.0 million to fund capital expenditures through the end of the first quarter of 2000 to expand and develop the Company's network, including the purchase and installation of switches and related network equipment (including software and hardware upgrades for current equipment), the acquisition of fiber optic cable facilities, and investments in and the acquisition of satellite earth stations.

                                -----------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE WARRANTS AND WARRANT SHARES.

                                -----------------
     The Company's executive offices are located at 10411 Motor City Drive, Bethesda, Maryland 20817, and its telephone number at that address is (301) 365-8959. The Company changed its name in 1997 from STARTEC, Inc. to Startec Global Communications Corporation.

                        SUMMARY FINANCIAL AND OTHER DATA

     The summary financial data presented below for the fiscal years ended December 31, 1995, 1996 and 1997 has been derived from the financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the six months ended June 30, 1997 and 1998 has been derived from the Company's unaudited financial statements. In the opinion of the Company's management, these unaudited financial statements include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year. The following information should be read in conjunction with the Company's financial statements and notes thereto presented elsewhere in this Prospectus. See "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                     SIX MONTHS ENDED
                                                         FISCAL YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                   ------------------------------------------   ---------------------------
                                                       1995           1996           1997           1997           1998
                                                   ------------   ------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT RATIOS AND OTHER DATA)
STATEMENT OF OPERATIONS DATA:
 Net revenues ..................................     $ 10,508       $ 32,215       $ 85,857       $ 28,836       $ 63,353
 Cost of services ..............................        9,129         29,881         75,783         25,250         54,485
                                                     --------       --------       --------       --------       --------
   Gross margin ................................        1,379          2,334         10,074          3,586          8,868
 General and administrative expenses ...........        2,170          3,996          6,288          2,461          6,852
 Selling and marketing expenses ................          184            514          1,238            306          1,761
 Depreciation and amortization .................          137            333            451            214            708
                                                     --------       --------       --------       --------       --------
   Income (loss) from operations ...............       (1,112)        (2,509)         2,097            605           (453)
 Interest expense ..............................          116            337            762            252          2,577
 Interest income ...............................           22             16            313              5          1,302
                                                     --------       --------       --------       --------       --------
   Income (loss) before income tax provi-
    sion .......................................       (1,206)        (2,830)         1,648            358         (1,728)

 Income tax provision ..........................           --             --             29              7             30
                                                     --------       --------       --------       --------       --------
   Net income (loss) ...........................     $ (1,206)      $ (2,830)      $  1,619       $    351       $ (1,758)
                                                     ========       ========       ========       ========       ========
   Basic earnings (loss) per share .............     $  (0.23)         (0.52)           0.26           0.06         (0.20)
   Diluted earnings (loss) per share ...........        (0.23)         (0.52)           0.25           0.06         (0.20)
   Weighted average common shares out-
    standing basic -- ..........................        5,317          5,403          6,136          5,403          8,926

   Weighted average common and equiva-
    lent shares outstanding -- diluted .........        5,317          5,403          6,423          5,589          8,926

OTHER FINANCIAL DATA:
 EBITDA(1) .....................................     $   (975)      $ (2,176)      $  2,548       $    819       $    255
 Capital expenditures ..........................          200            520          3,881            184          5,672

OTHER DATA:
 Residential customers .........................       10,675         27,797         71,583         43,700         93,500
 Carrier customers .............................            7             27             34             32             55
 Number of employees (full- and part-time
   at period end) ..............................           41             54            124             72            266

-----------
(1) EBITDA consists of earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statement of income or cash flow data computed in accordance with generally accepted accounting principles ("GAAP") or as a measure of a company's results of operations or liquidity. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company nevertheless believes that investors consider it a useful measure in assessing a company's ability to incur and service indebtedness.

                                  RISK FACTORS

     Prospective investors should consider carefully the risk factors set forth below, as well as the other information appearing in this Prospectus, before making an investment in the Warrants and the Warrant Shares.

SUBSTANTIAL INDEBTEDNESS; LIQUIDITY

     The Company has substantial indebtedness as a result of the Notes Offering. As of June 30, 1998, the Company had total assets of approximately $215.3 million, total Indebtedness (as defined in the Indenture) of approximately $158.6 million (including approximately $647,000 of Indebtedness, excluding the Notes) and stockholders' equity of approximately $32.3 million. For the fiscal year ended December 31, 1997, after giving pro forma effect to the Notes Offering and the application of the net proceeds therefrom as if the Notes
Offering had been consummated on January 1, 1997, the Company's EBITDA would have been approximately $2.5 million and its EBITDA would have been insufficient to cover fixed charges by approximately $17.4 million. The Indenture limits, but does not prohibit, the incurrence of Indebtedness by the Company and certain of its subsidiaries and does not limit the amount of Indebtedness that may be incurred to finance the cost of Telecommunications Assets (as defined in the Indenture). In the event of a bankruptcy, liquidation, dissolution or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. The Company anticipates that it and its subsidiaries will incur substantial additional Indebtedness in the future. See "-- Future Capital Needs; Uncertainty of Additional Funding; Discretion in Use of Proceeds of the Notes Offering," "Selected Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's financial statements and notes thereto presented elsewhere in this Prospectus.

     The level of the Company's indebtedness could have important consequences to investors, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments of interest on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company may become more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and
(vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.

     The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations, including interest payments on the Notes after May 15, 2001 and principal due at maturity. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon. Any such default could have a material adverse effect on the Company.

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DISTRIBUTIONS

     Upon consummation of the Reorganization, Startec Global will be a holding company, the principal assets of which will be the outstanding capital stock of its operating subsidiaries. As a holding company, the Company's internal sources of funds to meet its cash needs, including payment of principal and interest on the Notes, will be dividends from its subsidiaries, intercompany loans and other permitted payments from its direct and indirect subsidiaries, as well as its own credit arrangements, if any. Such operating subsidiaries of the Company will be legally distinct from the Company and will have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes or other indebtedness of the Company or to make funds available for such payments, and will not guarantee the Notes (except in limited circumstances). Additionally, the Company is in the process of organizing operating subsidiaries in jurisdictions outside the United States. The ability of the Company's operating subsidiaries to pay dividends, repay intercompany loans or make other distributions to Startec Global may be restricted by, among other things, the availability of funds, the terms of the indebtedness incurred by such operating subsidiaries, as well as statutory and other legal restrictions. The failure to pay any such dividends, repay intercompany loans or make any such other distributions would restrict Startec Global's ability to repay the Notes or other indebtedness of the Company and its ability to utilize cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary, and could otherwise have a material adverse effect upon the Company's business, financial condition and results of operations.

     Following the Reorganization, the Company will be a holding company that will conduct its business through its subsidiaries and, accordingly, claims of creditors of such subsidiaries will generally have priority on the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness (including the Notes). As a result, the Notes and certain other indebtedness of the Company will be effectively subordinated to all then existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. As of June 30, 1998, after giving pro forma effect to the Reorganization, the Company's consolidated subsidiaries would have had aggregate liabilities of $25.1 million, including approximately $647,000 of Indebtedness. Any right of the Company to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the Notes or certain other creditors of the Company to participate in those assets) will be effectively subordinated to the claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. In addition, holders of secured indebtedness of the Company would have a claim on the assets securing such indebtedness that is prior to the holders of the Notes and would have a claim that is pari passu with the holders of the Notes to the extent such security did not satisfy such indebtedness. After the consummation of the Reorganization, the Company will have no significant assets other than its equity interests in the Company's subsidiaries, which may be pledged in the future to secure one or more credit facilities.

HISTORY OF LOSSES; NEGATIVE EBITDA; UNCERTAINTY OF FUTURE OPERATING RESULTS

     Although the Company has experienced significant revenue growth in recent years, the Company had an accumulated deficit of approximately $7.2 million as of June 30, 1998 and its operations have generated a net loss in three of the last four fiscal years and negative cash used in operating activities in each of the last four fiscal years. The Company expects to generate negative EBITDA and significant operating losses and net losses for the foreseeable future as a result of its significant debt service requirements and the additional costs it expects to incur in connection with the development and expansion of its network, the expansion of its marketing programs and its entry into new markets and the introduction of new telecommunications services. Furthermore, the Company expects that its operations in new target markets will experience negative cash flows until an adequate customer base and related revenues have been established. The Company must substantially increase its net cash flow in order to meet its debt service obligations. There can be no assurance that the Company's revenue will continue to grow or be sustained in future periods or that the Company will be able to achieve and sustain profitability or positive cash flow from operating activities in any future period. In the event the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service obligations or working capital requirements, which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "-- Future Capital Needs; Uncertainty of Additional Funding; Discretion in Use of
Proceeds of the Notes Offering" and "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; DISCRETION IN USE OF PROCEEDS OF THE NOTES OFFERING

     The implementation of the Company's strategic plan, including the development and expansion of its network facilities, expansion of its marketing programs and funding of operating losses and working capital needs, will require significant investment. The Company expects that the net proceeds of the Notes Offering, together with cash on hand and cash flow from operations, will provide the Company with sufficient capital to fund currently planned capital expenditures and anticipated operating losses until approximately the end of the first quarter of 2000. Based on its current plans, however, the Company will require approximately $40 million of additional capital to complete its network deployment plans through the end of 2000. Moreover, there can be no assurance that the Company will not need additional financing sooner than currently anticipated. The need for additional financing will depend on a variety of factors, including the rate and extent of the Company's expansion in existing and new markets, the cost of an investment in additional switching and transmission facilities and ownership rights in fiber optic cable, the incurrence of costs to support the introduction of additional or enhanced services, and increased sales and marketing expenses. In addition, the Company may need additional financing to fund unanticipated working capital needs or to take advantage of unanticipated business opportunities, including acquisitions, investments or strategic alliances. The amount of the Company's actual future capital requirements also will depend upon many factors that are not within the Company's control, including competitive conditions and regulatory or other government actions. In the event that the Company's plans or assumptions change or prove to be inaccurate or the net proceeds of the Notes Offering, together with cash on hand and internally generated funds, prove to be insufficient to fund the Company's growth and operations as currently anticipated through the end of the first quarter of 2000, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company may be required to seek additional financing or to sell assets. In addition, although the deposit of the Pledged Securities assures holders of the Notes that they will receive all scheduled cash interest payments on the Notes through May 15, 2001, the Company may require additional financing in order to pay interest on the Notes thereafter and to repay the Notes at maturity. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company expects that it will seek to raise additional capital from public and/or private equity and/or debt sources to fund the shortfall in its cash resources expected to occur at the end of the first quarter of 2000. There can be no assurance, however, that the Company will be able to obtain additional financing or, if obtained, that it will be able to do so on a timely basis or on terms favorable to the Company. If the Company is able to raise additional funds through the incurrence of debt, it would likely become subject to additional restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could adversely affect the Company's business, financial condition and results of operations, its ability to compete and its ability to meet its obligations under the Notes.

     Although the Company intends to implement the capital spending plan described in this Prospectus, it is possible that unanticipated business opportunities may arise which the Company's management may conclude are more favorable to the long-term prospects of the Company than those contemplated by the current capital spending plan. The Company's management has significant discretion in its decisions with respect to when and how to utilize the proceeds of the Notes Offering.

INTENSE COMPETITION

     The international telecommunications industry is intensely competitive and subject to rapid change precipitated by changes in the regulatory environment and advances in technology. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in the United States and in each of its international markets, including the respective PTT in many of the countries in which the Company operates or plans to operate in the future. Other competitors of the Company include large, facilities-based, multinational carriers such as AT&T, Sprint and MCI World-

Com and smaller facilities-based wholesale long distance service providers in the United States and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services, and global alliances among some of the world's largest telecommunications carriers, such as Global One (Sprint, Deutsche Telekom and France Telecom). The telecommunications industry is also being impacted by a large number of mergers and acquisitions including recent announcements regarding a proposed joint venture between the international operations of AT&T and British Telecom, the proposed acquisition of TCI by AT&T, and the proposed mergers of SBC and Ameritech and GTE and Bell Atlantic. International telecommunications providers such as the Company compete for residential customers on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services, and compete for carrier customers primarily on the basis of price and network quality. Residential customers frequently change long distance providers in response to competitors' offerings of lower rates or promotional incentives, and, in general, because the Company is currently a dial-around provider, its customers can switch carriers at any time. In addition, the availability of dial-around long distance services has made it possible for residential customers to use the services of a variety of competing long distance providers without the necessity of switching carriers. However, as a result of revisions to FCC regulations, beginning on July 1, 1998, all telecommunications companies were required to migrate from their existing five digit CIC codes to new seven-digit CIC codes. Though the Company experienced no material impact on its residential business in July 1998 as a result of the migration, the migration to seven-digit CIC Codes may adversely affect revenues from the Company's residential customers as a result of actual or perceived difficulties in making long distance calls using the longer code. The Company's carrier customers generally also use the services of a number of international long distance telecommunications providers, and these carrier customers are especially price sensitive. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications industry. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for both international and domestic calls originating in the United States. Such a strategy, if widely adopted, could have an adverse effect on the Company's business, financial condition and results of operations if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. In recent years, prices for international long distance services have decreased substantially, and are expected to continue to decrease, in most of the markets in which the Company currently competes or which it may enter in the future. The intensity of such competition has recently increased, and the Company expects that such competition will continue to intensify as the number of new entrants increases as a result of the competitive opportunities created by the Telecommunications Act of 1996 (the "1996 Telecommunications Act"), implementation by the FCC of the commitment of the United States to the World Trade Organization ("WTO") and changes in legislation and regulation in various foreign markets. There can be no assurance that the Company will be able to compete successfully in the future.

     The telecommunications industry is also experiencing change as a result of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as those proposed by Iridium LLC and Globalstar, L.P., utilization of the Internet for international voice and data communications, and digital wireless communication systems such as Personal Communications Systems ("PCS"). The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

RISKS  OF  INTERNATIONAL  TELECOMMUNICATIONS  BUSINESS;  ENTRY  INTO  DEVELOPING
MARKETS

     To date, the Company has generated substantially all of its revenues from international long distance calls originating in the United States. However, the Company's expansion strategy will require it to commence operations in a number of foreign countries, which will expose the Company to the risks inherent in doing business on an international level. These risks include unexpected changes in regulatory requirements or administrative practices; value added tax, tariffs, customs, duties and other trade barriers; difficulties in staffing and managing foreign operations; problems in collecting accounts receiv-
able; political risks; fluctuations in currency exchange rates; foreign exchange controls which restrict or prohibit repatriation of funds; technology export and import restrictions or prohibitions; delays from customs brokers or government agencies; seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; potential adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws; and other factors which could materially adversely impact the Company's current and planned operations. Moreover, the international telecommunications industry is changing rapidly due to deregulation, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies. There can be no assurance that one or more of these factors will not vary in a manner that could have a material adverse effect on the Company.

     A key component of the Company's business strategy is its planned expansion into international markets, including markets in which it has limited or no operating experience. The Company intends to pursue arrangements with foreign correspondents to gain access to and terminate its traffic in those markets. In many of these markets, the government may control access to the local networks and otherwise exert substantial influence over the telecommunications market, either directly or through ownership or control of the PTT. In addition, in many international markets, the PTTs control access to the local networks, enjoy better brand name recognition and customer loyalty and possess significant operational economies, including a larger backbone network and operating agreements with other PTTs. Pursuit of international growth opportunities may require significant investments for extended periods of time before returns, if any, on such investments are realized. Obtaining licenses in certain targeted countries may require the Company to commit significant financial resources, which investments may not yield positive net returns in such markets for extended periods of time, if ever. Further, there can be no assurance that the Company will be able to obtain all or any of the permits and licenses required for it to operate, obtain access on a timely basis (or at all) to local transmission facilities or sell and deliver competitive services in these markets. Incumbent U.S. carriers serving international markets also may have better brand recognition and customer loyalty, and significant operational advantages over the Company. The Company has limited recourse if its foreign partners fail to perform under their arrangements with the Company, or if foreign governments, PTTs or other carriers take actions that adversely affect the Company's ability to gain entry into those markets.

     The Company is also subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or maintaining business. Although Company policy prohibits such actions, the Company may be exposed to liability under the FCPA as a result of past or future actions taken without the Company's knowledge by agents, strategic partners and other intermediaries.

SUBSTANTIAL GOVERNMENT REGULATION

     As a multinational telecommunications company, the Company is subject to varying regulation in each jurisdiction in which it provides services, and it may be affected indirectly by the laws of other jurisdictions insofar as they affect foreign carriers with which the Company does business. The FCC and the PSCs generally have the authority to condition, modify, cancel, terminate or revoke the Company's operating authority for failure to comply with federal or state law. Fines or other penalties also may be imposed for such violations. Because regulatory frameworks in many countries are relatively new, it is difficult to assess the potential for enforcement action in such countries. Any regulatory enforcement action by U.S. or foreign authorities could have a material adverse effect on the Company's business, financial conditions and results of operations. See "Business -- Government Regulation."

     United States Domestic Regulations

     In the United States, the Company's provision of services is subject to the Communications Act of 1934, as amended, and FCC regulations thereunder, as well as the applicable law and regulations of the various states. Regulatory requirements have recently changed and will continue to change. Among other things, such changes may affect the ability of the Company to compete with other service providers, continue providing the same services, or introduce new services. The impact on the Company's operations of any changes in applicable regulatory requirements cannot be predicted.

     Federal and State Transactional Approvals. The FCC and certain PSCs require telecommunications carriers to obtain prior approval for providing certain telecommunications services, assignment or transfer of control of licenses, corporate reorganizations, acquisition of operations, and assignment of assets. Such requirements may have the effect of delaying, deterring or preventing a change in control of the Company. Six of the states in which the Company is certificated provide for prior approval or notification of the issuance of securities by the Company. Because of time constraints, the Company may not have obtained such approval from all of the states prior to consummation of the Exchange Offer. The Company's intrastate revenues for the second quarter of 1998 for each of these states was less than $5,000. After consultation with regulatory counsel, the Company believes that such approvals will be granted and that obtaining such approvals subsequent to the Exchange Offer should not result in any material adverse consequences to the Company, although there can be no assurance that such consequences will not result.

     Access Charges. Under alternative rate structures being considered by the FCC, LECs would be permitted to allow volume discounts in the pricing of interstate access charges that long distance carriers such as the Company pay to originate and terminate calls. The RBOCs and other LECs also have been seeking greater pricing flexibility and reduction of intrastate access charges from the PSCs. Although the outcome of these proceedings is uncertain, if LECs are permitted to utilize more flexible rate structures, smaller long distance carriers like the Company could be placed at a significant cost disadvantage with respect to larger competitors.

     Universal Service. The Company and its U.S. competitors are required to make FCC-mandated contributions to a universal service fund to subsidize telecommunications services for low-income persons and certain other users. The level of such contributions for 1998 and future years is unclear, and there can be no assurance that the Company will be able fully to pass these costs on to its customers or that doing so will not result in a loss of customers. Although the Company has filed a request for forebearance/exemption from the universal service fund with the FCC, there can be no assurance that this request will be granted.

     United States International Regulations

     WTO Agreement. Pursuant to an agreement on basic telecommunications services concluded under the auspices of the World Trade Organization (the "WTO Agreement"), 69 countries comprising more than 90% of the global market for telecommunications services have agreed to permit varying degrees of competition from foreign carriers. The WTO Agreement is expected to be implemented by most signatory countries in 1998, although there may be substantial delays. The Company believes that the WTO Agreement will increase opportunities for the Company and its competitors. The precise scope and timing of the implementation of the WTO Agreement, however, remain uncertain, and there can be no assurance that the WTO Agreement will result in beneficial regulatory liberalization.

     On November 26, 1997, the FCC adopted a new order (the "Foreign Participation Order") to implement U.S. obligations under the WTO Agreement. The Foreign Participation Order establishes an open entry standard for carriers from WTO member countries, generally facilitating market entry for such applicants by eliminating certain existing tests. These tests remain in effect, however, for carriers from non-WTO member countries. Petitions for reconsideration of the Foreign Participation Order are pending at the FCC. Implementation of the Foreign Participation Order could increase competition in the Company's markets.

     United States International Settlements Policy and Foreign Entry and Affiliate Rules. The FCC's International Settlements Policy ("ISP") governs the settlement between U.S. carriers and their foreign correspondents of the cost of terminating their calls in the other's network. U.S. international carriers, including the Company, are subject to the FCC's international accounting "benchmark" rates, which are the FCC's ceilings for prices that U.S. carriers should pay for international settlements. The FCC could find that certain settlement rate terms of the Company's foreign carrier agreements do not meet the ISP requirements, absent a waiver. Although the FCC generally has not issued penalties in this area, it could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the ISP. The Company does not believe that any such fine or order would have a material adverse effect on the Company.

     In the  recently-adopted  International  Settlement  Rates  Order,  the FCC conditioned facilities-based authorizations for service on a route on which a carrier has a foreign affiliate upon the foreign affiliate offering all other U.S. carriers a settlement rate at or below the relevant benchmark. The FCC also conditioned any authorization to provide switched services over either facilities-based or resold international private lines upon the condition that at least half of the facilities-based international message telephone service ("IMTS") traffic on the subject route is settled at or below the relevant benchmark rate. Under the Foreign Participation Order, however, if the subject route does not comply with the benchmark requirement, a carrier can demonstrate that the foreign country provides "equivalent" resale opportunities. Accordingly, the Company is permitted to resell private lines for the provision of switched services to any country that either has been found to comply with the benchmarks or to offer equivalent resale opportunities, but must obtain prior FCC approval in order to provide resold private lines to any country in which it has an affiliated carrier that has not been found by the FCC to lack market power. The International Settlement Rates Order has been appealed before the courts and the FCC. These proceedings are still pending. The Company cannot predict the outcome of these preceding or their possible impact on the Company.

     Alternative Routing Through Transiting, Refiling and ISR. The FCC is currently considering whether to limit or prohibit certain procedures whereby a carrier routes, through facilities in a third or intermediate country, traffic originating from one country and destined for another country. The FCC has permitted third country calling under certain pricing and settlement rules, where all countries involved consent to this type of routing arrangement, referred to as "transiting." Under certain arrangements referred to as "refiling," however, traffic appears to originate in the intermediate country and the carrier in the ultimate destination country does not necessarily recognize or consent to the receipt of traffic from the originating country. The FCC to date has made no pronouncement as to whether refile arrangements, which avoid settlements between the actual originating and destination countries, comport either with U.S. or ITU regulations. A 1995 petition for a declaratory ruling on these issues remains pending. To the extent that the Company utilizes transiting or refiling, an FCC determination with respect to the permissibility of, or conditions on, these international routing arrangements could have a material adverse effect on the Company's business, financial condition or results of operations.

     United States Regulation of Internet Telephony. The Company knows of no domestic or foreign laws that prohibit voice communications over the Internet. In December 1996, the FCC initiated a Notice of Inquiry (the "Internet NOI") regarding whether to impose regulations or surcharges upon providers of Internet access and Information Services. In April 1998, the FCC filed a report with Congress stating that Internet access falls into the category of information services, and hence should not be subject to common carrier regulation, including the obligation to pay access charges, but that the record suggests that some forms of Internet Telephony may be more like telecommunications services then information services, and hence subject to common carrier regulation. In addition, federal legislation that would either regulate or exempt from regulation services provided over the Internet has been proposed. PSCs may also retain jurisdiction to regulate the provision of intrastate Internet telephone services. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation or charges on Internet Telephony or other Internet-related services, nor can it predict the impact that future regulation will have on the Company's operations. There can be no assurances that any such regulation will not materially adversely affect the Company's business, financial condition or results of operation.

     European Union Regulations

     EU member states are required to adopt national legislation to implement EU directives aimed at liberalizing telecommunications markets in their countries. Some EU member states have so far failed to implement such directives properly. This could limit, constrain or otherwise adversely affect the Company's ability to provide certain services. Even if a national government enacts appropriate regulations within the time frame established by the EU, there may be significant resistance to the implementation of such legislation from incumbent telecommunications operators, regulators, trade unions and other sources. For example, in France, the telecommunications workers union has stated its objection to the current move towards liberalization. In some EU member states, telecommunications operators that do not operate their own infrastructure are subject to less favorable terms of interconnection to the local PTT. Furthermore, the ease with which new entrants may obtain telecommunications licenses varies greatly among EU member states. The above factors could have a material adverse effect on the Company's operations by preventing the Company from expanding its operations as currently intended, as well as a material adverse effect on the Company's business, financial conditions and results of operations. The Company's provision of services in Western Europe may also be affected if any EU member state imposes greater restrictions on non-EU international service than on such service within the EU. Moreover, the EU regime on data protection is fairly strict with respect to the processing of personal data, which may adversely affect the Company's marketing in Europe.

     Other Jurisdictions

     The Company intends to expand its operations into other jurisdictions as such markets are liberalized and the Company is able to offer a full range of switched public telephone services to its customers. In countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the liberalization programs which could delay or make more expensive the Company's entry into such additional markets. The ability of the Company to enter a particular market and provide telecommunications services, particularly in developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event the Company is able to gain entry to such a market, no assurances can be given that the Company will be able to provide a full range of services in such market, that it will not have to significantly modify its operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on the Company's business, results of operations or financial condition.

MANAGEMENT OF GROWTH

     The Company's recent growth and expansion and its strategy to continue such growth and expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources  and  increased  demands on its systems and  controls.  The  Company's growth also has increased responsibilities for its management personnel. In order to manage its growth effectively, the Company must continue to expand its network and infrastructure, enhance its management, financial and information systems, attract additional managerial, technical and customer service personnel, and train and manage its personnel base. Competition for qualified employees in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the industry who may be available to the Company. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionately high fixed expenses. In addition, as the Company increases its service offerings and expands its target markets in the U.S. and overseas, there will be additional demands on its customer service, marketing and administrative resources. Failure of the Company to successfully manage its expansion could materially adversely affect the Company's business, financial condition and results of operations.

RESPONSE RATES; RESIDENTIAL CUSTOMER ATTRITION

     The Company is significantly affected by the residential customer response rates to its marketing campaigns and residential customer attrition rates. Decreases in residential customer response rates or increases in the Company's residential customer attrition rates could have a material adverse impact on the Company's business, financial condition and results of operations. Additionally, the FCC mandated that as of July 1, 1998, all telecommunications companies must migrate from their existing five-digit CIC codes (10+XXX) to seven-digit CIC codes (10+10+XXX). This mandate has necessitated changes in the dialing patterns of the Company's residential customers in order to use the Company's dial-around services. Though the Company experienced no material impact on its residential business since July 1, 1998 as a result of the migration, actual or perceived difficulties in making long distance calls using the longer code could have a material adverse effect on the Company's residential business.

RISKS ASSOCIATED WITH EXPANSION AND OPERATION OF THE NETWORK

     The success of the Company is largely dependent upon its ability to operate, expand, manage and maintain its network so that it is able to deliver high quality, uninterrupted telecommunications services. In particular, the Company's ability to increase revenues will depend on its ability to expand the capacity of, and eliminate bottlenecks that have developed from time to time on, the Company's network. Any failure of the Company's network or other systems or hardware that causes interruptions in the Company's operations could have a material adverse effect on the Company, including adverse effects on its customer relationships. The Company's operations are also dependent on its ability to successfully integrate new technologies and equipment into the network. Increases in the Company's traffic, the build-out of its network, and the integration of new technologies and equipment into the network will place additional strains on the Company's systems, and there can be no assurance that the Company will not experience system failures. In addition, while the Company performs the majority of the maintenance of its owned transmission facilities, it depends upon services provided by Nortel under a service and support contract to resolve problems with its New York City-based switch that the Company is unable to resolve. The Company also depends upon third parties for maintenance of facilities which it leases and fiber optic cable lines in which the Company has an IRU or other use arrangement. Frequent, significant or prolonged system failures, or difficulties experienced by customers in accessing or maintaining connection with the Company's network could substantially damage the Company's reputation, result in customer attrition and have a material adverse effect on its business, financial condition or results of operations.

DEPENDENCE ON KEY CUSTOMERS; BAD DEBT EXPOSURE

     Although the composition of the Company's carrier customer base varies from period to period, during the year ended December 31, 1997, the Company's five largest carrier customers accounted for approximately 47% of the Company's net revenues, with WorldCom and Frontier accounting for approximately 23% and 14%, respectively. In addition, for the six months ended June 30, 1998, the Company's five largest carrier customers accounted for approximately 33% of the Company's net revenues, with WorldCom accounting for approximately 19% of net revenues during that period. No other carrier customer accounted for more than 10% of the Company's net revenues during 1997 or the first six months of 1998. The
Company's agreements and arrangements with its carrier customers generally may be terminated on short notice without penalty, and do not require the carriers to maintain their current levels of use of the Company's services. The Company's carrier customers tend to be price sensitive and often move their business based solely on incremental changes in price. Carriers also may terminate their relationship with the Company or substantially reduce their use of the Company's services for a variety of other reasons, including problems with transmission quality and customer service, changes in the regulatory environment, increased use of the carriers' own transmission facilities, and other factors which may be beyond the Company's control. In addition, the effect of proposed mergers and alliances in the telecommunications industry may potentially reduce the number of customers that purchase wholesale international long distance services from the Company. A loss of a significant amount of carrier business could have a material adverse effect on the Company's business, financial condition and results of operations.

     The concentration of carrier customers also increases the risk of non-payment or difficulties in collecting the full amounts due from customers. The Company's four largest carrier customers represented approximately 44% and 31% of gross accounts receivable as of December 31, 1997 and June 30, 1998, respectively. The Company performs initial and ongoing credit evaluations of its carrier customers in an effort to reduce the risk of non-payment. There can be no assurance that the Company will not experience collection difficulties or that its allowances for non-payment will be adequate in the future. If the Company experiences difficulties in collecting accounts receivable from its significant carrier custom-ers, its business, financial condition and results of operations could be materially adversely affected. In addition, although the Company reserves for the risk of non-payment with respect to its residential customers taken as a whole, the Company does not believe that the risk of non-payment with respect to any single or concentrated group of residential customers is significant. See "Business -- Customers."

DEPENDENCE ON AVAILABILITY OF TRANSMISSION FACILITIES

     Historically, substantially all of the telephone calls made by the Company's customers have been carried and terminated through transmission lines of facilities-based long distance carriers, which provide the Company transmission capacity through a variety of lease and resale arrangements ("off-net"). For both the year ended December 31, 1997 and the six months ended June 30, 1998, 95% of the Company's traffic was terminated off-net. The Company's ability to maintain and expand its business is dependent, in part, upon the Company's ability to maintain satisfactory relationships with these carriers, many of which are, or may in the future become, competitors of the Company. The Company's lease arrangements generally do not have long terms and its resale agreements generally permit price adjustments on short notice, which makes the Company vulnerable to adverse price and service changes or terminations. Although the Company believes that its relationships with these carriers generally are satisfactory, the failure to maintain satisfactory relationships with one or more of these carriers could have a material adverse effect upon the Company's business, financial condition and results of operations. During the fiscal year ended December 31, 1997, WorldCom and Pacific Gateway Exchange accounted for approximately 13% and 12%, respectively, of the Company's acquired transmission capacity (on a cost of services basis). During the six months ended June 30, 1998, Pacific Gateway Exchange accounted for approximately 11% of the Company's acquired transmission capacity (on a cost of services basis). No other supplier accounted for 10% or more of the Company's acquired transmission capacity during 1997 or the first six months of 1998. See "Business -- The Startec Global Network."

     The future profitability of the Company will depend in part on its ability to obtain and utilize transmission facilities on a cost effective basis. Presently, the terms of the Company's agreements for transmission lines subject the Company to the possibility of unanticipated price increases and service cancellations. Although the rates the Company is charged generally are less than the rates the Company charges its customers for connecting calls through these lines, to the extent these costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases in particular international markets, however, the Company intends to reduce its use of variable usage arrangements and, to the extent feasible and cost-justified, enter into fixed leasing arrangements on a longer-term basis and/or construct or acquire additional transmission facilities of its own. To the extent the Company enters into such fixed arrangements and/or increases its owned transmission facilities and incorrectly projects traffic volume in particular markets, it would experience higher fixed costs without any concomitant increase in revenue. See "-- Substantial Government Regulation" and "Business -- Government Regulation."

     The Company owns IRUs in, and has other access rights to, a number of undersea fiber optic cable systems, and the acquisition of additional IRUs in, and other access rights to, undersea fiber optic cable transmission lines is a key element of the Company's business strategy. Because undersea fiber optic lines typically take several years to plan and construct, international long distance service providers generally make investments based on forecasts of anticipated traffic. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive investments by the Company in undersea cable and disproportionately high fixed expenses. The Company will be subject to similar risks with respect to its decisions to invest in and acquire satellite earth stations. The Company generally does not control the planning or construction of undersea fiber optic cable transmission lines, and must seek access to such facilities through partial ownership positions or through lease and other access arrangements on negotiated terms that may vary with industry and market conditions. There can be no assurance that undersea fiber optic cable transmission lines will be available to the Company to meet its current and/or projected international traffic volume, or that such lines will be available on satisfactory terms. See "Business -- The Startec Global Network."

DEPENDENCE ON FOREIGN CALL TERMINATION ARRANGEMENTS

     The Company currently offers U.S.-originated international long distance service globally through a network of operating agreements, resale arrangements, transit and refile agreements, and various other foreign termination arrangements. The Company's ability to terminate traffic in its targeted foreign markets is an essential component of its service. The ability to terminate traffic on a cost-effective basis is an essential component of the Company's business plan. Accordingly, the Company is dependent upon its operating agreements and other termination arrangements. The Company's strategy is based on its ability to enter into and maintain: (i) operating agreements with PTTs in countries that have yet to become deregulated so it will be able to terminate traffic in, and receive return traffic from, those countries; (ii) operating agreements with PTTs and emerging carriers in foreign countries whose telecommunications markets have been deregulated so it will be able to terminate traffic in those countries; and (iii) interconnection agreements with the PTT in each of the countries in which the Company has operating facilities so it will be able to terminate traffic in each such country. Although to date the Company has negotiated and maintained operating agreements and termination arrangements sufficient for its current business and traffic levels, there can be no assurance that the Company will be able to negotiate additional operating agreements or termination arrangements or maintain such existing or additional agreements or arrangements in the future. Cancellation of certain operating agreements or other termination arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the failure to enter into additional operating agreements and termination arrangements could limit the Company's ability to increase its services to its current target markets, gain entry into new markets, or otherwise increase its revenues and control its costs.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS; YEAR 2000 TECHNOLOGY RISKS

     In the normal course of its business, the Company must record and process significant amounts of data quickly and accurately in order to bill for the services it provides to customers, to ensure that it is properly charged by vendors for services it uses and to achieve operating efficiencies and otherwise manage its growth. Although the Company believes that its current management information systems are sufficient to meet its present demands, these systems have not grown at the same rate as the Company's business and it is anticipated that additional investments in these systems will be needed. There can be no assurance, however, that the Company will not encounter difficulties in the acquisition, implementation, integration and ongoing use of any additional management information systems resources, including possible delays, cost-overruns or incompatibility with the Company's current information systems resources or its business needs. In addition, the LECs currently provide billing services for long distance providers such as the Company, although they are not obligated to do so. As a result, any change in billing practices by the LECs, including termination of billing services for long distance providers, may disrupt the Company's operations and materially and adversely affect its business, results of operations and financial condition. See "Business -- Management Information and Billing Systems."

     A significant percentage of the software that runs many computer systems relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail to properly interpret these two-digit date codes, misinterpreting "00" as the year 1900 rather than 2000, which could result in processing errors or system failures. The Company's management is currently in the process of assessing the nature and extent of the potential impact of the Year 2000 issue on its systems and applications, including its billing, credit and call tracking systems, and intends to take steps to prevent failures in its systems and applications relating to Year 2000. The majority of the Company's operating systems are relatively new and have been certified to the Company as being Year 2000 compliant. Despite the fact that the majority of the Company's systems have been certified as Year 2000 compliant, there can be no assurance that the Company's systems will not be adversely affected by the Year 2000 issue. In addition, computers used by the Company's vendors providing services to the Company or computers used by the Company's customers that interface with the Company's computer systems may have Year 2000 problems, any of which may adversely affect the ability of those vendors to provide services to the Company, or in the case of the Company's carrier customers, to make payments to the Company. If any of such systems fails or experiences processing errors, such failures or errors may disrupt or corrupt the Company's systems. The Company is utilizing its current management information systems staff to conduct its third party compliance analysis and has sent requests to 12 of its top telephony carrier customers and vendors requesting a detailed written description of the status of their Year 2000 compliance efforts. Although management has not yet finalized its analysis, it does not expect that the costs to properly address the Year 2000 issue will have a material adverse effect on its results of operations or financial position. Failure of any of the Company's systems or applications or the failure of, or errors in, the computer systems of its vendors or carrier customers could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EFFECT OF RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is characterized by rapid and significant technological advancements and introductions of new products and services employing new technologies. Improvements in transmission equipment, the development of switching technology or advances in Internet Telephony allowing the simultaneous transmission of voice, data and video, and the commercial availability of domestic and international switched voice, data and video services at prices lower than comparable services offered by the Company are all possible developments that could adversely affect the Company. The Company's profitability will depend on its ability to anticipate and adapt to rapid technological changes, acquire or otherwise access new technology, and offer, on a timely and cost-effective basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to adapt to such technological changes, continue to offer competitive services at competitive prices or obtain new technologies on a timely basis on satisfactory terms or at all. Failure to adapt to rapid technological changes could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH STRATEGIC ALLIANCES, ACQUISITIONS AND INVESTMENTS

     As part of its business strategy, the Company may enter into strategic alliances with, or acquire or make strategic investments in, businesses that it believes are complementary to the Company's current and planned operations. The Company, however, has no present commitments, agreements or understandings with respect to any particular alliance, acquisition or investment. Any future strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in such transactions, including those associated with assimilating the operations and personnel of acquired companies, potential disruption of the Company's ongoing business, inability of management to maximize the financial and strategic position of the Company by the successful incorporation of the acquired technology, know-how, and rights into the Company's business, maintenance of uniform standards, controls, procedures and policies, and impairment of relationships with employees and customers as a result of changes in management. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with strategic alliances, investments or acquisitions.

     Expansion through joint ventures may involve additional risks for the Company. The Company may not have a majority or controlling ownership interest in the joint venture entity, may not control the joint venture's board of directors or similar governing authority, and may not otherwise control its operations or assets. There is also a risk that the Company's joint venture partner or partners may have economic, business or legal interests or goals that are not consistent with those of the joint venture or the Company, or that such goals will diverge over time. In addition, there is a risk that a joint venture partner may be unable to meet its economic or other obligations to the joint venture, in which case it may become necessary for the Company to fulfill those obligations.

     Further, if the Company were to proceed with one or more significant strategic alliances, acquisitions or investments in which the consideration given by the Company consists of cash, the Company may incur Indebtedness or use a substantial portion of its available cash to consummate such transactions. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisitions of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company. The financial impact of acquisitions, investments and strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of its management team and technical, marketing and customer service personnel including, in particular, Ram Mukunda, President, Chief Executive Officer and Treasurer, and Prabhav V. Maniyar, Senior Vice President, Chief Financial Officer and Secretary, of the Company. Messrs. Mukunda and Maniyar have employment agreements with the Company. See "Management -- Employment Agreements." The Company maintains "key man" life insurance on Mr. Mukunda.

     The Company's success also depends on its ability to attract and retain additional qualified management, technical, marketing and customer service personnel. Competition for qualified employees in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the industry who may be available to the Company. The process of locating personnel with the combination of skills and attributes required to implement the Company's strategies is often lengthy, and there can be no assurance that the Company will be successful in attracting and retaining such personnel, especially management personnel and personnel for foreign offices. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's operations, its ability to implement its business strategies, and its efforts to expand. Any such event could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management."

CONTROL OF COMPANY BY CURRENT STOCKHOLDERS

     As of August 31, 1998, the executive officers and directors of the Company beneficially owned 4,078,491 shares of Common Stock, representing approximately 45.5% of the outstanding shares Common Stock, including options to purchase an aggregate of 10,000 shares of Common Stock. Of these amounts, Mr. Mukunda beneficially owns 3,583,675 shares of Common Stock. The Company's executive officers and directors as a group, or Mr. Mukunda, acting individually, will be able to exercise significant influence over such matters as the election of the directors of the Company and other fundamental corporate transactions such as mergers, asset sales and the sale of the Company. See "Principal Stockholders" and "Description of Capital Stock."

RISKS RELATED TO USE OF STARTEC NAME

     Certain other telecommunications companies and related businesses use names or hold registered trademarks that include the word "star." In addition, several other companies in businesses that the Company believes are not telecommunications-related use variations of the "star-technology" word combination (e.g., Startek and Startech). Although the Company holds a registered trademark for "STARTEC," there can be no assurance that its continued use of the STARTEC name will not result in litigation brought by companies using similar names or, in the event the Company should change its name, that it would not suffer a loss of goodwill. Further, the Company has filed for federal registration of the trademark "Startec Global Communications Corporation." Although no guarantee can be made that this application will be successful and mature into a federal trademark registration, the established rights in and registration of STARTEC provides the basis for expanding the trademark rights to include the supplemental terms "Global Communications Group."

ABSENCE OF PUBLIC MARKET FOR THE WARRANTS

     There is no existing public market for the Warrants and there can be no assurance that an active public market for the Warrants will develop as a result of the offering of the Warrants by any Selling Holder or that, if a such a market develops, it will be maintained. The Company does not intend to apply for quotation of the Warrants on the Nasdaq Stock Market or for listing of the Warrants on any national securities exchange. Future trading prices of the Warrants will depend on many factors, including the Company's operating results, the market for similar securities and the performance of the Company's Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the completion of the initial public offering of the Company's Common Stock on October 9, 1997 there had been no public market for the Common Stock. Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning the Company or its competitors, including those with respect to results of operations, technological innovations, government regulations, proprietary rights or significant litigation, may have a significant impact on the market price of the Common Stock. In addition, the stock market recently has experienced significant price and volume fluctuations that particularly have affected telecommunications companies and have resulted in changes in the market prices of the stocks of many companies which may not have been directly related to the operating performance of those companies. Such market fluctuations may materially adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the Board of Directors, in its discretion, and will depend on a number of factors, including the Company's earnings, capital requirements and overall financial condition. In addition, the Company's ability to declare and pay dividends is substantially restricted under the terms of the Indenture and under the Signet Facility. See "Dividend Policy."

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Warrants or the Warrant Shares by the Selling Holders. To the extent that any Warrants are exercised, the Company will receive the proceeds from such exercises. The Company intends to use the proceeds, if any, from the exercise of the Warrants for the purchase of telecommunications and related network equipment and general corporate purposes.

     The net proceeds of the Notes Offering were approximately $154.4 million after deducting discounts, commissions and expenses payable by the Company. The Company has used or intends to use the net proceeds from the Notes Offering as follows: (i) approximately $52.4 million was used to acquire the Pledged Securities, which provides funds for the first six interest payments on the Notes; and (ii) approximately $102.0 million will be used to fund capital expenditures through the end of the first quarter of 2000 to expand and develop the Company's network, including the purchase and installation of switches and related network equipment (including software and hardware upgrades for current equipment), the acquisition of fiber optic cable facilities, investments in and the acquisition of satellite earth stations.

     During 1998, the Company plans to install a new international gateway switch in Los Angeles and redeploy its Washington, D.C. switch. In addition, the Company plans to acquire (i) six additional switches during 1998 to be deployed during 1998 and early 1999 in Chile, France, Germany, Japan, the Netherlands and the United Kingdom; (ii) nine additional switches during 1999 to be deployed during 1999 and early 2000 in Australia, Belgium, Canada (two), Hong Kong, Italy, Mexico, Switzerland and Uganda; and (iii) four additional switches in 2000 to be deployed during 2000 and early 2001 in Argentina, Brazil, India and Singapore. The Company also intends to invest in domestic land-based fiber optic cable facilities linking the East Coast and West Coast of the United States, and undersea fiber optic transmission facilities linking North America with Europe, the Pacific Rim, Asia and Latin America. Moreover, the Company plans to invest in or acquire two satellite earth stations and to install multiple P.O.P. sites during 1998 and 1999. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, P.O.P. sites and other network equipment to alternate locations from what is outlined above. The Company's business strategy contemplates aggregate expenditures (including capital expenditures, working capital and other general corporate purposes) of approximately $165.8 million through December 31, 2000. Of such amount, the Company intends to use approximately $152.8 million (including $5.8 million which has already been allocated to purchase the Los Angeles switch) to fund capital expenditures to expand and develop the Company's network. Consequently, after taking into account the net proceeds to the Company of the Notes Offering, together with the Company's cash on hand and anticipated cash from operations, the Company expects that it will need approximately $40.0 million of additional financing to complete its capital spending plan through the end of 2000. Although the Company believes that it should be able to obtain this required financing from traditional lending sources, such as bank lenders, asset-backed financiers or equipment vendors, there can be no assurance that the Company will be successful in arranging such financing on terms it considers acceptable or at all. In the event that the Company is unable to obtain additional financing, it will be required to limit or curtail its expansion plans. See "Risk Factors - Future Capital Needs; Uncertainty of Additional Funding; Discretion in Use of Proceeds of the Notes Offering."

     The Company regularly reviews opportunities to further its business strategy through strategic alliances with, investment in, or acquisitions of businesses that it believes are complementary to the Company's current and planned operations. The Company, however, has no present commitments, agreements or understandings with respect to any particular strategic alliance, acquisition or investment. The Company's ability to consummate strategic alliances and acquisitions, and to make investments that may be of strategic significance to the Company, may require the Company to obtain additional debt and/or equity financing. There can be no assurance that the Company will be successful in arranging such financing on terms it considers acceptable or at all.

                           PRICE RANGE OF COMMON STOCK

     The Common Stock has been quoted on the Nasdaq National Market under the symbol "STGC" since the completion of the Company's initial public offering on October 9, 1997. The following table sets forth, for each of the periods indicated, the high and low closing prices per share of the Common Stock on the Nasdaq National Market.


                                                            HIGH          LOW
                                                         ----------   ----------
       1997
        Fourth Quarter (from October 9) ..............   $22 3/8      $14 1/2

       1998
        First Quarter ................................    26 3/8       18 3/8
        Second Quarter ...............................    28 1/2        9 3/8
        Third Quarter (through September 15) .........    14 3/8        5 3/4


     As of August 31, 1998, there were approximately 41 record holders of the Common Stock. On September 23, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $7.00 per share.


                                 DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock, nor does it expect to do so in the foreseeable future. It is anticipated that all future earnings, if any, generated from operations will be retained by the Company to develop and expand its business. Any future determination with respect to the payment of dividends will be at the sole discretion of the Board of Directors and will depend upon, among other things, the Company's operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the Board of Directors deems relevant. In addition, the terms of the Indenture and the Signet Facility place significant limitations on the payment of cash dividends.

                        SELECTED FINANCIAL AND OTHER DATA

     The following table presents selected financial and other data of the Company as of and for the fiscal years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998. The financial data as of and for the fiscal years ended December 31, 1994, 1995, 1996 and 1997 has been derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The financial data as of and for the fiscal year ended December 31, 1993, and as of and for the six months ended June 30, 1997 and 1998 has been derived from the Company's unaudited financial statements. In the opinion of the Company's management, these unaudited financial statements include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year. The following information should be read in conjunction with the Company's financial statements and notes thereto presented elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                FISCAL YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------
                                                     1993       1994       1995         1996         1997
                                                 ----------- --------- ------------ ------------ ------------
                                                         (IN THOUSANDS, EXCEPT RATIOS AND OTHER DATA)
STATEMENT OF OPERATIONS DATA:
 Net revenues ..................................  $  3,288    $ 5,108    $ 10,508     $ 32,215     $ 85,857
 Cost of services ..............................     3,090      4,701       9,129       29,881       75,783
                                                  --------    -------    --------     --------     --------
   Gross margin ................................       198        407       1,379        2,334       10,074
 General and administrative expenses ...........     1,491      1,159       2,170        3,996        6,288
 Selling and marketing expenses ................       232         91         184          514        1,238
 Depreciation and amortization .................        85         90         137          333          451
                                                  --------    -------    --------     --------     --------
   Income (loss) from operations ...............    (1,610)      (933)     (1,112)      (2,509)       2,097
 Interest expense ..............................        71         70         116          337          762
 Interest income ...............................        13         24          22           16          313
                                                  --------    -------    --------     --------     --------
  Income (loss) before income tax provision.....    (1,668)      (979)     (1,206)      (2,830)       1,648
 Income tax provision ..........................        --         --          --           --           29
                                                  --------    -------    --------     --------     --------
   Net income (loss) ...........................  $ (1,668)   $  (979)   $ (1,206)    $ (2,830)    $  1,619
                                                  ========    =======    ========     ========     ========
   Basic earnings (loss) per share .............  $  (0.36)     (0.21)      (0.23)       (0.52)        0.26
   Diluted earnings (loss) per share ...........     (0.36)     (0.21)      (0.23)       (0.52)        0.25
   Weighted average common shares outstand-
    ing basic -- ...............................     4,596      4,596       5,317        5,403        6,136
                                                  --------    -------    --------     --------     ---------
   Weighted average common and equivalent
    shares outstanding -- diluted ..............     4,596      4,596       5,317        5,403        6,423
                                                  --------    -------    --------     --------     ---------

OTHER FINANCIAL DATA:
 EBITDA(1) .....................................  $ (1,525)   $  (843)   $   (975)    $ (2,176)    $  2,548
 Capital expenditures ..........................        45         44         200          520        3,881

OTHER DATA:
 Residential customers .........................     4,549      6,329      10,675       27,797       71,583
 Carrier customers .............................        --         --           7           27           34
 Number of employees (full- and part-time at
   period end) .................................        29         31          41           54          124


                                                     SIX MONTHS ENDED
                                                         JUNE 30,
                                                 -------------------------
                                                     1997         1998
                                                 ------------ ------------
                                               (IN  THOUSANDS,  EXCEPT RATIOS
                                                AND  OTHER  RATIOS  AND  OTHER
                                                           DATA)
STATEMENT OF OPERATIONS DATA:
 Net revenues ..................................   $ 28,836     $ 63,353
 Cost of services ..............................     25,250       54,485
                                                   --------     --------
   Gross margin ................................      3,586        8,868
 General and administrative expenses ...........      2,461        6,852
 Selling and marketing expenses ................        306        1,761
 Depreciation and amortization .................        214          708
                                                   --------     --------
   Income (loss) from operations ...............        605         (453)
 Interest expense ..............................        252        2,577
 Interest income ...............................          5        1,302
                                                   --------     --------
  Income (loss) before income tax provision.....        358       (1,728)
 Income tax provision ..........................          7           30
                                                   --------     --------
   Net income (loss) ...........................   $    351     $ (1,758)
                                                   ========     ========
   Basic earnings (loss) per share .............       0.06        (0.20)
   Diluted earnings (loss) per share ...........       0.06        (0.20)
   Weighted average common shares outstand-
    ing basic -- ...............................      5,403        8,926
                                                   ---------    --------
   Weighted average common and equivalent
    shares outstanding -- diluted ..............      5,589        8,926
                                                   ---------    --------

OTHER FINANCIAL DATA:
 EBITDA(1) .....................................   $    819     $    255
 Capital expenditures ..........................        184        5,672

OTHER DATA:
 Residential customers .........................     43,700       93,500
 Carrier customers .............................         32           55
 Number of employees (full- and part-time at
   period end) .................................         72          266

                                                                        AS OF DECEMBER 31,
                                                   ----------------------------------------------------------  AS OF JUNE 30,
                                                        1993        1994        1995        1996       1997          1998
                                                    ----------- ----------- ----------- ----------- ---------- ---------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents ........................  $    194    $    257    $    528    $    148    $26,114       $120,121
 Total assets .....................................     1,176       1,954       4,044       7,327     51,530        215,275
 Long-term obligations (including capital leases),
   net of current maturities ......................       248           6         361         646        461        158,183
 Stockholders' equity (deficit) ...................    (1,824)     (2,803)     (3,259)     (6,089)    31,590         32,271

----------
(1) EBITDA consists of earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statement of income or cash flow data computed in accordance with GAAP or as a measure of a company's results of operations or liquidity. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company nevertheless believes that investors consider it a useful measure in assessing a company's ability to incur and service indebtedness.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto presented elsewhere in this
Prospectus. Certain information contained below and elsewhere in this Prospectus, including information regarding the Company's plans and strategy for its business, are forward-looking statements. See "Note Regarding Forward-Looking Statements."

OVERVIEW

     Startec Global is a rapidly growing, facilities based international long distance telecommunications service provider. The Company markets its services to select ethnic residential communities throughout the United States and to leading international long distance carriers. The Company's annual revenues have increased more than eight-fold over the last three years from approximately $10.5 million for the year ended December 31, 1995 to approximately $85.9 million for the year ended December 31, 1997. The number of the Company's residential customers increased from 10,675 customers as of December 31, 1995 to 93,500 customers as of June 30, 1998.

     The Company was founded in 1989 to capitalize on the significant opportunity to provide international long distance services to select ethnic communities in major U.S. metropolitan markets that generate substantial long-distance traffic to their countries of origin. Until 1995, the Company concentrated its marketing efforts in the New York-Washington, D.C. corridor and focused on the delivery of international calling services to India. At the end of 1995, the Company expanded its marketing efforts to include the West Coast of the United States, and began targeting other ethnic groups in the United States, such as the Middle Eastern, Filipino and Russian communities. The Company currently originates traffic that terminates in Asia, the Pacific Rim, the Middle East, Africa, Eastern and Western Europe and North America.

     In order to achieve economies of scale in its network operations and balance its residential international traffic, the Company, in late 1995, began marketing its excess network capacity to international carriers seeking competitive rates and high quality capacity. Since initiating its international wholesale services, the Company has expanded its number of carrier customers to 55 at June 30, 1998.

     A key component of the Company's strategy is to build its own global network, which will allow it to originate, transmit and terminate a substantial portion of its calls utilizing network capacity the Company manages. The facilities currently owned by the Company only provide a cost advantage with respect to traffic origination costs. The Company anticipates that this network expansion will allow it to achieve a per-minute cost advantage. As the Company transitions from leasing to owning or managing its facilities, the Company's management believes economies in the per-minute cost of a call will be realized, while fixed costs will increase. The Company realizes a per-minute cost savings when it is able to originate calls on-net. For the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 60% and 65%, respectively, of the Company's residential revenues were originated on-net. As a higher percentage of calls are originated, transmitted and terminated on the Company's own facilities, per-minute costs are expected to decline, predicated on call traffic volumes.

     Revenues for telecommunication services are recognized as those services are rendered, net of an allowance for revenue that the Company estimates will ultimately not be realized. Revenues for return traffic received according to the terms of the Company's operating agreements with foreign PTTs, as described below, are recognized as revenue as the return traffic is received and processed. There can be no assurance that traffic will be returned to the United States or what impact changes in future settlement rates, allocations among carriers or levels of traffic will have on net payments made and revenues received and recorded by the Company.

     Substantially all of the Company's revenues for the past three fiscal years and for the six months ended June 30, 1997 and 1998 have been derived from calls terminated outside the United States. The percentages of net revenues attributable to traffic terminating on a region-by-region basis are set forth in the table below.

                                                                               SIX MONTHS ENDED
                                        FISCAL YEAR ENDED DECEMBER 31,             JUNE 30,
                                     ------------------------------------   -----------------------
                                        1995         1996         1997         1997         1998
                                     ----------   ----------   ----------   ----------   ----------
Asia/The Pacific Rim .............       66.4%        43.0%        49.0%        41.9%        46.8%
Middle East/North Africa .........        6.6         25.7         24.7         28.1         20.1
Sub-Saharan Africa ...............        0.3          3.5          7.4          8.2          6.8
Eastern Europe ...................        3.0          8.2          9.3          9.9         10.5
Western Europe ...................       15.7          5.5          2.2          3.1          2.1
North America ....................        4.7         11.5          4.0          5.4          4.5
Other ............................        3.3          2.6          3.4          3.4          9.2
                                        -----        -----        -----        -----        -----
   Total .........................      100.0%       100.0%       100.0%       100.0%       100.0%
                                        =====        =====        =====        =====        =====

     The Company's cost of services consists of origination, transmission and termination expenses. Origination costs include the amounts paid to LECs, and, in areas where the Company does not have its own network facilities, to other telecommunication network providers for originating calls ultimately carried to the Company's switches. Transmission expenses are fixed month-to-month payments associated with capacity on domestic and international leased lines, satellites and undersea fiber optic cables. Leasing this capacity subjects the Company to price changes that are beyond the Company's control and to transmission costs that are higher than transmission costs on the Company's owned network. As the Company builds its own transmission capacity, the risks associated with price fluctuations and the relative costs of transmission are expected to decrease; however, fixed costs will increase. When billing disputes between the Company and other telecommunication network providers arise, the Company accrues the full amount in dispute within cost of services and, upon resolution, only the amount actually agreed upon is treated by the Company as a "credit" to cost of services. The Company's experience to date has been that the resolution of such disputes occurs primarily in the fourth quarter of each year, and, therefore, the related adjustments to cost of services may have a disproportionate impact on its fourth quarter results of operations. Accordingly, adjustments to the Company's cost of services arising from the resolution of billing disputes with other telecommunication network providers may have a positive impact on gross margins in any particular year.

     Termination expenses consist of variable per minute charges paid to foreign PTTs and alternative carriers to terminate the Company's international long-distance traffic. Among its various foreign termination arrangements, the Company has entered into operating agreements with a number of foreign PTTs, under which international long distance traffic is both delivered and received. Under these agreements, the foreign carriers are contractually obligated to adhere to the policy of the FCC, whereby traffic from the foreign country to the United States is routed through U.S.-based international carriers such as the Company in the same proportion as traffic carried into the foreign country from the United States ("return traffic"). Mutually exchanged traffic between the Company and foreign carriers is reconciled through a formal settlement arrangement at agreed upon rates. The Company records the amount due to the foreign PTT as an expense in the period the traffic is terminated. When the Company receives return traffic in a future period, the Company generally realizes a higher gross margin on the return traffic as compared to the lower margin on the outbound traffic. Revenue recognized from return traffic was approximately $2.0 million, $1.1 million, $1.4 million and $706,000, or 19%, 3%, 2% and 1% of net revenues in 1995, 1996, 1997 and for the six months ended June 30, 1998, respectively. There can be no assurance that traffic will be delivered back to the United States or that changes in future settlement rates, allocations among carriers or levels of traffic will not adversely affect net payments made and revenues received by the Company.

     In addition to operating agreements, the Company utilizes alternative termination arrangements offered by third party vendors. The Company seeks to maintain vendor diversity for countries where traffic volume is high. These vendor arrangements provide service on a variable cost basis subject to volume. These prices are subject to changes, generally upon seven days' notice.

     As the international telecommunications marketplace has been deregulated, per-minute prices have fallen and, as a consequence, related per-minute costs for these services have also fallen. As a result, the Company has not been adversely affected by price reductions, although there can be no assurance that this will continue. The Company expects selling, general and administrative costs to increase as it develops its infrastructure to manage higher business volume.

     The Company expects to incur negative EBITDA and significant operating losses and net losses for the next several years as it incurs additional costs associated with the development and expansion of its network, the expansion of its marketing programs, its entry into new markets and the introduction of new telecommunications services, and, in the case of net losses, as a result of the interest expense associated with its financing activities.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data as a percentage of net revenues:

                                                                                                 SIX MONTHS
                                                    FISCAL YEAR ENDED DECEMBER 31,             ENDED JUNE 30,
                                                ---------------------------------------   -------------------------
                                                    1995          1996          1997          1997          1998
                                                -----------   -----------   -----------   -----------   -----------
Net revenues ................................      100.0%        100.0%         100.0%        100.0%       100.0%
Cost of services ............................       86.9          92.8           88.3          87.6         86.0
                                                   -----         -----          -----         -----        -----
 Gross margin ...............................       13.1           7.2           11.7          12.4         14.0
General and administrative expenses .........       20.7          12.4            7.3           8.5         10.8
Selling and marketing expenses ..............        1.8           1.6            1.4           1.1          2.8
Depreciation and amortization ...............        1.3           1.0            0.5           0.7          1.1
                                                   -----         -----          -----         -----        -----
 Income (loss) from operations ..............      (10.7)        ( 7.8)           2.5           2.1        ( 0.7)
Interest expense ............................      ( 1.1)        ( 1.1)         ( 0.9)        ( 0.9)       ( 4.1)
Interest income .............................        0.2           0.1            0.3            --          2.1
                                                   -----         -----          -----         -----        -----
 Income (loss) before income tax provi-
   sion .....................................      (11.6)        ( 8.8)           1.9           1.2        ( 2.7)
Income tax provision ........................         --            --             --            --        ( 0.1)
                                                   -----         -----          -----         -----        -----
 Net income (loss) ..........................      (11.6)%       ( 8.8)%          1.9%          1.2%       ( 2.8)%
                                                   =====         =====          =====         =====        =====

SIX MONTH PERIOD ENDED JUNE 30, 1998 COMPARED TO SIX MONTH PERIOD ENDED JUNE 30, 1997

     Net Revenues. Net revenues for the six months ended June 30, 1998 increased approximately $34.6 million or 120.1 percent, to approximately $63.4 million from $28.8 million for the six months ended June 30, 1997. Residential revenue increased in comparative periods by approximately $13.7 million or 130.5 percent, to approximately $24.2 million for the six months ended June 30, 1998 from approximately $10.5 million in the six months ended June 30, 1997. The increase in residential revenue is due to an increase in the number of residential customers to over 93,500 as of June 1998 from approximately 43,700 as of June 1997. Carrier revenue for the six months period ended of June 30, 1998 increased approximately $20.9 million or 114.2 percent, to approximately $39.2 million from approximately $18.3 million for the six months ended June 30, 1997. The increase in carrier revenues is due to the execution of the Company's strategy to optimize its capacity on its facilities, which has resulted in sales to new carrier customers and increased sales to existing carrier customers.

     Gross Margin. Gross margin increased by approximately $5.3 million to $8.9 million for the six month period ended June 30, 1998 from $3.6 million for the six month period ended June 30, 1997. Gross margin improved as a percentage of net revenues for the six-month period ended June 30, 1998 to

14.0 percent from 12.4 percent for the six-month period ended June 30, 1997. Gross margin for the six-month period ended June 30, 1998 improved due to an increase in the traffic originated on the Company's own network and improved termination costs.

     General and Administrative. General and administrative expenses for the six month period ended June 30, 1998 increased 176 percent to approximately $6.9 million from $2.5 million for the six month period ended June 30, 1997. As a percentage of net revenues, general and administrative expenses increased to
10.8 percent from 8.5 percent for the respective periods. The increase in dollar amounts was primarily due to an increase in personnel to 266 at June 30, 1998 from 73 at June 30, 1997, and to a lesser extent, an increase in billing processing fees.

     Selling and Marketing. Selling and marketing expenses for the six month period ended June 30, 1998 increased 488.2 percent to approximately $1.8 million from approximately $306,000 for the six month period ended June 30, 1997. As a percentage of net revenues, selling and marketing expenses increased to 2.8 percent from 1.1 percent for the respective periods. The increase in dollar amounts is primarily due to Company's efforts to market to new, and increased efforts to market to existing, customer groups.

     Depreciation and Amortization. Depreciation and amortization expenses for the six month period ended June 30, 1998 increased to approximately $708,000 from $214,000 for the six month period ended June 30, 1997, primarily due to increases in capital expenditures pursuant to the Company's strategy of expanding its network infrastructure.

     Interest. Interest expense for the six month period ended June 30, 1998 increased to approximately $2.6 million from $252,000 for the six month period ended June 30, 1997, as a result of the Old Notes Offering. The Company also recorded interest income of approximately $1.3 million for the six-month period ended June 30, 1998 as a result of the investing the offering proceeds.

     Net Loss. Net loss was approximately $1.8 million for the six month period ended June 30, 1998 as compared to a net income of approximately $351,000 in for the six month period ended June 30, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenues for the year ended December 31, 1997 increased approximately $53.7 million or 166.8%, to approximately $85.9 million from $32.2 million for the year ended December 31, 1996. Residential revenue increased in comparative periods by approximately $16.6 million or 138.3%, to approximately $28.6 million for the year ended December 31, 1997 from approximately $12.0 million in 1996. The increase in residential revenue was due to an increase in residential customers to over 71,500 at December 31, 1997 from approximately 27,800 at
December 31, 1996. Carrier revenue for the year ended December 31, 1997 increased approximately $37.1 million or 183.7%, to approximately $57.3 million from approximately $20.2 million for the year ended December 31, 1996. The increase in carrier revenues was due to the execution of the Company's strategy to optimize capacity on its facilities, which resulted in sales to additional carrier customers and increased sales to existing carrier customers.

     Gross margin increased approximately $7.7 million to approximately $10.0 million for the year ended December 31, 1997 from approximately $2.3 million for the year ended December 31, 1996. Gross margin improved as a percentage of net revenues for the year ended December 31, 1997 to 11.7% from 7.2% for the year ended December 31, 1996. The gross margin on residential revenue increased to approximately 14.9% for the year ended December 31, 1997 from approximately 10.1% for the year ended December 31, 1996, due to an increase in the percentage of residential traffic originated on-net and improved termination costs. In the year ended December 31, 1997, 59.8% of residential traffic originated on-net as compared to 44.9% for the year ended December 31, 1996.

     The reported gross margin for the years ended December 31, 1997 and December 31, 1996 included the effect of accrued disputed charges of approximately $67,000 and $1.4 million, respectively, which represented less than 1% and 5% of reported net revenues, respectively.

     General and administrative expenses for the year ended December 31, 1997 increased approximately $2.3 million or 57.5% to approximately $6.3 million from $4.0 million for the year ended December 31, 1996. As a percentage of net revenues, general and administrative expenses declined to 7.3% from 12.4% for the respective periods. The increase in dollar amounts was primarily due to an increase in personnel to 124 at December 31, 1997 from 54 at December 31, 1996, and to a lesser extent, an increase in billing processing fees as a result of the increased residential customer base.

     Selling and marketing expenses for the year ended December 31, 1997 increased approximately $686,000 or 133.5% to approximately $1.2 million from approximately $514,000 for the year ended December 31, 1996. As a percentage of net revenues, selling and marketing expenses declined to 1.4% from 1.6% in the respective periods. The increase in dollar amounts was primarily due to the Company's efforts to market to new customer groups.

     Depreciation and amortization expenses for the year ended December 31, 1997 increased to approximately $451,000 from approximately $333,000 for the year ended December 31, 1996, primarily due to increases in capital expenditures pursuant to the Company's strategy of expanding its network infrastructure.

     Interest expense for the year ended December 31, 1997 increased to approximately $762,000 from $337,000 for the year ended December 31, 1996, as a result of additional debt incurred by the Company to fund expansion and working capital needs.

     Net income was approximately $1.6 million in 1997 as compared to a net loss of approximately $2.8 million in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net revenues for the year ended December 31, 1996 increased approximately $21.7 million or 206.7%, to approximately $32.2 million from $10.5 million for the year ended December 31, 1995. Residential revenue increased in comparative periods by approximately $6.6 million or 122.2%, to approximately $12.0 million in 1996 from $5.4 million in 1995. The increase in residential revenue was due to a concerted effort to expand marketing to the West Coast and to target additional ethnic communities such as the Middle Eastern, Philippine, and Russian communities. The Company's residential customer base grew to 27,797 customers as of December 31, 1996 from 10,675 customers as of December 31, 1995. Carrier revenue increased approximately $15.1 million or 296.1% to $20.2 million in 1996 from $5.1 million in 1995. This growth was a result of the Company's strategy to optimize network utilization by offering its services to other carriers. In this regard, the Company was successful in expanding its marketing and increased sales to first and second-tier carriers. Return traffic decreased to approximately $1.1 million in 1996 from $2.0 million in 1995. Net revenues in 1995 reflect the receipt of previously undelivered return traffic revenues to the Company.

     Gross margin increased approximately $900,000 to $2.3 million for the year ended December 31, 1996 from $1.4 million for the year ended December 31, 1995. Gross margin declined as a percentage of net revenues to approximately 7.2% for the year ended December 31, 1996 from 13.1% for the year ended December 31, 1995. The gross margin on residential revenue decreased to approximately 10.1% in 1996 from 10.4% in 1995 due to initial expenses associated with the entry into new markets. As a result of the expansion into additional ethnic markets and new geographic areas, on-net origination declined to approximately 44.9% in 1996, as compared to 62.7% in 1995. The relative decrease in on-net originated traffic was due to customer base growth prior to the expansion of owned or managed facilities. The gross margin on carrier revenue, excluding return traffic, increased to approximately negative 0.02% in 1996 from negative 36.9% in 1995.

     General and administrative expenses for the year ended December 31, 1996 increased approximately $1.8 million, or 81.8%, to $4.0 million from $2.2 million for the year ended December 31, 1995. As a percentage of net revenues, general and administrative expenses declined to approximately 12.4% from 20.7% for the respective periods. The increase in dollar amounts was primarily due to increased third party billing and collection fees of approximately $349,000 to support higher calling volume; increased personnel expenses to $1.5 million in 1996 from $1.1 million in 1995 as a result of new hires; and bad debt losses of approximately $529,000 attributable to the bankruptcy of one former customer.

     Selling and marketing expenses for the year ended December 31, 1996 increased to approximately $514,000 from approximately $184,000 for the year ended December 31, 1995. As a percentage of net revenues, selling and marketing expenses declined to 1.6% from 1.8% in the respective periods. The increase in dollar amounts was attributable to the Company's efforts to enter additional ethnic markets and new geographic areas.

     Depreciation and amortization expenses grew to approximately $333,000 in 1996 from $137,000 in 1995, primarily due to increased capital expenditures.

     Interest expense increased to approximately $337,000 for 1996 from $116,000 in 1995, primarily due to increased borrowings under a credit facility to support growth in accounts receivable, and to a lesser extent, increased borrowings from related and other parties.

     The Company experienced a net loss of approximately $2.8 million in 1996 compared to a net loss of $1.2 million in 1995.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly financial data for each of the quarters in the years ended December 31, 1996 and 1997, and for the first two quarters of 1998. This quarterly information has been derived from and should be read in conjunction with the Company's financial statements and the notes thereto, and, in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments except as discussed in Notes
(1), (2) and (3) below) necessary for a fair presentation of the information. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                      QUARTERS ENDED
                              -----------------------------------------------------------------------------------------------
                                                  1996                                       1997                     1998
                              -------------------------------------------- ---------------------------------------- ---------
                               MAR. 31    JUNE 30    SEPT. 30    DEC. 31    MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31
                              --------- ----------- ---------- ----------- --------- --------- ---------- --------- ---------
                                                                      (IN THOUSANDS)
Net revenues(1) .............  $4,722     $ 8,485    $ 7,652    $ 11,356    $12,372   $16,464   $25,757    $31,264   $29,891
Cost of services(2) .........   4,467       7,922      6,763      10,729     10,765    14,485    22,668     27,865    25,655
                               ------     -------    -------    --------    -------   -------   -------    -------   -------
 Gross margins (2)(3)(1).....     255         563        889         627      1,607     1,979     3,089      3,399     4,236
General and administrative
 expenses(2) ................     595         778      1,370       1,253      1,151     1,310     1,820      2,007     2,691
Selling and marketing ex-
 penses .....................      52         101        166         195        104       202       391        541       648
Depreciation and amortiza-
 tion .......................      52          93         93          95         96       118       140         97       184
                               ------     -------    -------    --------    -------   -------   -------    -------   -------
 Income (loss) from oper-
   ations ...................    (444)       (409)      (740)       (916)       256       349       738        754       713
Interest expense ............      58          60         80         139        117       135       326        184       153
Interest income .............       5           4          5           2          1         4         9        299       359
                               ------     -------    -------    --------    -------   -------   -------    -------   -------
 Income (loss) before in-
   come tax provision .......    (497)       (465)      (815)     (1,053)       140       218       421        869       919
Income tax provision ........      --          --         --          --          3         4         8         14        20
                               ------     -------    -------    --------    -------   -------   -------    -------   -------
 Net income (loss) ..........  $ (497)    $  (465)   $  (815)   $ (1,053)   $   137   $   214   $   413    $   855   $   899
                               ======     =======    =======    ========    =======   =======   =======    =======   =======


                                QUARTERS
                                  ENDED
                              ------------
                                  1998
                              ------------
                                 JUNE 30
                              ------------
Net revenues(1) .............   $ 33,462
Cost of services(2) .........     28,830
                                --------
 Gross margins (2)(3)(1).....      4,632
General and administrative
 expenses(2) ................      4,161
Selling and marketing ex-
 penses .....................      1,113
Depreciation and amortiza-
 tion .......................        524
                                --------
 Income (loss) from oper-
   ations ...................     (1,166)
Interest expense ............      2,424
Interest income .............        943
                                --------
 Income (loss) before in-
   come tax provision .......     (2,647)
Income tax provision ........         10
                                --------
 Net income (loss) ..........   $ (2,657)
                                ========

----------
(1)  During the second  quarter of 1998,  upon receipt of  favorable  collection
     data,  the  Company   reduced  its  allowance  for  doubtful   accounts  by
     approximately $337,000.

(2) Vendor disputes and other disputed charges resolved in the fourth quarter of 1997 resulted in net credits as estimated by management of approximately $300,000 recognized as lower cost of services and general and administrative expenses.

(3) During the first quarter of 1997, the Company's gross margin improved by approximately $1.0 million over the fourth quarter of 1996. The improvement was due to (i) approximately $500,000 in costs accrued in the fourth quarter of 1996 for disputed vendor obligations as compared to approximately $8,000 in costs accrued during the first quarter of 1997;
     (ii) approximately $400,000 of cost reductions in 1997 resulting from an increase in the utilization of alternative termination options; and (iii) to a lesser extent, an increase in the percentage of residential traffic originated on-net.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity requirements arise from cash used in operating activities, purchases of network equipment and payments on outstanding indebtedness. Prior to the completion of its Initial Public Offering (as defined herein), the Company financed its activities through capital lease financings, notes payable from individuals, a credit and billing arrangement with a third party company (since terminated) and a secured revolving line of credit with Signet Bank ("Signet Facility"). The Signet Facility provides for maximum borrowings of up to the lesser of $15 million or 85% of eligible accounts receivable, as defined, thereafter until maturity on December 31, 1999. The Company may elect to pay quarterly interest payments at the prime rate, plus 2%, or the adjusted LIBOR, plus 4%. The Signet Facility required a $150,000 commitment fee to be paid at closing, and a quarterly commitment fee of 0.25% of the unborrowed portion. The Signet Facility is secured by substantially all of the Company's assets. The Signet Facility was amended in connection with the Notes Offering and the Reorganization. As of the date hereof, as a result of the Indebtedness incurred in connection with the Notes Offering, the Company is not in compliance with certain financial covenants contained in the Amended Credit Facility and is therefore unable to borrow any amounts thereunder.

     The Company completed its initial public offering of 3,277,500 shares of its common stock ("Common Stock") in October 1997 ("Initial Public Offering"), the net proceeds of which (after underwriting discounts, commissions and other professional fees) approximated $35.0 million. The Company used a portion of the net proceeds to acquire cable facilities and switching, compression and related telecommunications equipment. Proceeds were also used for marketing programs, to pay down amounts due under the Signet Facility, for working capital and general corporate purposes. As a result, the Company's cash and cash equivalents increased to approximately $26.1 million at December 31, 1997 from approximately $148,000 at December 31, 1996. Net cash used in operating activities was approximately $1.7 million for the year ended December 31, 1997, as compared to net cash used in operating activities of approximately $1.4 million for the year ended December 31, 1996. The increase in cash used in operating activities was the result of the significant growth in net revenues offset in part by an increase in accounts payable for the period.

     Net cash used in investing activities was approximately $3.9 million and $520,000 for the year ended December 31, 1997 and 1996, respectively. Net cash used in investing activities for the year ended December 31, 1997 primarily related to capital expenditures made to expand the Company's network infrastructure.

     Net cash provided by financing  activities was approximately  $31.6 million and $1.5 million for the year ended December 31, 1997 and 1996, respectively. Cash provided by financing activities for the year ended December 31, 1997 primarily resulted from net proceeds from the Initial Public Offering, as previously discussed, offset by the repayment of amounts under the receivables-based credit facility, capital lease obligations, and various notes payable. Any borrowings under the Signet Facility were repaid by December 31, 1997.

     On May 21, 1998, the Company consummated the Notes Offering, which yielded net proceeds of approximately $155 million, of which approximately $52.4 million was used to purchase the Pledged Securities, which are pledged as security and restricted for use as the first six interest payments due on the Notes. The Company intends to apply approximately $102.0 million to fund capital expenditures through the end of the first quarter of 2000 to expand and develop the Company's network, including the purchase and installation of switches and related network equipment (including software and hardware upgrades for current equipment), the acquisition of fiber optic cable facilities, and investments in and the acquisition of satellite earth stations. The Notes are unsecured and require semi-annual interest payments beginning November 15, 1998. The Notes and Warrants have certain registration rights discussed elsewhere herein.

     As a result of the Notes Offering, the Company's cash and cash equivalents increased to approximately $120.1 million at June 30, 1998 from approximately $2.1 million at June 30, 1997. Net cash used by operating activities was approximately $2.3 million for the six months ended June 30, 1998, as compared to net cash provided by operating activities of $514,000 for the three months ended June 30, 1997. The decrease in cash from operations for the six months ended June 30, 1998 was primarily the result of the net loss and an increase in accounts receivable, which was partially offset by an increase in accounts payable and accrued expenses.

     Net cash used in investing activities was approximately $5.7 million and $184,000 for the six-month periods ended June 30, 1998 and 1997, respectively. Net cash used in investing activities for the six months ended June 30, 1998 was primarily related to capital expenditures made in connection with its network expansion.

     Net cash provided by financing activities was approximately $102 million and $1.6 million for the six months ended June 30, 1998 and 1997, respectively. Cash provided by financing activities for the six months ended June 30, 1998 primarily resulted from the Notes Offering.

     The Company's principal cash requirements will be for capital expenditures related to the Company's network development plan, and for interest payments on the Notes. The Notes bear an annual rate of interest of 12%, payable semi-annually in arrears. A portion of the net proceeds of the Notes Offering were used to purchase the Pledged Securities, which assures holders of the Notes that they will receive all scheduled cash interest payments on the Notes through May 15, 2001. The Company may be required to obtain additional financing in order to pay interest on the Notes after May 15, 2001 and to repay the Notes at their maturity.

     The Company's business strategy contemplates aggregate capital expenditures (including capital expenditures, working capital and other general corporate purposes) of approximately $165.8 million through December 31, 2000. Of such amount, the Company intends to use approximately $152.8 million to fund capital expenditures to expand and develop the Company's network (including $5.8 million which has already been allocated to purchase the Los Angeles switch).

     During 1998, the Company plans to install a new international gateway switch in Los Angeles and to redeploy its Washington, D.C. switch. In addition, the Company plans to acquire (i) six additional switches during 1998 to be deployed during 1998 and early 1999 in Chile, France, Germany, Japan, the Netherlands and the United Kingdom; (ii) nine additional switches during 1999 to be deployed during 1999 and early 2000 in Australia, Belgium, Canada (two), Hong Kong, Italy, Mexico, Switzerland and Uganda; and (iii) four additional switches in 2000 to be deployed during 2000 and early 2001 in Argentina, Brazil, India and Singapore. The Company also intends to invest in domestic land-based fiber optic cable facilities linking the East Coast and West Coast of the United States, and undersea fiber optic transmission facilities linking North America with Europe, the Pacific Rim, Asia and Latin America. Moreover, the Company plans to invest in or acquire two satellite earth stations and to install multiple P.O.P. sites during 1998 and 1999. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, P.O.P. sites and other network equipment to alternate locations from what is outlined above

     After taking into account the net proceeds to the Company of the Notes Offering and the purchase of the Pledged Securities, together with the Company's cash on hand and anticipated cash from operations, the Company expects that it will need approximately $40.0 million of additional financing to complete its capital spending plan through the end of 2000. Although the Company believes that it should be able to obtain this required financing from traditional lending sources, such as bank lenders, asset-based financiers or equipment vendors, there can be no assurance that the Company will be successful in arranging such financing on terms its considers acceptable or at all. In the event that the Company is unable to obtain additional financing, it will be required to limit or curtail its expansion plans.

     The Company regularly reviews opportunities to further its business strategy through strategic alliances with, investment in, or acquisitions of businesses that it believes are complementary to the Company's current and planned operations. The Company, however, has no present commitments, agreements or understandings with respect to any particular strategic alliance, acquisition or investment. The Company's ability to consummate strategic alliances and acquisitions, and to make investments that may be of strategic significance to the Company, may require the Company to obtain additional debt and/or equity financing. There can be no assurance that the Company will be successful in arranging such financing on terms it considers acceptable or at all.

     The implementation of the Company's strategic plan, including the development and expansion of its network facilities, expansion of its marketing programs, and funding of operating losses and working capital needs, will require significant investment. The Company expects that the net proceeds of the Notes Offering, together with cash on hand and cash flow from operations, will provide the Company with sufficient capital to fund currently planned capital expenditures and anticipated operating losses through the end of the first quarter of 2000. There can be no assurance, however, that the Company will not need additional financing sooner than currently anticipated. The need for additional financing depends on a variety of factors, including the rate and extent of the Company's expansion in existing and new markets, the cost of an investment in additional switching and transmission facilities and ownership rights in fiber optic cable, the incurrence of costs to support the introduction of additional or enhanced services, and increased sales and marketing expenses. In addition, the Company may need additional financing to fund unanticipated working capital needs or to take advantage of unanticipated business opportunities, including acquisitions, investments or strategic alliances. The amount of the Company's actual future capital requirements also will depend upon many factors that are not within the Company's control, including competitive conditions and regulatory or other government actions. In the event that the Company's plans or assumptions change or prove to be inaccurate or the remaining net proceeds of the Notes Offering, together with cash on hand and internally generated funds, prove to be insufficient to fund the Company's growth and operations, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company may be required to seek additional financing or to sell assets, to the extent permitted by the Indenture.

     The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to obtain additional financing or, if obtained, that it will be able to do so on a timely basis or on terms favorable to the Company. If the Company is able to raise additional funds through the incurrence of debt, it would likely become subject to additional restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could adversely affect the Company's business, financial condition and results of operations, its ability to compete and its ability to meet its obligations under the Notes.

     Although the Company intends to implement the capital spending plan described above, it is possible that unanticipated business opportunities may arise which the Company's management may conclude are more favorable to the long-term prospects of the Company than those contemplated by the current capital spending plan. Management will have significant discretion in its decisions with respect to when and how to utilize the remaining net proceeds of the Notes Offering.

     The Company has accrued approximately $2.1 million as of June 30, 1998 for disputed vendor obligations asserted by one of the Company's foreign carriers for minutes processed in excess of the minutes reflected on the Company's records. If the Company prevails in its disputes, these amounts or portions thereof would be credited to operations in the period of resolution. Conversely, if the Company does not prevail in its disputes, these amounts or portions thereof may be paid in cash.

     The Company's management is currently in the process of assessing the nature and extent of the potential impact of the Year 2000 issue on its systems and applications, including its billing, credit and call tracking systems, and intends to take steps to prevent failures in its systems and applications relating to Year 2000. The majority of the Company's operating systems are relatively new and have been certified to the Company as being Year 2000 compliant. Despite the fact that the majority of the Company's systems have been certified as Year 2000 compliant, there can be no assurance that the Company's systems will not be adversely affected by the Year 2000 issue. In addition, computers used by the Company's vendors providing services to the Company or computers used by the Company's customers that interface with the Company's computer systems may have Year 2000 problems, any of which may adversely affect the ability of those vendors to provide services to the Company, or in the case of the Company's carrier customers, to make payments to the Company. If any of such systems fails or experiences processing errors, such failures or errors may disrupt or corrupt the Company's systems. The Company is utilizing its current management information systems staff to conduct its third party compliance analysis and has sent requests to 12 of its top telephony carrier customers and vendors requesting a detailed written description of the status of their Year 2000 compliance efforts. Although management has not yet finalized its analysis, it does not expect that the costs to properly address the Year 2000 issue will have a material adverse effect on its results of operations or financial position. Failure of any of the Company's systems or applications or the failure, or errors in, the computer systems of its vendors or carrier customers could materially adversely affect the Company's business, financial condition and results of operations.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

     SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income," to be reported in the financial statements and/or notes thereto. Because the Company does not have any components of "other comprehensive income," reported net income is the same as "total comprehensive income" for all periods presented.

     SFAS No. 131 requires an entity to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is not required for interim financial reporting purposes during 1998. The Company is in the process of assessing the additional disclosures, if any, required by SFAS No. 131. However, adoption will not impact the Company's results of operations or financial position since it relates only to disclosures.

EFFECTS OF INFLATION

     Inflation is not a material factor affecting the Company's business and has not had a significant effect on the Company's operations to date.

                  THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY

     The international telecommunications industry consists of transmissions of voice and data that originate in one country and terminate in another. The industry is undergoing a period of fundamental change, which has resulted in significant growth in the usage of international telecommunications services. From the standpoint of U.S.-based long distance carriers, the international market can be divided into two major segments: the U.S.-originated market, which consists of all international calls that either originate or are billed in the United States, and the overseas market, which consists of all calls billed outside the United States. According to industry sources and the Company's market research, the international telecommunications services market generated approximately $67 billion in revenues and 81 billion minutes of use during 1997. The international telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the global telecommunications industry. According to industry estimates, international long distance minutes are projected to grow at approximately 17% per year through the year 2001. Based on publicly-available information, from 1990 to 1996, the U.S.-originated international telecommunications market grew at a compound annual growth rate of approximately 11% (from $7.6 billion to $14.1 billion) and is expected to grow at approximately 14% per year through 2001.

     The Company believes that the international telecommunications market will continue to experience strong growth for the foreseeable future as a result of the following developments and trends:

     o Global economic development and increased access to telecommunications services. The dramatic increase in the number of telephone lines around the world, stimulated by economic growth and development, government initiatives and technological advancements, is expected to lead to increased demand for international telecommunications services in those markets.

     o Liberalization of telecommunications markets. The continuing liberalization and privatization of telecommunications markets has provided, and continues to provide, opportunities for new carriers who desire to penetrate those markets, thereby increasing competition.

     o Reduced rates stimulating higher traffic volumes. The reduction of outbound international long distance rates, resulting from increased competition and technological advancements, has made, and continues to make, international calling available to a much larger customer base thereby stimulating increased traffic volumes.

     o Increased capacity. The increased availability of higher-quality digital undersea fiber optic cable has enabled international long distance carriers to improve service quality while reducing costs.

     o Popularity and acceptance of technology. The proliferation of communications devices, including cellular telephones, facsimile machines and communications equipment has led to a general increase in the use of telecommunications services.

     o Bandwidth needs. The demand for bandwidth-intensive data transmission services, including Internet-based demand, has increased rapidly and is expected to continue to increase in the future.

     Liberalization has encouraged competition, which in turn has prompted carriers to offer a wider selection of products and services at lower prices. In recent years, prices for international long distance services have decreased substantially and are expected to continue to decrease in many of the markets in which the Company currently competes. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for both domestic and international calls originating in the United States. The Company believes that revenue losses resulting from competition-induced price decreases have been more than offset by cost decreases, as well as an increase in telecommunications usage. For example, based on FCC data for the period 1990 through 1996, per minute settlement payments by U.S.-based carriers to foreign PTTs fell 38.6%, from $0.70 per minute to $0.43 per minute. Over this same period, however, per minute international billed revenues fell only 30.2%, from $1.06 in 1990 to $0.74 in 1996. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenues and gross margin per minute. See "Risk Factors -- Intense Competition."

  Regulatory and Competitive Environment

     In the United States, one of the first liberalized markets in the world, competition began in the late 1960's with MCI's authorization to provide long-distance service. The 1984 court-ordered dissolution of AT&T's monopoly over local and long distance telecommunications fostered the emergence of new U.S.-based long distance companies. Today, there are over 600 U.S.-based long distance companies, most of which are small- or medium-sized companies, serving residential and business customers and other carriers. Liberalization has occurred and is occurring elsewhere around the world, including in most EU nations, several Latin American nations and certain Asian nations.

     On February 15, 1997, the United States and 68 other countries signed the WTO Agreement and agreed to open their telecommunications markets to competition and foreign ownership starting January 1, 1998. These 69 countries represent approximately 90% of worldwide telecommunications traffic. The Company believes that the WTO Agreement will provide it with significant opportunities to compete in markets where the Company could not previously access, and to provide end-to-end, facilities-based services to and from these countries.

     Set forth below is a timetable summarizing the commitments made by parties to the WTO Agreement to implement its provisions. Special conditions and/or restrictions apply to those countries marked with an asterisk (*).

                             1998-1999                       2000 AND THEREAFTER
                  --------------------------------   -----------------------------------
EUROPE            Austria          Netherlands       Bulgaria           Romania
                  Belgium          Norway            Czech Republic     Slovak Republic
                  Denmark          Portugal          Greece             Turkey
                  Finland          Spain             Poland
                  France           Sweden
                  Germany          Switzerland
                  Italy            United Kingdom
                  Luxembourg

AMERICAS          Brazil*          El Salvador       Antigua            Jamaica
                  Canada           Guatemala         Argentina          Peru
                  Chile            Iceland           Bolivia            Trinidad
                  Dominican        Mexico            Grenada            Venezuela
                    Republic

ASIA/PACIFIC      Australia        Malaysia          Brunei             Thailand
 RIM              Hong Kong*       New Zealand       Pakistan*
                  Japan            Phillipines       Singapore
                  Korea

AFRICA/MIDDLE     Ivory Coast*                       Israel             Senegal
 EAST                                                Mauritius

     The FCC recently released an order that significantly changes U.S. regulation of international services in order to implement the United States' "open market" commitments under the WTO Agreement. Among other measures, the FCC's order (i) eliminated the FCC's Effective Competitive Opportunities ("ECO") test for applicants affiliated with carriers in WTO member countries, while imposing new conditions on participation by dominant foreign carriers, (ii) allowed non-dominant U.S.-based carriers to enter into exclusive arrangements with non-dominant foreign carriers and scaled back the prohibition on exclusive arrangements with dominant carriers and (iii) adopted rules that will facilitate approval of flexible alternative settlement payment arrangements.

     The Company believes that the recent FCC order will have the following effects on U.S.-based carriers: (i) fewer impediments to investments in U.S.-based carriers by foreign entities; (ii) increased opportunities to enter into innovative traffic arrangements with foreign carriers located in WTO mem-ber countries; (iii) new opportunities to engage in international simple resale ("ISR") to additional foreign countries; and (iv) modified settlement rates offered by foreign affiliates of U.S.-based carriers to U.S.-based carriers to comply with the FCC's settlement rate benchmarks.

  International Switched Long Distance Services

     International switched long distance services are provided through switching and transmission facilities that automatically route calls to circuits based upon a predetermined set of routing criteria. In the United States, an international long distance call typically originates on a LEC's network and is transported to the caller's domestic long distance carrier. The domestic long distance provider picks up the call and carries the call to its own or another carrier's international gateway switch, where an international long distance provider picks it up and sends it directly or through one or more other long distance providers to a corresponding gateway switch in the destination country. Once the traffic reaches the destination country, it is routed to the party being called through that country's domestic telephone network.

     The following chart illustrates an international long distance call originating in the United States under a traditional operating agreement.




                     "International telephone call diagram"




     International long distance carriers are often categorized according to ownership and use of transmission facilities and switches. No carrier utilizes exclusively-owned facilities for transmission of all of its long distance traffic. Carriers vary from being primarily facilities-based, meaning that they own and operate their own land-based and/or undersea cable, satellite-based facilities and switches, to those that are purely resellers of another carrier's transmission facilities. The largest U.S.-based carriers, such as AT&T, MCI, Sprint and WorldCom, primarily use owned transmission facilities and switches and may transmit some of their overflow traffic through other long distance providers, such as the Company. Only very large carriers have the transmission facilities and operating agreements necessary to cover the over 200 countries to which major long distance providers generally offer service. A significantly larger group of long distance providers own and operate their own switches but use a combination of resale agreements with other long distance providers and leased and owned facilities to transmit and terminate traffic, or rely solely on resale agreements with other long distance providers.

     Accounting Rate Mechanism. Under the Accounting Rate Mechanism, which has been the traditional model for handling traffic between international carriers, traffic is exchanged under bilateral carrier agreements, or operating agreements, between carriers in two countries. Operating agreements generally are three to five years in length and provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at a negotiated accounting rate, known as the Total Accounting Rate ("TAR"). In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for costs and expenses related to operating their respective halves of the end-to-end international connection.

     Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its facilities. Settlement costs are reciprocal between each party to an operating agreement at a negotiated rate (which must be the same for all U.S.-based carriers, unless the FCC approves an exception). Additionally, the TAR is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them.

     Under a typical operating agreement, each carrier owns or leases its portion of the transmission facilities between two countries. A carrier gains ownership rights in digital undersea fiber optic cables by: (i) purchasing direct ownership in a particular cable (usually prior to the time the cable is placed into service); (ii) acquiring an IRU in a previously installed cable; or
(iii) by leasing or otherwise obtaining capacity from another long distance provider that has either direct ownership or IRUs in a cable. In situations in which a long distance provider has sufficiently high traffic volume, routing calls across cable that is directly owned by a carrier or in which a carrier has an IRU is generally more cost-effective than the use of short-term variable capacity arrangements with other long distance providers or leased cable. Direct ownership and IRUs, however, require a carrier to make an initial capital commitment based on anticipated usage.

     In addition to using traditional operating agreements, an international long distance provider may use transit arrangements, resale arrangements and alternative transit/termination arrangements.

     Transit Arrangements. Transit arrangements involve a long distance provider in an intermediate country carrying the long distance traffic originating in a second country to the destination third country. Transit arrangements require agreement among all of the carriers of the countries involved in the transmission and termination of the traffic, and are generally used for overflow traffic or in cases in which a direct circuit is unavailable or not volume justified.

     Resale Arrangements. Resale arrangements typically involve the wholesale purchase and sale of transmission and termination services between two long distance providers on a variable, per minute basis. The resale of capacity was first permitted as a result of the deregulation of the U.S. telecommunications market, and has fostered the emergence of alternative international long distance providers that rely, at least in part, on transmission capacity acquired on a wholesale basis from other long distance providers. A single international call may pass through the facilities of multiple resellers before it reaches the foreign facilities-based carrier that ultimately terminates the call. Resale arrangements set per minute prices for different routes, which may be guaranteed for a set period of time or may be subject to fluctuation following notice. The international long distance resale market is continually changing as new long distance resellers emerge and existing providers respond to changing costs and competitive pressures.

     Alternative Transit/Termination Arrangements. As the international long distance market has become increasingly competitive, long distance providers have developed alternative transit/termination arrangements in an effort to decrease their costs of terminating international traffic. Some of the more significant of these arrangements include refiling, international simple resale ("ISR") and ownership of transmission and switching facilities in foreign countries, which enables a provider to terminate its traffic on its own facilities. With ISR, a long distance provider completely bypasses the accounting rates system by connecting an international leased private line to the public switched telephone network of a foreign country or directly to the premises of a customer or foreign partner. Although ISR is currently sanctioned by United States and other applicable regulatory authorities only on some routes, ISR services are increasing and are expected to expand significantly as liberalization continues in the international telecommunications market. As with transit arrangements, refiling involves the use of an intermediate country to carry the long-distance traffic originating in a second country to the destination third country. However, the key difference between transit and refile arrangements is that under a transit arrangement the operator in the destination country has a direct relationship with the originating operator and is aware of the transit arrangement, while with refiling, the operator in the destination country typically is not aware that the received traffic originated in another country with another carrier. Refiling of traffic takes advantage of disparities in settlement rates between different countries by allowing traffic to a destination country to be treated as if it originated in another country which enjoys lower settlement rates with the destination country, thereby resulting in a lower overall termination cost. In addition, new market access agreements, such as the WTO Agreement, have made it possible for many international long distance providers to establish their own switching facilities in certain foreign countries, allowing them to directly terminate traffic, including traffic which they have originated.

  Internet Telephony

     The Internet is an interconnected global computer network of tens of thousands of packet-switched networks using Internet protocols. Technology trends over the past decade have removed the distinction between voice and data segments. Traditionally, voice conversations have been routed on analog lines. Today, voice conversations are routinely converted into digital signals and sent together with other data over high-speed lines. In order to satisfy the high demand for low-cost communication, software and hardware developers began to develop technologies capable of allowing the Internet to be utilized for voice communications. Several companies now offer services that provide real-time voice conversations over the Internet ("Internet Telephony"). Current Internet Telephony does not provide comparable sound quality to traditional long distance service. The sound quality of Internet Telephony, however, has improved over the past few years.

     The FCC and most foreign regulators have not yet attempted to regulate the companies that provide the software and hardware for Internet Telephony, the access providers that transmit their data, or the service providers, as common carriers or telecommunications services providers. Therefore, the existing systems of access charges and international accounting rates, to which traditional long distance carriers are subject, are not imposed on providers of Internet Telephony services. As a result, such providers may offer calls at a significant discount to standard international calls.

                                    BUSINESS

OVERVIEW

     Startec Global is a rapidly growing, facilities-based international long distance telecommunications service provider. The Company markets its services to select ethnic residential communities throughout the United States and to leading international long distance carriers. The Company provides its services through a flexible, high-quality network of owned and leased transmission facilities, operating and termination agreements and resale arrangements. The Company currently owns and operates an international gateway switch in New York City and has ordered another international gateway switch expected to be deployed in Los Angeles in 1998. The Company also owns an international gateway switch in Washington, D.C. that is expected to be redeployed as a domestic switch during the fourth quarter of 1998. Including the Los Angeles switch, the Company expects to install up to 20 switches worldwide through 2000. Additionally, the Company has interests in several undersea cable facilities and plans to acquire additional interests in cable facilities linking North America with Europe, the Pacific Rim, Asia and Latin America, as well as linking the East Coast and West Coast of the United States. The Company operates seven P.O.P. sites in the United States and the United Kingdom and plans to install up to three more in Europe by the end of 1998. The Company also plans to invest in or acquire two satellite earth stations during 1998 and 1999. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, P.O.P. sites and other network equipment to alternate locations from what is outlined above. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company had revenues of $85.9 million and $63.4 million, respectively.

     Startec Global was founded in 1989 to capitalize on the significant opportunity to provide international long distance services to select ethnic communities in major U.S. metropolitan markets that generate substantial long-distance traffic to their countries of origin. Until 1995, the Company concentrated its marketing efforts in the New York-Washington, D.C. corridor and focused on the delivery of international calling services to India. At the end of 1995, the Company expanded its marketing efforts to include the West Coast of the United States, and began targeting other ethnic groups in the United States, such as the Middle Eastern, Filipino and Russian communities. International traffic generated by the Company currently terminates primarily in Asia, the Pacific Rim, the Middle East, Africa, Eastern and Western Europe and North America. The number of the Company's residential customers has grown from 10,675 customers as of December 31, 1995 to 93,500 customers as of June 30, 1998.

     The Company uses sophisticated database marketing techniques and a variety of media to reach its targeted residential customers, including focused print advertising in ethnic newspapers, advertising on ethnic radio and television stations, direct mail, sponsorship of ethnic events and customer referrals. The Company's strategy is to provide overall value to its customers and combine competitive pricing with high levels of service, rather than to compete on the basis of price alone. The Company provides responsive customer service 24 hours a day, seven days a week, in each of the languages spoken by the Company's targeted residential customers. The Company believes that its focused marketing programs and its dedication to customer service enhance its ability to attract and retain customers in a low-cost, efficient manner. Residential customers access the Company's network by dialing a carrier identification code prior to dialing the number they are calling. This service, known as "dial-around" or "casual calling," enables customers to use the Company's services without changing their existing long distance carriers. For the year ended December 31, 1997 and the six months ended June 30, 1998, residential customers accounted for approximately 33% and 38%, respectively, of the Company's net revenues. As part of its strategy, the Company seeks to increase the proportion of its net revenues derived from residential customers.

     In order to achieve economies of scale in its network operations and to balance its residential international traffic, in late 1995, the Company began marketing its excess network capacity to international carriers seeking competitive rates and high-quality transmission capacity. Since initiating its international wholesale services, the Company has expanded its number of carrier customers to 55 at June 30, 1998. For the year ended December 31, 1997 and the six months ended June 30, 1998, carrier customers accounted for approximately 67% and 62%, respectively, of the Company's net revenues.

BUSINESS STRATEGY

     The Company's objectives are to (i) become the leading provider of international long distance services to select ethnic residential communities in the United States, Canada and Europe with significant international long distance usage and (ii) leverage its residential long distance business to become a leading provider of wholesale carrier services on corresponding international routes. In order to achieve its objectives, the Company's strategy relies on the following elements:

     o Expand the addressable market. The Company currently serves residential customers in 17 major U.S. metropolitan markets and expects to enter up to three new metropolitan markets in 1998. The Company has also identified over 40 major markets outside the United States, primarily in Canada, Europe and Southeast Asia, which the Company believes are attractive for entry based on the demographic characteristics, traffic patterns, regulatory environment and availability of appropriate advertising channels. The Company anticipates entering up to 20 of these markets by the end of 2000. In addition, the Company seeks to increase its penetration of its existing and prospective markets by (i) targeting additional ethnic communities and (ii) marketing additional routes to existing customers who principally use the Company's services for one route.

     o Achieve "first-to-market" entry of select ethnic residential markets. The Company believes that it enjoys significant competitive advantages by establishing a customer base and brand name in select ethnic residential communities ahead of its competitors. The Company intends to capitalize on its proven marketing strategy to further penetrate select ethnic residential communities in the United States, Canada and Europe ahead of its competitors. The Company selects its target markets based on favorable demographics with respect to long distance telephone usage, including geographic immigration patterns, population growth and income levels. Targeting select ethnic communities also enables the Company to aggregate traffic along certain routes (which reduces its costs) and to focus on rapidly expanding and deregulating telecommunications markets. The Company's target residential customer base is comprised of emigrants from emerging markets in Asia, Eastern Europe, the Middle East, the Pacific Rim, Latin America and Africa.

     o Expand international network facilities. The Company plans to expand its international network facilities during 1998 and through 2000 by deploying 20 additional switches, securing additional ownership interests in undersea cable facilities and investing in domestic cable facilties, investing in or acquiring two satellite earth stations and entering into operating agreements. By building network facilities and expanding operating agreements that enable it to carry an increasing percentage of its traffic on its own network, the Company believes that it will be able to reduce its transmission costs and reliance on other carriers and ensure greater control over quality of service. For the six months ended June 30, 1998, approximately 65% of the Company's residential traffic originated on-net. During the next three years, the Company expects to increase significantly the volume of its traffic that is originated, carried and terminated on-net.

               The Company intends to implement a network hubbing strategy, linking its existing and prospective customer base in the United States, Canada and Europe to call destinations in foreign countries through a network of foreign-based switches and other telecommunications equipment. As part of this hubbing strategy, the Company has installed P.O.P. sites throughout the United States in the cities of Los Angeles, Chicago, Dallas, Detroit , Miami and Washington, D.C. Additionally, the Company has installed a P.O.P. site in London and plans to install three more throughout Europe by the end of 1998 in Paris, Amsterdam, and Frankfurt. The P.O.P. sites aggregate traffic originating from the region around the city in which it is located and route the traffic to the Company's international gateway switch in New York. Each of the P.O.P. sites contains telecommunications equipment that is scaleable to accommodate the traffic volume demands of each region.

               The Company also plans to continue to enhance its termination options through additional operating agreements, transit arrangements and, if appropriate opportunities arise, strategic acquisitions and alliances. The Company has also taken steps to improve the quality of its network by upgrading its network monitoring and customer service centers, and plans to install enhanced software that will enable it to better monitor call traffic routing, capacity and quality.

     o Maximize network utilization and efficiency through wholesale carrier business. The Company intends to continue to market its international long distance services to existing and new carrier customers. Because the Company's residential minutes of use are generated primarily during non-business hours or on weekends, the Company has substantial capacity to offer to international carriers. The significant carrier traffic volume that the Company generates allows it to capture additional revenues, to increase economies of scale and to improve network efficiency.

     o Build customer loyalty. The Company seeks to build long-term customer loyalty through tailored in-language marketing efforts focusing on each target ethnic group's specific needs and cultural backgrounds, responsive customer service offering in-language services and involvement in its customers' communities through sponsorship of local events and other activities. The Company markets its residential services under the "STARTEC" name to enhance its name recognition and build brand loyalty in its target communities. The Company maintains a detailed information database of its customers, which it uses to monitor usage, track customer satisfaction and analyze a variety of customer behaviors, including retention and frequency of usage.

     o Pursue strategic acquisitions and alliances. In order to accelerate its business plan and take advantage of the rapidly changing telecommunications environment, the Company intends to carefully evaluate and pursue strategic acquisitions, alliances and investments. The Company, however, has no present commitments, agreements or understandings with respect to any particular acquisition, alliance or investment.

     The Company believes that, with the remaining net proceeds of the Old Notes Offering, it will have sufficient capital resources to fund its expansion plans through the end of the first quarter of 2000. The Company's ability to complete its strategic plan thereafter, however, will require significant additional capital.

MARKET OPPORTUNITY

     According to industry sources, the international telecommunications industry generated approximately $67 billion in revenues and 81 billion minutes of use during 1997. Industry sources indicate that the international telecommunications market is one of the fastest growing and most profitable segments of the global telecommunications industry. It is estimated that by the end of 2001, this market will have expanded to $98 billion in revenues and 153 billion minutes of use, representing compound annual growth rates from 1997 of 10% and 17%, respectively. The highly competitive and rapidly changing international telecommunications market has created a significant opportunity for carriers that can offer high-quality, low-cost international long distance service.

     Based on industry estimates, in 1997 approximately 70% of international long distance traffic was generated between North America and Western Europe. The Company's target market consists of a significant portion of the remaining 30% of the international long distance traffic, or approximately $20 billion in revenues and 24 billion minutes of use. The Company believes that international long distance usage in its target markets will grow at rates in excess of the international telecommunications market as a whole, primarily as a result of (i) continuing economic development in these markets with a corresponding investment in telephone and telecommunications infrastructure and (ii) continuing deregulation of these markets.

CUSTOMERS

     The Company markets its international long distance services primarily to two customer groups: residential ethnic communities with significant international long distance usage and international long distance carriers. The Company's residential customers generally are members of ethnic groups that tend to be concentrated in major U.S. metropolitan areas, including Asian, Middle Eastern, Sub-Saharan African and European communities. The number of such customers has grown significantly over the past three years, from 10,675 as of December 31, 1995 to 93,500 as of June 30, 1998. Net revenues from residential customers accounted for approximately 51%, 37% and 33% of the Company's net revenues in the years ended December 31, 1995, 1996 and 1997, respectively, and 38% of net revenues for the six months ended June 30, 1998. As part of its strategy, the Company seeks to increase the proportion of its net revenues derived from residential customers.



                               [GRAPHIC OMITTED]



     The Company also offers wholesale telecommunications services to other international long distance carriers, which allows the Company to balance its residential customer base and efficiently use its network capacity. These carrier customers include first- and second-tier long distance carriers seeking competitive rates and high-quality transmission capacity. The number of the Company's carrier customers has grown significantly since the Company first began marketing its services to this segment in late 1995. As of June 30, 1998, the Company had 55 carrier customers. Revenues from carrier customers accounted for 49%, 63% and 67% of the Company's net revenues in the years ended December 31, 1995, 1996 and 1997, respectively and 62% of net revenues for the six months ended June 30, 1998. During the six months ended June 30, 1998, the Company's five largest carrier customers accounted for 33% of net revenues, with one of these carriers, WorldCom, accounting for 19% of net revenues during that period. During the year ended December 31, 1997, the Company's five largest carrier customers accounted for 47% of net revenues, with WorldCom and Frontier accounting for 23% and 14% of net revenues, respectively. No other customer accounted for 10% or more of the Company's net revenues during 1997 or the first six months of 1998. In a number of cases, the Company provides services to carriers that are also suppliers to the Company.

SERVICES AND MARKETING

  Residential Customers

     The Company generally provides international and interstate residential long distance customers with dial-around long distance service. Residential customers access Startec Global's network by dialing its CIC code before dialing the number they are calling, enabling them to use the Company's services at any time without changing their existing long distance carrier.

     The Company invests substantial resources in identifying and evaluating potential markets for its services. In particular, the Company seeks to identify ethnic groups with demographic profiles that suggest significant potential for high-volume international telecommunications usage. Once a market has been identified, the Company evaluates the opportunity presented by that market based upon factors that include the credit characteristics of the target group, switching requirements, network access and vendor diversity. Assuming that the target market meets the Company's criteria, the Company implements marketing programs targeted specifically at that ethnic group, with the goal of generating region-specific international long distance traffic. The Company markets its residential services under the "STARTEC" name through a variety of media, including focused print advertising in ethnic newspapers, advertising on ethnic radio and television stations, direct mail and sponsorship of ethnic events and customer referrals. The Company also sponsors and attends community events.

     Potential customers call a toll free number that appears in Company advertising and are connected to a multilingual customer service representative. The Company uses this opportunity to obtain detailed information regarding, among other things, customers' anticipated calling patterns. The customer service representative then sends out a welcome pack explaining how to use Startec Global's services. Once the customer begins to use the services, the Company routinely monitors usage and periodically communicates with the customer to gauge service satisfaction. Startec Global also uses proprietary software to assist it in tracking customer satisfaction and a variety of customer behaviors, including turnover ("churn"), retention and frequency of usage. The Company's customer service center, which services the Company's residential customer base, is staffed by trained, multilingual customer service representatives, and operates 24 hours a day, seven days a week. The Company currently employs 157 customer service representatives.

     Although the Company is sensitive to the role that the price of long distance service plays in consumer decision-making, it generally does not attempt to be the low-price leader. Instead, the Company focuses on providing overall value to its customers, combining competitive pricing with high levels of service, customer representatives fluent in the customers' native languages, focused marketing campaigns directed at their ethnic groups, and involvement in their communities through sponsorship of local events and other activities. The Company believes that this strategy increases usage of Startec Global's services and enhances customer loyalty and retention.

     In addition to its current long distance services, the Company continually evaluates potential new service offerings in order to increase traffic and enhance customer loyalty and retention. New services the Company expects to introduce include Home Country Direct Services, which will provide customers with access to Startec Global's network from any country and will allow them to place either collect or credit/debit card calls, and prepaid domestic and international calling cards, which may be used from any touchtone telephone in the United States, Canada or the United Kingdom.

  Carrier Customers

     To maximize the efficiency of its network capacity, the Company sells its international long distance services to other telecommunication carriers. Startec Global has been actively marketing its services to carrier customers since late 1995 and believes that it has established a high degree of credibility and valuable relationships with the leading carriers. The Company has a dedicated marketing team serving the carrier market, including 18 carrier service representatives. In addition, the Company participates in international carrier membership organizations, trade shows, seminars and other events that provide its carrier marketing staff with additional opportunities to establish and maintain relationships with other carriers that are potential customers. The Company's strategy is to focus its marketing efforts on first- and second-tier carriers. The Company generally avoids providing services to lower-tiered carriers because of potential difficulties in collecting accounts receivable. Because carrier customers generally are extremely price sensitive, the Company closely tracks the prices of competitors serving the carrier market and monitors its own network costs to ensure optimal pricing for its carrier customers.

THE STARTEC GLOBAL NETWORK

     The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination arrangements, all of which allow the Company to terminate traffic in the over 200 countries that have telecommunication capabilities. The Company has been expanding its network to match increases in its long distance traffic volume. The network employs advanced switching technologies and is supported by monitoring facilities and the Company's technical support personnel.

             "Expected Startec International Telephone call diagram"




  Switching and Transmission Facilities

     The Company currently has a Nortel DMS-250/300 international gateway switch in New York City and a Siemens international gateway switch in Washington, D.C. The Company substantially completed the migration of its traffic from its Washington, D.C. switch to the New York switch by March 31, 1998. The Company plans to redeploy the Washington, D.C. switch as a domestic switch by the end of 1998.

     The Company also intends to expand its switching capabilities in the United States by installing a Nortel DMS-250/300 SE international gateway switch in Los Angeles. This switch has been ordered and is expected to be installed during 1998. The Company's international expansion strategy is also predicated on the installation of multiple switches throughout the world. The Company plans to acquire (i) six additional switches during 1998 to be deployed during 1998 and early 1999 in Chile, France, Germany, Japan, the Netherlands and the United Kingdom; (ii) nine additional switches during 1999 to be deployed during 1999 and early 2000 in Australia, Belgium, Canada (two), Hong Kong, Italy, Mexico, Switzerland and Uganda; and (iii) four additional switches in 2000 to be deployed during 2000 and early 2001 in Argentina, Brazil, India and Singapore. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, P.O.P. sites and other network equipment to alternate locations from what is outlined above

     The Company generally installs switches in regions where it believes it can achieve one or more of the following goals: (i) originate calls from its own customer base, (ii) transit calls originated elsewhere on its network to the call's final destination on a more cost-efficient basis, or (iii) terminate calls originated and carried on its own network. The Company intends to use the switches to be installed in Canada and Europe over the next two years primarily to carry calls originated in those countries by the Company's customers. The switches that the Company plans to install in Latin America and Japan will be used both as "hubbing" or transit switches and to terminate calls originated in other countries. The switches to be installed in Asia (other than Japan) and the Pacific Rim, such as in Hong Kong and Australia, will be used primarily to terminate traffic (in the case of Hong Kong), or for hubbing or transit purposes (in the case of Australia).

     Startec Global currently owns IRUs in the Canus-1, Cantat-3, Columbus II and Gemini digital fiber optic undersea cables, and is a signatory owner on the Columbus III and Sea-Me-We cable projects. It accesses additional cables and satellite facilities through arrangements with other carriers. During 1998 and 1999, the Company intends to invest in domestic land-based fiber optic cable facilities linking the East Coast and West Coast of the United States and in undersea fiber optic transmission facilities linking North America with Europe, the Pacific Rim, Asia and Latin America. The Company believes that it may achieve substantial savings by acquiring additional interests in fiber optic cable, which would reduce its dependence on leased cable access. Having an ownership interest rather than a lease interest in such cable enables the Company to increase its capacity without a significant increase in cost, by utilizing digital compression equipment, which it cannot do under leasing or similar access arrangements. Digital compression equipment enhances the traffic capacity of the undersea cable, which permits the Company to maximize cable utilization while reducing the Company's need to acquire additional capacity. In addition to increasing its interests in fiber optic cable facilities, the Company intends to invest in or acquire two satellite earth stations in 1998 and 1999, which will provide it with additional routing flexibility, and the ability to connect with carriers on lower-volume routes and carriers in countries where international cable capacity has not yet become available.

     Although the Company believes that, with the remaining net proceeds of the Old Notes Offering, it will have sufficient capital resources to fund its expansion plans through the end of the first quarter of 2000, the Company's ability to complete its strategic plan thereafter will require substantial additional capital. See "Risk Factors -- Future Capital Needs; Uncertainty of
Additional Funding; Discretion in Use of Proceeds of the Old Notes Offering; "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company enters into lease arrangements and resale agreements with other telecommunications carriers when cost effective. The Company purchases switched minute capacity from various carriers and depends on such agreements for termination of its traffic. The Company currently purchases capacity from approximately 40 carriers. The Company's efforts to build additional switching and transmission capacity are intended to decrease the Company's reliance on leased facilities and resale agreements. As traffic across its owned facilities increases, management believes the Company will realize operating efficiencies and improve its margins.

     The Company intends to incorporate additional state-of-the-art facilities in its network architecture, including Internet protocol telephony. The Company is evaluating a number of existing products for implementation into its network. By incorporating this technology, the Company expects to realize lower overall transmission costs.

  Operating Agreements and Other Termination Arrangements

     Startec Global attempts to retain flexibility and maximize its termination options by using a mix of operating agreements, transit and refile arrangements, resale agreements and other arrangements to terminate its traffic in the destination country. The Company's approach is designed to enable it to take advantage of the rapidly evolving international telecommunications market in order to provide low cost international long distance services to its customers.

     The Company's  strategy is based on its ability to enter into and maintain:
(i) operating agreements with PTTs in countries that have yet to become liberalized so that the Company would then be permitted to terminate traffic in, and receive return traffic from, that country; (ii) operating agreements with PTTs and emerging carriers in foreign countries whose telecommunications markets have liberalized so it can terminate traffic in such countries; (iii) resale agreements and transit and refile arrangements to terminate its traffic in countries with which it does not have operating agreements so as to provide the Company multiple options for routing traffic; and (iv) interconnection agreements with the PTT in each of the countries where the Company plans to have operating facilities so that it can terminate traffic in that country. As of August 31, 1998, Startec Global had operating agreements with 17 PTTs and seven second network operators. These operating agreements allow the Company to terminate traffic at lower rates than by resale in markets where it cannot establish an on-net connection due to the current regulatory environment. The Company believes that it would not be able to serve its customers at competitive prices without such operating or interconnection agreements. In addition, these operating agreements provide a source of profitable return traffic for the Company. Termination of such operating agreements by certain of the Company's foreign carriers or PTTs could have a material adverse effect on the Company's business.

     The following table provides a summary of the Company's current operating agreements:


COUNTRY                                   CARRIER                 CARRIER STATUS
---------------------------------------   ---------------------   --------------
Australia .............................   Telstra                 PTT
Bangladesh ............................   BTTB                    PTT
Cyprus ................................   CYta                    PTT
Democratic Republic of Congo ..........   AFRITEL                 SNO
Denmark ...............................   Tele Danmark            PTT
Dominican Republic ....................   Tricom                  SNO
India .................................   VSNL                    PTT
Israel ................................   Incom Group             SNO
Israel ................................   Bezek                   PTT
Italy .................................   Telecom Italia          PTT
Malaysia ..............................   Mutiara Telecom         SNO
Malta .................................   Maltacom                PTT
Monaco ................................   Monaco Telecom          PTT
Netherlands ...........................   PTT Netherlands         PTT
New Zealand ...........................   Telecom New Zealand     PTT
Philippines ...........................   SMARTCom                SNO
Portugal ..............................   Marconi Portugal        PTT
Russia ................................   Rustelnet               SNO
Sao Tome ..............................   Companhia Sao Tome      PTT
South Korea ...........................   One-Tel                 SNO
Sweden ................................   Telia                   PTT
Switzerland ...........................   Swisscom                PTT
Syria .................................   STE                     PTT
Uganda ................................   UPTC                    PTT


  Network Operations and Technical Support

     The Company uses proprietary routing software to maximize routing efficiency. Network operations personnel continually monitor pricing changes by the Company's carrier-suppliers and adjust call routing to make cost efficient use of available capacity. In addition, the Company provides 24-hour network monitoring, trouble reporting and response procedures, service implementation coordination and problem resolution, and has developed and uses proprietary software that enables it to monitor, on a minute by minute basis, all key aspects of its services. Recent software upgrades and additional network monitoring equipment have been installed to enhance the Company's ability to handle increased traffic and monitor network operations. While the Company performs the majority of the maintenance of its network, it also has service and support agreements with Nortel and Siemens covering its New York City and Washington, D.C. switches. The Company expects to have similar arrangements with Nortel for its Los Angeles switch. The Company depends upon third parties with respect to the maintenance of facilities which the Company leases and fiber optic cable lines in which it has an IRU or other use arrangements.

     The Company utilizes highly automated state-of-the-art telecommunications equipment in its network and has diverse alternate routes available in cases of component or facility failure, or in the event that cable transmission wires are inadvertently cut. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability for its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of network problems. In general, the Company relies upon the utilization of other carriers' networks to provide redundancy in the event of technical difficulties in the network. The Company believes that this is a more cost effective strategy than purchasing or leasing its own redundant capacity.

MANAGEMENT INFORMATION AND BILLING SYSTEMS

     The Company's operations use advanced information systems including call data collection and call data storage linked to a proprietary reporting system. The Company also maintains redundant billing systems for rapid and accurate customer billing. The Company's systems enable it, on a real time basis, to determine cost effective termination alternatives, monitor customer usage and manage profit margins. The Company's systems also enable it to ensure accurate and timely billing and reduce routing errors.

     The Company's proprietary reporting software compiles call, price and cost data into a variety of reports, which the Company uses to re-program its routes on a real time basis. The Company's reporting software can generate additional reports, as needed, including customer usage, country usage, vendor rates, vendor usage by minute, dollarized vendor usage and loss reports.

     The Company has built multiple redundancies into its billing and call data collection systems. Two call collector computers receive redundant call information simultaneously, one of which produces a file every 24 hours for filing purposes while the other immediately forwards the call data to corporate headquarters for use in customer service and traffic analysis. The Company maintains these independent and redundant billing systems in order to verify billing internally and to ensure that bills are sent out on a timely basis. All of the call data, and resulting billing data, are continuously backed up on tape drive and redundant storage devices.

     Residential customers are billed for the Company's services through the LEC, with the Company's charges appearing directly on the bill each residential customer receives from the customer's LEC. The Company utilizes a third party billing company which has arrangements with the LECs to facilitate collections of amounts due to the Company from the LECs. The third party billing company receives collections from the LEC and transfers the sums to the Company, after withholding processing fees, applicable taxes, and provisions for credits and uncollectible accounts. As part of its strategy, the Company also plans to enter into its own billing and collection agreements directly with certain LECs, which management expects will provide the Company with opportunities to reduce the costs currently associated with billing and collection practices. Carrier customers are billed directly by the Company.

COMPETITION

     The international telecommunications industry is intensely competitive and subject to rapid change precipitated by changes in the regulatory environment and advances in technology. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in the United States and in each of its international markets, including the respective PTT in each country in which the Company operates or plans to operate in the future. Other competitors of the Company include large, facilities-based multinational carriers such as AT&T, Sprint and MCI WorldCom, smaller facilities-based wholesale long distance service providers in the United States and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services and global alliances among some of the world's largest telecommunications carriers, such as Global One (Sprint, Deutsche Telekom and France Telecom). The telecommunications industry is also being impacted by a large number of mergers and acquisitions including recent announcements regarding a proposed joint venture between the international operations of AT&T and British Telecom, the proposed acquisition of TCI by AT&T, and the proposed mergers of SBC and Amertech and GTE and Bell Atlantic. International telecommunications providers such as the Company compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. Residential customers frequently change long distance providers in response to competitors' offerings of lower rates or promotional incentives. In general, because the Company is currently a dial-around provider, its customers can switch carriers at any time. In addition, the availability of dial-around long distance services has made it possible for residential customers to use the services of a variety of competing long distance providers without the necessity of switching carriers. The Company's carrier customers generally also use the services of a number of international long distance telecommunications providers, and are especially price sensitive. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications industry. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for both international and domestic calls originating in the United States. Such a strategy, if widely adopted, could have an adverse effect on the Company's business, financial condition and results of operations if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. In recent years, competition has intensified causing prices for international long distance services to decrease substantially. Prices are expected to continue to decrease in most of the markets in which the Company currently competes. The Company believes, however, that these reductions in prices have been and will continue to be more than offset by reduction in the cost to the Company of providing such services. The Company expects that competition will continue to intensify as the number of new entrants increases as a result of the new opportunities created by the 1996 Telecommunications Act, implementation by the FCC of the United States' commitment to the WTO and changes in legislation and regulation in various foreign target markets. There can be no assurance that the Company will be able to compete successfully in the future.

     The telecommunications industry is also experiencing change as a result of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as those proposed by Iridium LLC and Globalstar, L.P., utilization of the Internet for international voice and data communications and digital wireless communication systems such as PCS. The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

GOVERNMENT REGULATION

  Overview

     As a multinational telecommunications company, the Company is subject to varying degrees of regulation in each of the jurisdictions in which it provides services, both in the United States and abroad. Applicable laws and regulations, and the interpretation of such laws and regulations, differ significantly in these jurisdictions. In addition, the Company may be affected indirectly by the laws of other jurisdictions insofar as they affect foreign carriers with which the Company does business. The FCC and the PSCs generally have the authority to condition, modify, cancel, terminate or revoke the company's operating authority for failure to comply with federal and state laws and applicable rules, regulations and policies. Fines or other penalties also may be imposed for such violations. Because regulatory frameworks in many countries are relatively new, the potential for enforcement action in these countries is difficult to assess. Any regulatory enforcement action by United States or foreign authorities could have a material adverse effect on the Company's business, financial conditions and results of operations. See "Risk Factors - Substantial Government
Regulation." The regulatory framework in certain jurisdictions in which the Company provides its services is briefly described below.

  United States Domestic Regulations

     In the United States, the Company's provision of services is subject to the Communications Act of 1934, as amended, and the FCC regulations thereunder with respect to interstate and international operations, as well as the applicable law and regulations of the various states with respect to intrastate operations.

     Federal and State Transactional Approvals. The FCC and certain PSCs require telecommunications carriers to obtain prior approval for assignment or transfer of control of licenses, corporate reorganizations, acquisitions of operations, assignments of assets, carrier stock offerings, and assumption of significant debt obligations. State requirements vary. Such federal and state requirements may have the effect of delaying, deterring or preventing a change in control of the Company. Six of the states in which the Company is certificated provide for prior approval or notification of the issuance of securities by the Company. Because of time constraints, the Company may not have obtained such approval from all of these states prior to consummation of the Offering. The Company's intrastate revenues for the second quarter of 1998 for each of the these states was less than $5,000 for each such state.

     Federal and State Licenses and Tariffs. The Company is classified as a non-dominant carrier for domestic services and is not required to obtain specific prior FCC approval to initiate or expand domestic interstate services. The Company currently is required by federal law and regulations to file tariffs listing the rates, terms, and conditions applicable to their interstate services. The Company has filed domestic long distance tariffs with the FCC. The FCC has adopted a new policy requiring that non-dominant interstate carriers, such as the Company, eliminate FCC tariffs for domestic interstate long distance service. Should pending court appeals concerning this new policy fail and the FCC's order become effective, the Company may benefit from the elimination of FCC tariffs by gaining more flexibility and speed in dealing with marketplace changes. The absence of tariffs, however, will also require that the Company secure agreements with its customers regarding its existing tariffs or face potential claims arising because the rights of the parties are no longer clearly defined. To the extent that the Company's customer base involves "casual calling" customers, the absence of tariffs would require the Company to limit potential liability by contractual means. On August 20, 1997, the FCC partially reconsidered its order by allowing dial-around carriers such as the Company to maintain tariffs on file with the FCC.

     The Company also currently has the certifications required to provide service in 48 states, and has filed or is in the process of filing requests for certification in one additional states. Although the Company intends and expects to obtain operating authority in each jurisdiction in which operating authority is required, there can be no assurance that the Company will succeed. To the extent that any incidental intrastate service is provided in any state where the Company has not yet obtained any required certification, the applicable state commission may impose penalties for any such unauthorized provision of service. The Company monitors regulatory developments in all 50 states to ensure regulatory compliance.

     Interexchange Competition Under The 1996 Telecommunications Act ("1996 Act"). Under the 1996 Act, RBOCs are permitted to provide out-of-region long distance (or inter-LATA) services upon receipt of standard state and/or federal regulator approvals for long distance service. The GTE Operating Companies ("GTOCs") also are permitted to enter the long distance market without regard to limitations by region. An RBOC may provide in-region long distance services, however, only after satisfying a 14-point "checklist" for nondiscriminatory competitive access to its local network. The grant of long distance authority could permit RBOCs and GTOCs to compete with the Company in the provision of domestic and international long distance services. To date, the FCC has denied several applications for in-region long distance authority filed by RBOCs. These denials remain in effect pending further appeals to the U.S. Court of Appeals for the D.C. Circuit.

     Two RBOCs have recently entered into agreements with long distance service providers that would allow the RBOCs to provide, indirectly, in-region long distance services. Both of the proposals have been challenged, on the basis, among other things, that these RBOCs cannot enter into such partnerships or agreements until they have satisfied the 14-point checklist. Both of these challenges are now pending before the FCC. If the partnerships or agreements are allowed to stand, it may result in RBOCs being allowed to provide interexchange service in their operating regions sooner than previously expected. The Company cannot predict the outcome of these proceedings or their possible impact on the Company.

     The 1996 Act also addresses a wide range of other telecommunications issues that could impact the Company's operations, including, for example, access charges and universal service. As required by the legislation, the FCC and the PSCs have initiated a number of proceedings to adopt regulations to implement the 1996 Act. Many of these regulations have been, and others likely will be, judicially challenged. It is not possible to assess what impact the 1996 Act, the rulemakings, or related litigation will have on the Company's business, financial conditions and results of operations.

     Access Charges. To originate and terminate calls, long distance carriers such as the Company must purchase "access services" from LECs or CLECs. Access charges represent a significant portion of the Company's costs of United States domestic long distance services. Interstate access charges are regulated by the FCC. Under alternative rate structures being considered by the FCC, LECs would be permitted to allow volume discounts in the pricing of access charges. PSCs regulate intrastate access charges. The RBOCs and other local exchange carriers also have been seeking greater pricing flexibility and reduction of intrastate access charges. While the outcome of these proceedings is uncertain, if LECs are permitted to utilize more flexible rate structures for access charges, smaller long distance carriers such as the Company, could be placed at a significant cost disadvantage with respect to larger competitors.

  International and Foreign Regulations

     WTO Agreement. Pursuant to the WTO Agreement, 69 countries, comprising more than 90% of the global market for telecommunications services have agreed to permit varying degrees of competition from foreign carriers.

     As a result of the WTO Agreement, telecommunications markets in countries representing more than 90% of the global telecommunications markets are expected to be significantly liberalized. As explained further below, implementation of the WTO Agreement in the United States already has resulted in a lessening of regulatory burdens on the Company and the facilitation of the Company's international expansion. Implementation of the WTO Agreement in foreign countries is expected to create additional competitive opportunities in international and foreign markets for U.S. telecommunications businesses such as the Company. Although many countries have agreed to make certain changes to increase competition in their respective markets, there can be no assurance that countries will honor their commitments in a timely manner or at all. Also, since the regulatory frameworks are not yet well established in all countries, specific foreign regulatory requirements that the Company will face in carrying out its business plan are not yet known.

     U.S. International Authorizations. International common carriers, such as the Company, are required to obtain authority from the FCC under Section 214 of the Communications Act to provide international telecommunications services that originate or terminate in the U.S., and to file and maintain tariffs with the FCC specifying the rates, terms, and conditions of their services. In 1989, the Company received Section 214 authority from the FCC to acquire and operate satellite facilities for the provision of direct international service to Italy, Kenya, India, Iran, Saudi Arabia, Pakistan, Sri Lanka, South Korea and the United Arab Emirates. At the same time, the Company also was authorized to resell services of other common carriers for the provision of switched voice, telex, facsimile and other data services, and for the provision of INTELSAT Business Services and international television services to various overseas points. On August 27, 1997, the Company was granted global facilities-based
Section 214 authorization under streamlined processing rules adopted in 1996 to provide international basic switched, private line, data, television and business services using authorized facilities to virtually all countries in the world.

     The FCC's streamlined Section 214 authorizations and tariff regulation processes provide for shorter tariff notice and review periods for certain U.S. international carriers, including the Company, as well as for other streamlined regulatory requirements for "non-dominant" carriers found to lack market power on the routes served. The Company is classified by the FCC as a non-dominant international and domestic carrier.

     U.S.  International  Settlements  Policy. All U.S.  international  switched services carriers, including the Company, must comply with the FCC's international settlements policy ("ISP"). The ISP establishes the parameters by which U.S. carriers and their foreign correspondents settle international revenues to recover the cost of terminating each other's traffic over their respective networks. The ISP is designed to eliminate foreign carriers' incentives and opportunities to discriminate in their operating agreements among different U.S.-based carriers. Under the ISP, the amount of payments is determined by applying a "settlement rate" (generally one-half of the negotiated accounting rate) to net billed minutes for a particular month. Two other features of the ISP are uniformity, i.e., that accounting rates must be uniform for all U.S. carriers interconnecting with a particular country, and proportionate return, i.e., that each U.S. carrier may accept return traffic from a foreign country only in the same proportion as its share of total U.S. traffic delivered to that country. The FCC is currently considering whether to discontinue applying the ISP to arrangements between U.S. carriers and: (1) any foreign carrier from a WTO member country that lacks market power on the relevant route; and (2) any foreign carrier from a WTO member country with a liberalized market.

     The precise terms of settlement between a U.S. carrier and a foreign correspondent carrier, as well as the terms and conditions for the provision of service, are established in an "operating agreement." The Company has operating agreements with correspondents in 24 countries. U.S. international carriers, including the Company, are required to file copies of operating agreements with the FCC within 30 days of execution. The Company has filed 21, and will timely file the remaining three, of its operating agreements with the FCC. The FCC is currently considering whether to allow carriers to obtain authority to enter into flexible settlement arrangements without naming the foreign correspondent and without filing the terms and conditions of the actual agreement under certain circumstances.

     Consistent with the ISP, the FCC has prohibited U.S. carriers from agreeing to accept special concessions from foreign carriers or administrations. The no special concessions rule currently prohibits only those exclusive arrangements granted to a U.S. carrier by a foreign correspondent with market power and that affect traffic flow to or from the U.S. The FCC is currently considering modifications to the no special concession rule in light of the proposal to modify the ISP. However, a U.S. carrier may negotiate an accounting rate that is lower than the accounting rate offered to any other U.S. carrier on the same route, upon the filing of a notification letter with the FCC. If the U.S. carrier negotiating the lower rate does not already have an operating agreement in effect with the foreign carrier, the U.S. carrier must file a request with the FCC to modify the accounting rate for that country. U.S. carriers also must request modification authority from the FCC for any proposal that is not prospective, that is not a simple reduction in the accounting rate, or that changes the terms and conditions of an existing operating agreement. Additionally, in 1996, the FCC established an alternative settlements policy permitting U.S. companies to be authorized to enter into non-uniform settlement arrangements with carriers from countries that meet the effective competitive opportunities ("ECO") test or where the U.S. carrier can demonstrate that an alternative settlement arrangement would promote competition. Recently, the FCC has further liberalized this policy, replacing the ECO test with a rebuttable presumption in favor of alternative arrangements for WTO member countries. While these rule changes may provide more flexibility to the Company to respond more rapidly to changes in the global telecommunications market, it will also provide similar flexibility to the Company's competitors.

     The Company intends, where possible, to take advantage of lowered accounting rates and more flexible settlement arrangements. On August 7, 1997, the FCC adopted revisions to reduce the level and increase enforcement of its international accounting "benchmark" rates, which are the FCC's ceilings for prices that U.S. carriers should pay for international settlements. Certain foreign carriers have challenged the FCC decision in court appeals as well as petitions for reconsideration filed with the FCC. These proceedings are currently pending. If the FCC mandate of benchmark reductions achieves its stated goal of establishing competitive international settlement rates, the Company may benefit from such rate reductions.

     U.S. Policies on Alternative Routing Through Transiting, Refiling and ISR. The FCC is currently considering whether to limit or prohibit certain procedures whereby a carrier routes, through facilities in a third or intermediate country, traffic originating from one country and destined for another country. The FCC has permitted third country calling under certain pricing and settlement rules, where all countries involved consent to this type of routing arrangement, referred to as "transiting." Under certain arrangements referred to as "refiling," however, traffic appears to originate in the intermediate country and the carrier in the ultimate destination country does not expressly consent to receiving traffic from the originating country and does not realize the traffic it receives from the third country is actually originating from a different country. The FCC to date has made no pronouncement as to whether refile arrangements, which avoid settlements between the actual originating and destination countries, comport either with United States or ITU regulations. A 1995 petition for a declaratory ruling on these issues remains pending. It is possible that the FCC may determine that transiting or refiling violates United States and/or international law.

     The FCC decides on a case-by-case basis whether to grant Section 214 authority to United States carriers to resell international private lines for the provision of switched services interconnected on one or both ends to the public network ("International Simple Resale" or "ISR"). To date, the FCC has Under new rules implementing the WTO Agreement, the FCC will authorize the provision of ISR between the U.S. and a WTO member country if either the settlement rates for at least 50% of the settled U.S.-billed traffic between the United States and that country are at or below the FCC's benchmark settlement rate for that country or the country satisfies the FCC's equivalency test. The FCC will authorize ISR between the United States and a non-WTO member country only if both the settlement rates for at least 50% of the settled U.S.-billed traffic between the United States and that country are at or below the relevant benchmark and the country satisfies the FCC's equivalency test. To date, the FCC has granted U.S. carriers ISR authority to Australia, Austria, Belgium, Canada, Denmark, France, Germany, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Norway, Sweden, Switzerland and the U.K. The FCC has found that equivalent resale opportunities do not exist in Chile or Hong Kong. Once ISR authority for a particular country has been granted to one U.S. telecommunications operator, the Company will also be able to provide ISR to the same country over resold facilities. The FCC is currently considering permitting carriers to provide ISR for a limited amount of traffic on routes where it would otherwise not authorize the provision of ISR.

     U.S. Reporting Requirements. The FCC's international service rules require the Company to file periodically a variety of reports regarding its international traffic flows and use of international facilities. The Company has filed each of its annual circuit status and traffic data reports. The FCC is engaged in a rulemaking proceeding in which it has proposed to reduce certain reporting requirements of common carriers. The Company is unable to predict the outcome of this proceeding or its effect on the Company.

     United States Foreign Entry and Foreign Affiliate Rules. The FCC's rules implementing the WTO Agreement generally ease restrictions on entry by foreign telecommunications operators from WTO member countries into the United States and streamline FCC regulation of such operators. Foreign entry restrictions and full FCC regulation remain in effect for foreign telecommunications operators from non-WTO countries. There are no limits on foreign ownership except that the Communications Act limits the foreign ownership of an entity holding a common carrier radio license. The Company does not currently hold any radio licenses.

     The FCC regulates the ability of United States international carriers affiliated with foreign carriers to serve markets where the foreign affiliate is dominant. The FCC presumes a foreign-affiliated U.S. carrier to be dominant on foreign routes where the foreign affiliate is a monopoly or has more than 50% market share in international or local telecommunications. A U.S. carrier affiliated with a dominant foreign carrier may still be entitled to streamlined regulation by the FCC if it agrees to be regulated as dominant on routes between the United States and the country of the foreign affiliate. Moreover, as a result of the WTO Agreement, the FCC has adopted a rebuttable presumption in favor of entry into the U.S. market by foreign carrier affiliates from WTO member countries. The presumption can be rebutted if the foreign country of the affiliate does not meet FCC settlement rate benchmarks. The FCC's liberalized foreign market entry policies may have a two-fold effect on the Company: (i) increased opportunities for foreign investment in and by the Company and entry by the Company into WTO member countries; and (ii) increased competition for the Company from other U.S. international carriers serving or seeking to serve WTO member countries. Previously U.S. carriers were required to report any investment by a foreign carrier of 10% or greater, and the Company has reported the 15% investment in the Company by an affiliate of Portugal Telecom, a foreign carrier from a WTO member country and a signatory to the WTO Agreement.

     U.S. Regulation of Internet Telephony. The Company knows of no domestic or foreign laws that prohibit voice communications over the Internet. In December 1996, the FCC initiated a Notice of Inquiry (the "Internet NOI") regarding whether to impose regulations or surcharges upon providers of Internet access and information services. The Internet NOI specifically identifies Internet Telephony as a subject for FCC consideration. In April 1998, the FCC filed a report with Congress stating that Internet access falls into the category of information services, and hence should not be subject to common carrier regulation, including the obligation to pay access charges, but that the record suggests that some forms of Internet Telephony may be more like telecommunications services then information services, and hence subject to common carrier regulation. In addition, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate

Internet telephone services. If a foreign government, Congress, the FCC, or a state utility commission begins to regulate Internet Telephony, there can be no assurances that any such regulation will not materially adversely affect the Company's business, financial condition or results of operations. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on the Company's Internet-related services, nor can it predict the impact that future regulation will have on the Company's operations.

  European Union Regulations

     The EU's 15 member states (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the U.K.) are free to regulate their respective telecommunications markets subject to compliance with any EU and WTO rules. EU legislative initiatives in this area aim at ensuring a harmonized regulatory framework and an open, competitive telecommunications market throughout the EU.

     In March 1996, the EU adopted the "Full Competition Directive" requiring EU member states to allow the creation of alternative telecommunications infrastructures by July 1, 1996, and to abolish the PTTs' monopolies in voice telephony by January 1, 1998. Certain EU countries may delay the abolition of the voice telephony monopoly based on exemptions established in the Full Competition Directive. These countries include Luxembourg (July 1, 1998), Spain (November 30, 1998), Portugal and Ireland (January 1, 2000) and Greece (December 31, 2000). As a complement to the Full Competition Directive, the EU issued two further important Directives in 1997: the "Licensing Directive" and the "Interconnection Directive".

     The Licensing Directive sets out framework rules for the national authorizations for telecommunications services and networks. In practice, however, these authorization requirements still vary considerably from country to country, and certain EU countries have introduced or are likely to introduce licensing requirements that are disproportionate. This could have a material adverse effect on the Company's future operations in the EU. The Interconnection Directive sets out rules to secure the interconnection of telecommunications networks in the EU. Telecommunications operators that may invoke rights to interconnect under this regime are primarily those operating a transmission network. Operators that provide telecommunications services but do not have their own network facilities do not enjoy full interconnection rights, but may benefit from "access rights", which are generally more limited and less clearly defined than interconnection rights. The new interconnection regimes in several EU member states reflect this discrimination against telecommunications service providers that do not have their own network. Therefore, for as long as the Company does not operate as an authorized network operator in the EU, it may not be in a position to benefit directly from the optimum interconnection regime in the EU. Similar discriminations currently exist in several EU countries with respect to prefixes that may be used for "dial-around" or "casual calling". It is generally easier for large network operators with nationwide domestic coverage to obtain short prefixes for such calls. New entrants with limited facilities are generally entitled to longer prefixes.

     Despite various EU regulatory initiatives supporting the liberalization of the telecommunications market, most EU Member States are still in the initial stages of liberalizing their telecommunications markets and establishing competitive regulatory structures to replace the monopolistic environment in which the PTTs previously operated. For example, most EU member states have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of these EU directives differs significantly among the EU Member States. While some EU Member States have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

     The Company is also subject to general European law, which, among other things, prohibits certain anti-competitive agreements and abuses of dominant market positions through Articles 85 and 86 of the Treaty of Rome. The EU has introduced strict rules governing the processing of personal data by private parties, including telecommunications operators. Among other restrictions, the EU data protection regime does not allow the processing of data revealing ethnic origin without the explicit consent of the data subject. Moreover, Member States are allowed to prohibit such processing even if the data subject has given its explicit consent. Furthermore, EU data protection rules prohibit the transfer of personal data to third countries that do not ensure an adequate level of data protection. The United States is likely to be included among these countries. These restrictions may have a material adverse effect on the Company's database marketing techniques and its ability to target customers in the EU.

     United Kingdom. The Company has an International Facilities License ("IFL"), which entitles it to run its own international telecommunications systems in the UK.

     The Company appears on the Office of Telecommunications list (as of March 24, 1998) of operators deemed to have rights and obligations to interconnect (to other telecommunications operators networks) pursuant to "Annex II" of the EU Interconnection Directive. Currently, the main implication of the Company's "Annex II" status is that it is entitled to wholesale interconnect rates from British Telecommunications, plc., the former monopoly provider.

     In addition to the obligations imposed on Startec Global (as a licensed telecommunications operator) by the Telecommunications Act 1984, the Company is also subject to general UK and European Union law as well as specific EU telecommunications and competition legislation.

     Switzerland.   The  Company  has   recently   received   approval   for  an
International Simple Resale ("ISR") License, which will allow it to resell traffic originating in Switzerland.

  Regulations In Other Jurisdictions

     The Company's ability to enter a foreign Country's telecommunications market depends upon, among other things, the extent to which that country permits access by United States carriers. As previously noted, pursuant to the WTO Agreement, the telecommunications markets of countries representing more than 90% of the global market in telecommunications services have committed in varying degrees to allow telecommunications suppliers from WTO countries access to their domestic and international markets. Although most WTO member states have embraced the liberalization process and should achieve a high level of openness, some have delayed full implementation of their respective commitments under the WTO Agreement and maintain several levels of restrictions on full competition. In addition, a number of countries have committed to open certain telecommunications markets to competition in future years rather than immediately.

     The countries that the Company plans to enter in 1998 include Chile and Japan. Although Chile has not yet formally ratified the WTO Agreement, both Chile and Japan have committed to allow full competition in domestic and international long distance services in 1998 and have taken significant steps to implement their commitments. The countries that the Company plans to enter in 1999 (including

Australia, Canada, Hong Kong and Mexico) and in 2000 (including Argentina, Brazil, India and Singapore), are in the process of liberalizing, in varying degrees, certain telecommunications services in their respective jurisdictions based on the WTO Agreement. Although implementation of the WTO Agreement should create significant competitive opportunities in each of these countries, there can be no assurance that these countries will honor their commitments in a timely manner or at all. Moreover, since the regulatory frameworks are not yet well established in all of these countries, the specific regulatory requirements that the Company will face in these countries in carrying out its business plan are not yet known.

EMPLOYEES

     As of August 31, 1998, the Company had 244 full-time employees and 83 part-time employees. None of the Company's employees are currently represented by a collective bargaining agreement. Management believes that the Company's relationship with its employees is good.

PROPERTIES

     The Company's headquarters are located in approximately 46,000 square feet of space in Bethesda, Maryland. The Company leases this space under an agreement which expires October 31, 2002. The Company also is a party to a co-location agreement pursuant to which it has the right to occupy certain space in Washington, D.C. as a site for its switching facilities. In addition, the Company has recently entered into a co-location agreement with another party pursuant to which it has the right to occupy approximately 2,000 square feet in New York City, New York as a site for its switching facilities and under which it pays approximately $8,000 per month. The Washington, D.C. co-location agreement is currently renewable on a month-to-month basis, and the New York City co-location agreement has a five-year initial term expiring in 2002, with a five-year renewal option. The Company anticipates that it will incur additional lease and co-location expenses as it adds additional switching capacity.

LEGAL PROCEEDINGS

     The Company is from time to time involved in litigation incidental to the conduct of its business. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the Company's directors, executive officers and key employees as of August 31, 1998.

     Directors and Executive Officers

NAME                             AGE    POSITION
-----------------------------   -----   --------------------------------------------------
Ram Mukunda .................    39     President, Chief Executive Officer, Treasurer and
                                        Director
Prabhav V. Maniyar ..........    39     Senior Vice President, Chief Financial Officer,
                                        Secretary and Director
Nazir G. Dossani ............    56     Director
Richard K. Prins ............    41     Director
Vijay Srinivas ..............    45     Director

  Certain Key Employees

NAME                          AGE    POSITION
--------------------------   -----   ---------------------------------------------------
Anthony Das ..............    44     Vice President of Corporate and International
                                     Affairs
Subhash Pai ..............    32     Vice President, Controller and Assistant Secretary
Gustavo Pereira ..........    44     Vice President of Engineering
Dhruva Kumar .............    28     Vice President of Global Carrier Services
Tracy Behzad .............    35     Vice President of Human Resources
Ron Vassallo .............    32     Director, Global Marketing

     RAM MUKUNDA is the founder of Startec Global. Prior to founding STARTEC in 1989, Mr. Mukunda was an Advisor in Strategic Planning with INTELSAT, an international consortium responsible for global satellite services. While at INTELSAT, he was responsible for issues relating to corporate, business, financial planning and strategic development. Prior to joining INTELSAT, he worked as a fixed-income analyst with Caine, Gressel. Mr. Mukunda earned a M.S. in Electrical Engineering from the University of Maryland. Mr. Mukunda and Mr. Srinivas are brothers-in-law.

     PRABHAV V. MANIYAR joined Startec Global as Chief Financial Officer in January 1997. From June 1993 until he joined the Company, Mr. Maniyar was the Chief Financial Officer of Eldyne, Inc., Unidyne Corporation and Diversified Control Systems, LLC, collectively known as the Witt Group of Companies. The Witt Group of Companies was acquired by the Titan Corporation in May 1996. From June 1985 to May 1993, he held progressively more responsible positions with NationsBank. Mr. Maniyar earned a B.S. in Economics from Virginia Commonwealth University and an M.A. in Economics from Old Dominion University.

     NAZIR G. DOSSANI joined Startec Global as a director in October 1997 at the completion of the Initial Public Offering. Mr. Dossani has been Vice President for Asset/Liability Management at Freddie Mac since January 1993. Prior to this position, Mr. Dossani was Vice President -- Pricing and Portfolio Analysis at Fannie Mae. Mr. Dossani received a Ph.D. in Regional Science from the University of Pennsylvania and an M.B.A. from the Wharton School of the University of Pennsylvania.

     RICHARD K. PRINS joined Startec Global as a director in October 1997 at the completion of the Initial Public Offering. Mr. Prins is currently Senior Vice President with Ferris, Baker Watts, Incorporated. From July 1988 through March 1996, he served as Managing Director of Investment Banking with Crestar Securities Corporation. Mr. Prins received an M.B.A. from Oral Roberts University and a B.A. from Colgate University. He currently serves on the Board of Directors of Path Net, Inc., a domestic telecommunications company, and The Association for Corporate Growth, National Capital Chapter.

     VIJAY SRINIVAS is the brother-in-law of Ram Mukunda and is a founding director of the Company. He has a Ph.D. in Organic Chemistry from the University of North Dakota and is a senior research scientist at ELF Atochem, North America, a diversified chemical company.

     ANTHONY DAS joined Startec Global in February 1997 and is Vice President of Corporate and International Affairs. Prior to joining the Company, Mr. Das was a Senior Consultant at Armitage Associates from April 1996 to January 1997. Prior to joining Armitage Associates, he served as a Senior Career Executive in the Office of the Secretary, Department of Commerce from 1993 to 1995. From 1990 to 1993, Mr. Das was the Director of Public Communication at the State Department.

     SUBHASH PAI joined Startec Global in January 1992 and serves as Vice President, Controller and Assistant Secretary. He is a CA/CPA. Prior to joining the Company, Mr. Pai held various positions with a multinational shipping company.

     GUSTAVO PEREIRA joined Startec Global in August 1995 and is Vice President for Engineering. From 1989 until he joined the Company in 1995, Mr. Pereira served as Director of Switching Systems for Marconi in Portugal. In this capacity he supervised more than 100 engineers and was responsible for Portugal's international telecommunications network.

     DHRUVA KUMAR joined Startec Global in April 1993 and is Vice President of Global Carrier Services. Prior to managing the Carrier Services group, Mr. Kumar held a series of progressively more responsible positions within the Company.

     TRACY BEHZAD joined Startec Global in January 1998 and is Vice President of Human Resources. Ms. Behzad's background includes over 15 years of progressively responsible positions in human resources management, including experience in labor relations and in the development of human resources departments within organizations.

     RON VASSALLO joined Startec Global in January 1998 and serves as Director, Global Marketing. Prior to joining the Company, Mr. Vassallo was Vice President and a founding partner of MultiServices, Inc., a strategic marketing firm, and General Manager of World Access, Inc., an international affinity marketing company.

CLASSIFIED BOARD OF DIRECTORS

     Pursuant to its Articles of Incorporation, the Company's Board of Directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms, and approximately one-third of the directors stand for election at each annual meeting of the Company's stockholders. A classified Board of Directors may have the effect of deterring or delaying an attempt by a person or group to obtain control of the Company by a proxy contest since such third party would be required to have its nominees elected at two annual meetings of stockholders in order to elect a majority of the members of the Board. Upon completion of the Reorganization, the Company will continue to have a classified Board of Directors. See "Risk Factors -- Control of Company by Current Stockholders."

COMMITTEES OF THE BOARD

     The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

     The Audit Committee is charged with recommending the engagement of independent accountants to audit the Company's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements, reviewing management's procedures and policies regarding internal accounting controls, and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. Messrs. Dossani and Prins currently serve as the members of the Audit Committee.

     The Compensation Committee is responsible for reviewing and approving salaries, bonuses and benefits paid or given to all executive officers of the Company and making recommendations to the Board of Directors with regard to employee compensation and benefit plans. The Compensation Committee also administers the Amended and Restated Option Plan and 1997 Performance Incentive Plan. Messrs. Dossani and Prins currently serve as the members of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the  completion  of the  Initial  Public  Offering,  the  Board of
Directors did not have a Compensation Committee or committee performing a similar function. Accordingly, the entire Board of Directors, including directors who are executive officers of the Company, historically had made all determinations concerning compensation of executive officers. As discussed above under "-- Committees of the Board," the Board of Directors has established a Compensation Committee which consists entirely of directors who are not employees of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is not deemed to be "soliciting material" or deemed to be "filed" with the Commission or subject to the Commission's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

     General. In connection with its Initial Public Offering, the Company formed a Compensation Committee of the Board of Directors consisting of Messrs. Prins and Dossani. The Compensation Committee evaluates and recommends to the Board the base salary and incentive compensation for the Chief Executive Officer of the Company, as well as its senior officers. The Compensation Committee also administers and grants awards under the 1997 Plan. The Committee consists solely of non-employee directors whose participation in the 1997 Plan is under the control of the Board. The Committee intends to retain a professional consultant to research the executive compensation levels of similar companies and to assist and advise it in the future in the setting of the Company's own executive compensation levels.

     Executive Compensation. The Company's executive compensation program as implemented by the Compensation Committee is intended to provide a competitive compensation program that will enable the Company to attract, retain and reward experienced and highly motivated executive officers who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. The compensation policy is generally based on the principle that the financial rewards to the executive must be aligned with the financial interests of the stockholders of the Company.

     Officers of the Company are paid salaries in line with their responsibilities and generally comparable to industry standards. Senior officers are also eligible to receive discretionary bonuses based upon the overall growth in revenue and profit and the performance of the Company. Likewise, stock option or other stock-based awards to officers and other employees are intended to promote the success of the Company by aligning employee financial interests with long-term stockholder value. Such awards are generally based on various subjective factors primarily relating to the responsibilities of the individual officers or employees, and also their expected future contributions and prior awards.

     The Committee will consider establishing standard salary ranges for all executive positions below the level of the chief executive officer in the future with the assistance of experienced compensation consultants. These salary ranges will be developed in coordination with such consultants and the Company's human resources staff from surveys using competitive market data from similarly sized companies in the telecommunications industry, as well as other industry groups. An executive's salary within these ranges will depend upon the executive's experience and capabilities, the executive's unique talents and strengths and the executive's overall contribution to the Company.

     Compensation of the Chief Executive Officer. The Compensation Committee will annually review and approve the compensation of Mr. Mukunda, the Chief
Executive Officer of the Company. The compensation package for the Chief Executive Officer includes elements of base salary, annual incentive compensation and long-term incentive compensation. Mr. Mukunda's total compensation is designed to be competitive within the industry while creating rewards for short- and long-term performance in line with the financial interests of the Company's stockholders.

     With regard to Mr. Mukunda's compensation, the Committee considers in particular the Company's performance as evidenced by changes in the market price of the Common Stock during the year as compared to changes in the telecommunications industry and the broader economic environment. Mr. Mukunda is a significant stockholder in the Company, and to the extent his performance as Chief Executive Officer translates into an increase in the value of the Common Stock, all Company stockholders, including him, share the benefits. The Committee also considers the Chief Executive Officer's leadership in continuing to improve the strategic position of the Company and its positive financial performance during 1997 with respect to revenue growth, expense control, net income, and earnings per share, compared to other telecommunications companies.

     Section 162(m). The Commission requires that this report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. The Company's policy with respect to Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted, while simultaneously providing Company executives with appropriate awards for their performance. None of the Company's executives earned sufficient compensation income in 1997 nor are any of the Company's executives anticipated to have sufficient compensation in the near future to be subject to Section 162(m). The Compensation Committee, however, reserves the right to use its judgment, where merited by the Committee's need for flexibility to respond to changing business conditions or by an executive's individual performance, to authorize compensation which may not, in a specific case, be fully deductible by the Company.

     Conclusion. The Compensation Committee intends to base its executive compensation practices on stock price and other financial performance criteria, as well as on its qualitative evaluation of individual performance. In addition, the Committee will augment these components of the compensation process with quantitative measures of individual performance. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's stockholders.

                                            THE COMPENSATION COMMITTEE

                                              Nazir G. Dossani
                                               Richard K. Prins


COMPENSATION OF DIRECTORS

     Currently, the Company's directors do not receive cash compensation for their service on the Board of Directors. In the future, however, directors who are not executive officers or employees of the Company may receive meeting fees, committee fees and other compensation relating to their service. The Company's practice is to grant to each member of the Board of Directors who is not an officer of the Company an award of options to purchase 5,000 shares of Company Common Stock upon joining the Board and an additional option to purchase 2,000 shares of Company Common Stock per year of service thereafter. All directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information concerning compensation for services in all capacities awarded to, earned by or paid to, the Company's Chief Executive Officer and the other most highly compensated officers of the Company, whose aggregate cash and cash equivalent compensation exceeded $100,000 (the "Named Officers"), with respect to the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                     --------------------------------------------- ---------------------------------------
                                                                       OTHER        RESTRICTED   SECURITIES       ALL
NAME AND                                                               ANNUAL          STOCK     UNDERLYING      OTHER
PRINCIPAL POSITION             YEAR      SALARY($)     BONUS($)   COMPENSATION($)    AWARDS($)   OPTIONS(#)   COMPENSATION
----------------------------- ------ ---------------- ---------- ----------------- ------------ ------------ -------------
Ram Mukunda ................. 1997        345,833(1)     --            30,800(2)       --               --         --
 President & Chief            1996        165,872        --            18,000(2)       --               --         --
 Executive Officer            1995        150,000        --                --          --               --         --
Prabhav Maniyar(3) .......... 1997        149,585        --                --          --          157,616         --
 Chief Financial Officer &    1996             --        --                --          --               --         --
 Secretary                    1995             --        --                --          --               --         --
Gustavo Pereira(4) .......... 1997        110,000        --                --          --            7,500         --
 Vice President--Engineering  1996        110,000        --                --          --               --         --
                              1995         32,000        --                --          --               --         --

----------
(1)  Includes $150,000 accrued salary for prior periods.

(2)  This amount includes the value of an automobile allowance.

(3)  Mr. Maniyar joined the Company in January 1997.

(4)  Mr. Pereira joined the Company in August 1995.


STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of options to purchase Common Stock made by the Company during the fiscal year ended December 31, 1997 to each of the Named Officers. No stock appreciation rights were granted during fiscal 1997.

                   OPTION GRANTS IN 1997 -- INDIVIDUAL GRANTS

                                                                                POTENTIAL REALIZABLE
                                                                                      VALUE AT
                                                                                ASSUMED ANNUAL RATES
                                                                                         OF
                            NUMBER OF    PERCENT OF                                  STOCK PRICE
                           SECURITIES   TOTAL OPTIONS                             APPRECIATION FOR
                           UNDERLYING    GRANTED TO      EXERCISE                  OPTION TERM(3)
                             OPTIONS    EMPLOYEES IN      PRICE/     EXPIRATION ---------------------
NAME                       GRANTED(#)    1997(%)(1)    SHARE($)(2)      DATE        5%         10%
------------------------- ------------ -------------- ------------- ----------- ---------- ----------
Ram Mukunda .............         --     --             --                  --        --         --
Prabhav Maniyar .........    107,616   16.10           1.85          1/19/2007   125,206    317,297
                              50,000    7.48          10.00          8/17/2007   314,447    796,871
Gustavo Pereira .........      7,500    1.12          10.00          8/17/2007    47,167    119,530

----------
(1) During 1997, the Company granted options to purchase a total of 668,366 shares of Common Stock.

(2) The exercise price was equal to the fair market value of the shares of Common Stock underlying the options on the date of grant.

(3) Amounts reflected in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Common Stock over the term of the options. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent upon the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the holder of the option.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information as of December 31, 1997 regarding the number and year end value of unexercised options to purchase Common Stock held by each of the Named Officers. No stock appreciation rights were exercised during fiscal 1997.

                       FISCAL 1997 YEAR-END OPTION VALUES

                                NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED               "IN-THE-MONEY"
                                 OPTIONS AT FISCAL                    OPTIONS AT
                                    YEAR END(#)                    FISCAL YEAR-END
NAME                         EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE ($)(1)
-------------------------   ---------------------------   ---------------------------------
Ram Mukunda .............               --                               --
Prabhav Maniyar .........         107,616/50,000                  2,208,818/618,750
Gustavo Pereira .........            0/7,500                          0/92,813

----------
(1) Options are "in-the-money" if the fair market value of underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between $22.375 per share, the fair market value of the Common Stock issuable upon exercise of options at December 31, 1997 and the exercise price of the option, multiplied by the applicable number of shares underlying the options. On July 31, 1998, the closing price of the Company Common Stock was $11.00.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Ram Mukunda on July 1, 1997 (the "Mukunda Employment Agreement"), pursuant to which Mr. Mukunda holds the positions of President, Chief Executive Officer and Treasurer of the Company, is paid an annual base salary of $250,000 per year, is entitled to participate in the Company's 1997 Performance Incentive Plan, is eligible to receive a bonus of up to 40% of his base salary, as determined by the Compensation Committee of Board of Directors of the Company based upon the financial and operating performance of the Company, and is entitled to receive an automobile allowance of $1,500 per month. In addition, the Mukunda Employment Agreement provides that if there is a "Change of Control" (as defined herein), Mr. Mukunda will receive, for the longer of 12 months or the balance of the term under his employment agreement (which initially could be for a period of up to three years), the following benefits: (1) a severance payment equal to $20,830 per month; (2) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs; (3) all accrued but unpaid base salary and other benefits as of the date of termination; and (4) such other benefits as he was eligible to participate in at and as of the date of termination.

     The Company also entered into an employment agreement with Prabhav Maniyar on July 1, 1997 (the "Maniyar Employment Agreement"), pursuant to which Mr. Maniyar holds the positions of Senior Vice President, Chief Financial Officer and Secretary of the Company, is paid an annual base salary of $175,000 per year, is entitled to participate in the Company's 1997 Performance Incentive Plan, is eligible to receive a bonus of up to 40% of his base salary, as determined by the Compensation Committee of Board of Directors of the Company based upon the financial and operating performance of the Company, and is entitled to receive an automobile allowance of $750 per month. In addition, the Maniyar Employment Agreement provides that if there is a "Change of Control" (as defined herein), Mr. Maniyar will receive, for the longer of 12 months or the balance of the term under his employment agreement (which initially could be for a period of up to three years), the following benefits: (1) a severance payment equal to $14,580 per month; (2) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs; (3) all accrued but unpaid base salary and other benefits; and (4) such other benefits as he was eligible to participate in at and as of the date of termination.

     The Mukunda Employment Agreement and the Maniyar Employment Agreement each has an initial term of three years and is renewable for successive one year terms. In addition, the agreements also contain provisions which restrict the ability of Messrs. Mukunda and Maniyar to compete with the Company for a period of one year following termination.

     For purposes of the Mukunda Employment Agreement and the Maniyar Employment Agreement, a "Change of Control" shall be deemed to have occurred if (A) any person becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of all classes of the Company's then outstanding voting securities; or (B) during any period of two consecutive calendar years individuals who at the beginning of such period constitute the Board of

Directors, cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved; or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other company or entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (exclusive of the situation where the merger or consolidation is effected in order to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company's then outstanding securities); or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     The Board of Directors in consultation with the Compensation Committee recently approved increases in the Compensation of Messrs. Mukunda and Maniyar, which increases are consistent with compensation levels of other comparable companies in the telecommunications industry. Effective July 1, 1998 Mr. Mukunda's annual base salary was increased to $325,000 and Mr. Maniyar's annual base was increased to $225,000.

STOCK OPTION PLANS

  Amended and Restated Option Plan

     The Company adopted the STARTEC, Inc. Stock Option Plan (the "Option Plan") in 1993 to encourage stock ownership by key management employees of the Company, to provide an incentive for such employees to expand and improve the profits and prosperity of the Company and to assist the Company in attracting and retaining key personnel through the grant of options to purchase shares of Common Stock. The Board of Directors amended and restated the Option Plan in January 1997 (the "Amended and Restated Option Plan") to establish a determinable date for the exercisability of options granted under the Option Plan and to make other changes and updates. The Amended and Restated Option Plan provided for the grant of options to purchase up to an aggregate of 270,000 shares of Common Stock to selected full-time employees of the Company. All such options terminate and expire on the earlier of ten years from the date of grant or the date the participant is no longer employed by the Company as a full-time employee and such participant's employment was not terminated as a result of death or permanent disability of the participant, or the Company's termination of the participant's full-time employment without cause. Pursuant to resolution of the Board of Directors, no further awards may be made under the Amended and Restated Option Plan. As of August 31, 1998, options to purchase a total of 7,950 shares of Common Stock were outstanding under the Amended and Restated Option Plan.

  1997 Performance Incentive Plan

     On August 18, 1997, the stockholders of the Company approved the Company's 1997 Performance Incentive Plan (the "Performance Plan"). The purpose of the Performance Plan is to support the Company's ongoing efforts to develop and retain qualified directors, employees and consultants and to provide the Company with the ability to provide incentives more directly linked to the profitability of the Company's business and increases in stockholder value.

     The Performance Plan provides for the award to eligible employees of the Company and others of stock options, stock appreciation rights, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. The Performance Plan is administered by the Compensation Committee of the Board of Directors. The Board of Directors recently adopted and, at the annual stockholder meeting on July 31, 1998, the Company's stockholders approved, an amendment and restatement of the Performance Plan that, among other things, increases the number of shares available for issuance thereunder to an amount equal to 18.5% of the issued and outstanding shares of Common Stock (determined at the time of grant on an award under the Performance
Plan). Based upon the presently outstanding 8,964,315 shares of Common Stock, the Performance Plan would authorize awards of up to 1,658,398 shares of Common Stock. The shares of Common Stock subject to any award that terminates, expires or is cashed out without payment being made in the form of Common Stock will again be available for distribution under the Performance Plan, as will shares that are used by an employee to pay withholding taxes or as payment for the exercise price of an award. Awards under the Performance Plan are not transferable except in the event of the person's death or unless otherwise required by law. Other terms and conditions of each award will be set forth in award agreements. The Performance Plan constitutes an unfunded plan for incentive compensation purposes. As of August 31, 1998, options to purchase a total of 510,900 shares of Common Stock were outstanding under the Performance Plan.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Company's current charter and Bylaws (the "Maryland Charter") provides that the Company shall indemnify its current and former officers and directors against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by Maryland law, as from time to time amended. The Maryland Charter further provides that the right to indemnification shall also include the right to be paid by the Company for expenses incurred in connection with any proceeding arising out of such service in advance of its final disposition. The Maryland Charter further provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company and such other persons serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise to such extent and to such effect as is permitted by Maryland law and as the Board of Directors may determine. The Company maintains insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Maryland law. The Maryland Charter provides that (i) the foregoing rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which any officer, director, employee or agent of the Company may be entitled; and (ii) neither the amendment nor repeal of the charter, nor the adoption of any additional or amendment provision of the charter or the By-laws shall apply to or affect in any respect the applicability of the charter's provisions with respect to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

     Under Maryland law, the Company is permitted to limit by provision in its charter the liability of its directors and officers, so that no director or officer shall be liable to the Company or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result or active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In
Article VII of its amended Articles of Incorporation, the Company has included a provision which limits the liability of its directors and officers for money damages in accordance with the Maryland law. Article VII does not eliminate or otherwise limit the fiduciary duties or obligations of the Company's directors and officers, does not limit non-monetary forms of recourse against such directors and officers, and, in the opinion of the Securities and Exchange Commission, does not eliminate the liability of a director or officer under the federal securities laws.

     Upon completion of the Reorganization, the Company will be governed by the laws of the State of Delaware as well as a new charter and bylaws (together, the "Delaware Charter").

     The Delaware Charter incorporates indemnification provisions to the maximum extent permitted by Delaware law and provides that directors, officers, employees and other individuals shall be indemnified against liability to the Company or its stockholders, other than an action by or in the right of the Company, if the indemnified person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to this standard, under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that such person is prohibited from being indemnified. In the event of any action by or in the right of the Company, indemnification extends only to expenses incurred in connection with defense or settlement of such an action. In addition, under Delaware law, upon court approval, a corporation may indemnify an individual found liable to the corporation, whereas under Maryland law, a corporation may not indemnify an individual who has been found liable to the corporation in a proceeding brought by or in the right of the corporation or on the basis that a personal benefit was improperly received except, as specified above, for expenses upon a court order.

     Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Under Delaware law, therefore, the Company is permitted to enter into indemnification agreements with its directors. Under Delaware law, directors' liability for monetary damages cannot be limited by the charter for (i) breaches of their duty of loyalty to the Company and its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) monetary damages relating to willful or negligent violations regarding the prohibition on the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) transactions from which a director derives improper personal benefit. The liability of officers may not be limited under Delaware law, unless the officers are also directors. In contrast, under Maryland law, the charter of a corporation may include any provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of August 31, 1998, regarding beneficial ownership of the Company's Common Stock, by (i) each person or group known by the Company to beneficially own more than 5% or more of the Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company that is a Named Officer; and (iv) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.

                                                                         NUMBER OF SHARES
                                                                           BENEFICIALLY      PERCENT OF
BENEFICIAL OWNER(1)                                                          OWNED(2)          CLASS
---------------------------------------------------------------------   -----------------   -----------
Ram Mukunda .........................................................       3,583,675       40.1%
Blue Carol Enterprises Ltd(3) .......................................         807,124        9.0%
Vijay Srinivas(4) ...................................................         311,200        3.5%
Prabhav V. Maniyar ..................................................         118,616        1.3%
Nazir G. Dossani(5) .................................................          14,000          *
Richard K. Prins(6) .................................................          51,000          *
All directors and executive officers as a group (5 persons) .........       4,078,491       45.5%

----------
* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Unless otherwise noted, the address of all persons listed is c/o Startec Global Communications Corporation, 10411 Motor City Drive, Bethesda, MD 20817.

(2) Beneficial ownership is determined in accordance with the rules of the Commission. Shares of Common Stock subject to options, warrants or other rights to purchase which are currently exercisable or are exercisable within 60 days of July 31, 1998, are deemed outstanding for computing the percentage ownership of the persons holding such options, warrants or rights, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.

(3) The address of Blue Carol Enterprises Ltd. is 930 Ocean Center Harbour City, Kowloon, Hong Kong. Blue Carol Enterprises Ltd. is an affiliate of Portugal Telecom International.

(4) Such shares are held by Mr. Srinivas and his wife as joint tenants. Mr. and Mrs. Srinivas are the brother-in-law and sister of Ram Mukunda, the Company's President and Chief Executive Officer.

(5)  Consists of options to purchase 5,000 shares of Common Stock.

(6) Consists of options to purchase 5,000 shares of Common Stock and a warrant to purchase 33,000 shares of Common Stock. In addition, Mr. Prins is a Senior Vice President of Ferris, Baker Watts, Incorporated, one of the underwriters of the Initial Public Offering, which received warrants to purchase up to 150,000 shares of the Common Stock in connection with the closing of Initial Public Offering, of which Mr. Prins received the warrant to purchase 33,000 shares referred to above.

                          COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total stockholder return on the Common Stock for the period from October 9, 1997 (the date the Common Stock began trading on the Nasdaq/National Market) through December 31, 1997 with the cumulative total return on (i) the "NASDAQ-US Index", and (ii) the "NASDAQ Telecommunications Index." The comparisons assume the investment of $100 on October 9, 1997 in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The Company has not paid any dividends on the Common Stock and does not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.

                               [PERFORMANCE GRAPH]


                                       MONTHLY CUMULATIVE TOTAL VALUES($)*
                     ------------------------------------------------------------------------
       1997                                   THE NASDAQ                    THE NASDAQ
     MONTH-END        THE COMPANY     STOCK MARKET -- U.S. INDEX     TELECOMMUNICATIONS INDEX
------------------   -------------   ----------------------------   -------------------------
10/31/97 .........        88.81                   91.28                        95.44
11/28/97 .........        95.52                   91.68                        95.79
12/31/97 .........       133.58                   89.95                        99.27

----------
* Assumes $100 invested on October 9, 1997 in Common Stock or an index, including reinvestment of dividends.

                              CERTAIN TRANSACTIONS

     The Company has an agreement with Companhia Santomensed De Telecommunicacoes ("CST"), an affiliate of Blue Carol Enterprises Ltd. ("Blue Carol"), which currently holds 9% of the outstanding shares of Common Stock, for the purchase and sale of long distance services. Revenues generated from this affiliate amounted to approximately $1,035,000, $1,501,000 and $1,900,000, or 10%, 5% and 2% of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Services provided to the Company by this affiliate amounted to approximately $134,000, $663,000 and $680,000 of the Company's costs of services for the years ended December 31, 1995, 1996 and 1997, respectively. The Company also has a lease agreement with an affiliate of Blue Carol, Companhia Portuguesa Radio Marconi, S.A. ("Marconi"), for rights to use undersea fiber optic cable under which the Company is obligated to pay Marconi $38,330 semi-annually for five years on a resale basis.

     The Company provided long distance services to EAA, Inc. ("EAA"), an affiliate owned by Ram Mukunda, the Company's President and Chief Executive Officer. Payments received by the Company from EAA amounted to approximately $396,000 and $262,000 for the years ended December 31, 1995 and 1996, respectively. No services were provided in 1997 or the first two quarter of 1998. Accounts receivable from EAA were $167,000 and $64,000 as of December 31, 1995 and 1996, respectively. The Company believes that the services provided were on standard commercial terms, which are no less favorable than those available on an arms-length basis with an unaffiliated third party.

     The Company was indebted to Vijay and Usha Srinivas and Mrs. B.V. Mukunda under certain notes payable in the amounts of $46,000 and $100,000, respectively, which amounts were repaid in July 1997. Mr. and Mrs. Srinivas are the brother-in-law and sister, and Mrs. B.V. Mukunda is the mother, of Ram Mukunda, the Company's President and Chief Executive Officer. The interest rates on these notes ranged from 15% to 25%.

     In July 1997, the Company offered to exchange shares of its voting Common Stock for all of the issued and outstanding shares of its non-voting common stock, or alternatively, to repurchase such shares of non-voting common stock for cash. In connection therewith, Mr. Mukunda exchanged 17,175 shares of non-voting stock for an equal number of shares of voting Common Stock.

     During the second quarter of 1998, the Company made loans to certain of its employees, including executive officers. These loans were all made on substantially the same terms, including interest rates. In this regard, the Company advanced an aggregate of $736,676 to such employees, including $550,000 to the Company's Senior Vice President and Chief Financial Officer, Prabhav V. Maniyar, in connection with the exercises of certain outstanding options to purchase Common Stock and the payment of taxes related thereto. The loans bear interest at a rate of 7.87% per year with interest payable quarterly in arrears. Principal and any unpaid interest are due and payable on December 31, 1998, and may not be pre-paid. The loan to Mr. Maniyar is secured by a pledge of all of his assets other than assets that may be subject to any pre-existing security interests.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is currently authorized to issue 20,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $1.00 per share. Upon completion of the Reorganization, the Company will be authorized to issue 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

     As of August 31, 1998, there were 8,964,315 shares of Common Stock outstanding, held of record by 41 stockholders. In addition, as of August 31, 1998, options, warrants and other rights to purchase an aggregate of 1,138,976 shares of Common Stock were outstanding, of which 454,480 were currently exercisable.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. There are no cumulative voting rights in the election of directors. Subject to the prior rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company, the remainder of the assets of the Company will be distributed ratably among the holders of Common Stock after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

     The Board of Directors has the authority to issue up to 100,000 shares of Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. There are no shares of Preferred Stock outstanding, and the Company has no current plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     Certain holders of outstanding warrants (other than the Warrants) and shares of Common Stock have the right to request the Company to register their shares under the Securities Act. First Union, as the successor to Signet Bank, has the right to request the Company to register 269,900 shares of Common Stock underlying their warrants on two occasions. In addition, the holders of warrants to purchase Common Stock that were issued to the representatives of the underwriters of the Company's initial public offering have the right to request the Company to register the 150,000 shares of Common Stock underlying their warrants on one occasion following the vesting of those warrants in October 1998. First Union, the holders of the representatives' warrants and a beneficial owner of 3,000 shares of Common Stock also have "piggy-back" registration rights with respect to certain registered offerings of securities by the Company that are registered under the Securities Act. Each of these parties waived their registration rights in connection with the Notes Offering, including the Warrant Registration Statement.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION, BYLAWS, MARYLAND LAW AND

DELAWARE LAW

  Amended and Restated Articles of Incorporation and Bylaws

     The Maryland Charter includes certain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, by proxy contest, tender offer, open-market purchases or otherwise, unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also make the removal of directors and management more difficult.

     In this regard, the Maryland Charter provides that the number of directors shall be five but may not be fewer than three nor more than twenty-five members. The Maryland Charter divides the Board of Directors into three classes, with one class having a term of one year, one class having a term of two years, and one class having a term of three years. Each class is to be as nearly equal in number as possible. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. In addition, the Maryland
Charter provides that any director or the entire Board may be removed by stockholders only for cause and with the approval of the holders of 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. The Maryland Charter also provides that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors; provided, however, that if the vacancy occurs as a result of the removal of a director, the stockholders may elect a successor at the meeting at which such removal occurs.

     The classification of directors and the provisions in the Maryland Charter that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders will be required, in most cases, for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

     The Maryland Charter also contains provisions relating to the stockholders' ability to call meetings of stockholders, present stockholder proposals, and nominate candidates for the election of directors. The Bylaws provide that special meetings of stockholders can be called only by the Chairman of the Board of Directors, the President, the Board of Directors, or by the Secretary at the request of holders of at least 25% of all votes entitled to be cast. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called. In addition, the Maryland Charter establishes procedures requiring advanced notice with regard to stockholder proposals and the nomination of candidates for election as directors (other than by or at the direction of the Board of Directors or a committee of the Board of Directors). Pursuant to these procedures, stockholders desiring to introduce proposals or make nominations for the election of directors must provide written notice, containing certain specified information, to the Secretary of the Company not less than 60 nor more than 90 days prior to the meeting. If less than 30 days notice or prior public disclosure of the date of the meeting is given, the required notice regarding stockholder proposals or director nominations must be in writing and received by the Secretary of the Company no later than the tenth day following the day on which notice of the meeting was mailed. The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

     The Maryland Charter also includes certain "super-majority" voting requirements, which provide that the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class, is required to amend certain provisions of the Maryland Charter, including those provisions relating to the number, election, term of and removal of directors; the amendment of the Bylaws; and the provision governing applicability of the Maryland Control Share Act (summarized below). The effect of these provisions will be to make it more difficult to amend provisions of the charter, even if such amendments are favored by a majority of stockholders. In addition, the Maryland Charter includes provisions which require the vote of a simple majority of the Company's issued and outstanding Common Stock to approve certain significant corporate transactions, including the sale of all or substantially all of the Company's assets, rather than the vote of two-thirds of the issued and outstanding Common Stock.

     Upon completion of the Reorganization, the Delaware Charter will be the charter documents of the Company. Although the provisions of the Delaware Charter are similar in many respects to those of the Maryland Charter, the Reorganization includes implementation of provisions in the Delaware Charter that affect the rights of stockholders and management. In addition, certain other changes altering the rights of stockholders and powers of management could be implemented in the future by amendment of the Company's Certificate of Incorporation following stockholder approval, and certain changes could be implemented by amendment of the Bylaws without stockholder approval.

     Change in Authorized Stock. The Maryland Charter authorizes a total of 20,100,000 shares of stock, of which 20,000,000 are shares are classified as common stock, $.01 par value, and 100,000 shares are classified as preferred stock, $1.00 par value ("Preferred Stock"). Of the authorized shares of Preferred Stock, 25,000 shares are classified as Series A Junior Participating Preferred Stock in connection with the adoption by the Board of a Preferred Stock Purchase Rights Agreement dated as of March 26, 1998 ("Rights Plan"). The Board of Directors has the authority to classify and issue the remaining shares of Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restriction thereof. The Delaware Charter authorizes Startec-Delaware to classify and issue an aggregate of 41,000,000 shares of stock, of which 40,000,000 shares shall be common stock, $.01 par value per share, and 1,000,000 shares shall be preferred stock, $1.00 par value per share.

     Elimination of Stockholders' Power to Call Special Stockholders' Meeting and to Act by Unanimous Written Consent. The Delaware Charter provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Although the current Bylaws authorize the stockholders of the Company to take action by unanimous written consent without a meeting, this method of obtaining stockholder approval has not been used since the Company became a public company in 1997. Because of the large number of stockholders of the Company and its current practice of soliciting proxies and holding meetings, the Company does not expect to use this procedure in the future. In addition, the Delaware Bylaws of the Company provide that a special meeting of the stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, or the President. The Maryland Bylaws authorize a special meeting of the stockholders to be called by the Board of Directors, the President, or the holders of stock entitled to cast not less than 25% of the votes at such meeting. Although such a provision is permitted by Delaware law, the Delaware Bylaws will prohibit stockholders from calling a special meeting. As a result, after the Reorganization, the stockholders of the Company will be permitted to act only at a duly called annual or special meeting of the stockholders.

     The provisions prohibiting stockholder action by written consent will give all stockholders of the Company the opportunity to participate in determining any proposed stockholder action and will prevent the holders of a majority of the voting power of the Company from using the written consent procedure to take stockholder action. Persons attempting hostile takeovers of corporations have attempted to use written consent procedures to deal directly with stockholders and avoid negotiations with the boards of directors of such corporations. The provisions eliminating the right of stockholders to call a special meeting would mean that a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of the stockholders prior to such time as the Board of Directors believed such consideration to be appropriate. By eliminating the use of the written consent procedure and the ability of stockholders to call a special meeting, the Company intends to encourage persons seeking to acquire control of the Company to initiate an acquisition through arm's-length negotiations with the Company's management and its Board of Directors.

     The provisions restricting stockholder action by written consent and the elimination of the stockholders' ability to call special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors. Because elimination of the procedures for stockholders to act by written consent or to call special meetings could make more difficult an attempt to obtain control of the Company, such action could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Because tender offers for control usually involve a purchase price higher than the prevailing market price, the provisions restricting stockholder action by written consent and the elimination of the stockholders' ability to call special meetings may have the effect of preventing or delaying a bid for the Company's shares that could be beneficial to the Company and its stockholders. Elimination of the written consent procedure also means that a meeting of the stockholders would be required in order for the Company's stockholders to replace the Board of Directors. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the Board of Directors could be delayed until the next annual meeting. These provisions thus will make the removal of directors more difficult.

  Maryland and Delaware Law

     Section 3-601, et seq. of the Maryland General Corporation Law (the "Business Combination Statute"), and Section 3-701 et seq. of the Maryland General Corporation Law with respect to acquisitions of "control shares" may also have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, by proxy contest, tender offer, open-market purchases or otherwise.

     Under the Business Combination Statute, certain "business combinations" (including mergers or similar transactions subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specified amounts) between a Maryland corporation subject to the Business Combination Statute and an Interested Stockholder, or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the Interested Stockholder who will or whose affiliate will be a party to the business combination voting together as a single voting group, unless the corporation's stockholders receive a minimum price (as described in the Business Combination Statute) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The Business Combination Statute defines an "Interested Stockholder" as any person who is the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or any affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation.

     These provisions of the Business Combination Statute do not apply, unless the corporation's charter or Bylaws provide otherwise, to a corporation that on July 1, 1983 had an existing Interested Stockholder, unless, at any time thereafter, the Board of Directors elects to be subject to the law. These provisions of the Business Combination Statute also would not apply to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that any other Interested Stockholder becomes an Interested Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the Business Combination Statute. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock of the corporation voting together as a single voting group, and 66 2/3% of the votes entitled to be cast by persons (if any) who are not Interested Stockholders of the corporation or affiliates or associates of Interested Stockholders voting together as a single voting group. The Company has not adopted such an amendment to its charter.

     In addition to the Business Combination Statute, Section 3-701 et seq. of the Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the stockholders at a special meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. "Control shares" are voting shares of stock which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of the voting power in electing directors within any one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%; (ii) 33 1/3% or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, by any person, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel a corporation's board of directors to call a special meeting of stockholders to be held within 50 days




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of a demand to consider the voting rights to be accorded the shares  acquired or to be acquired in the control share acquisition. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. Unless the charter or bylaws provide otherwise, if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, at any time during a period commencing on the 11th day after the control share acquisition and ending 60 days after a statement has been delivered. Moreover, unless the charter or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. The shares of Common Stock held by Ram Mukunda and his family are not subject to the restrictions imposed by the Maryland Control Share Act.

     Following the Reorganization, the Company will be subject to the provisions of the Delaware General Corporation Law, which contains provisions similar to the Maryland laws summarized above. The following is a summary of certain similarities and differences between Delaware law and Maryland law. The discussion is not exhaustive and is qualified in its entirety by reference to the specific provisions of Delaware law and Maryland law.

     Redemption Retirement. Delaware law prohibits the purchase or redemption of stock when the capital of a corporation is or will be impaired; except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock. Maryland law, on the other hand, prohibits the purchase or redemption of stock if the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business, or if the corporations's total assets are, or would be, less than the sum of the total liabilities plus, unless the charter provides otherwise, the amount needed to satisfy preferential rights.

     Dividends. Delaware law provides that a corporation can pay dividends out of capital surplus or out of net profits for the current or immediately preceding fiscal year. Maryland law, however, restricts the payment of dividends if the corporation is, or would be unable to, pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation's total assets are, or would be, less than the sum of the total liabilities plus, unless the charter provides otherwise, the amount needed to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

     Dissenters' Rights. Under Delaware law and Maryland law, a dissenting stockholder of a corporation participating in certain transactions such as certain mergers or consolidations, may, under varying circumstances, receive cash in the amount of the fair value of such stockholder's shares (as determined by a court) in lieu of the consideration such stockholder otherwise would have received in such transaction. Delaware law does not generally require such dissenters' rights of appraisal with respect to (i) a sale of assets, (ii) an amendment of the certificate of incorporation (unless otherwise provided for in the certificate of incorporation), (iii) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, if such stockholders received shares of the surviving corporation or of another listed or widely-held corporation, or
(iv) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger. Maryland law has similar provisions, but under Maryland law, dissenters' rights of appraisal would apply: (i) with respect to a sale of all or substantially all of a corporation's assets (except a transfer of assets by a corporation to one or more persons if all of the equity interests of the person or persons are owned directly or indirectly by the transferor, in which event dissenters' rights of appraisal would not apply) or




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




(ii) if a corporation amends its charter in a way that would alter express contractual rights of any outstanding stock and substantially adversely affect the existing stockholder's rights unless the corporation's charter reserves the right to do so. Under Maryland law, a stockholder does not generally have appraisal rights in a merger or consolidation if such stockholder's stock is listed on a national exchange or if such stockholder's stock is that of the surviving corporation in the merger and the merger does not change such stock.

     Inspection of Stockholder List. The rights of stockholders of a Maryland corporation and a Delaware corporation to inspect and copy corporation records differ in certain respects. Under Maryland law, any stockholder may inspect the bylaws, minutes of the proceedings of stockholders, annual statements of affairs, and voting trust agreements of the corporation at the corporation's principal office. Any stockholder may also present a written request for a statement showing all stock and securities issued by the corporation during a specified period of not more than 12 months before the date of the request, the consideration received per share or unit and the value of any consideration other than money as set forth in a resolution of the board of directors. In addition, stockholders of record who own and have owned for at least six months at least five percent of the outstanding stock of any class may inspect and copy the corporation's books of account and its stock ledger, and request an account of the corporation's affairs with no statutory restriction upon the purpose of such inspection. Under Delaware law, on the other hand, any stockholder may upon written demand under oath stating the stockholder's purpose, inspect and copy for any proper purpose the corporation's stock ledger, list of stockholders, and its other books and records. A proper purpose is one reasonably related to such person's interest as a stockholder. Accordingly, for stockholders holding less than five percent of the outstanding stock of any class, the right of inspection of some records may be broader under Delaware law than under Maryland law. For some stockholders, however, the Maryland rights of inspection that are available may be less restrictive with respect to the purpose for which the right may be exercised, and the lack of access to stockholder records under Delaware law could result in the impairment of the stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the corporation.

     Limitation of Liability. Under Delaware law, directors' liability for monetary damages cannot be limited by the charter for (i) breaches of their duty of loyalty to the Company and its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) monetary damages relating to willful or negligent violations regarding the prohibition on the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) transactions from which a director derives improper personal benefit. The liability of officers may not be limited under Delaware law, unless the officers are also directors. Under Maryland law, the charter of a corporation may include any provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders.

     Restrictions on Voting of Securities. Maryland law provides for control-share voting restrictions. If applicable, the Maryland law restriction provides that the voting rights of the persons who make a "control-share" acquisition of a corporation's stock (at least 20% of the voting power of the corporation) are eliminated unless the acquisition is exempt from the restriction or the holders of two-thirds of the non-control share stock of the corporation vote in favor of the acquisition. In contrast, Delaware Law does not provide for a similar control-share voting restriction.

     Voting Requirements for Business Combination. Maryland law requires a vote of two-thirds of all stockholders entitled to vote to approve a business combination, although, as permitted by Maryland law, the Maryland Charter provides for the effectiveness and validity of such an action if authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon. Delaware law and the Delaware Charter require the vote of a majority of the shares represented at a stockholder meeting for all corporate actions requiring stockholder approval. In addition, Delaware law requires that certain transactions between a corporation and an "interested stockholder" (generally, a stockholder acquiring 15% or more of the voting stock of a corporation) may not occur for three years following the date such person became an interested stockholder unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in




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




the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares controlled by the interested stockholder); (iii) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by two-thirds of the outstanding voting stock not held by the interested stockholder; or (iv) an exemption is available. In contrast, Maryland law provides that, unless the Board of Directors has approved the acquisition of voting stock pursuant to which a person becomes an interested stockholder
(generally, a stockholder acquiring 10% or more of the voting stock of a corporation), a Maryland corporation may not engage in certain business combinations with any interested stockholder for five years following the most recent date on which the interested stockholder became an interested stockholder. Moreover, Maryland law provides that business combinations with an interested stockholders after such five-year period must be recommended by the board of directors and approved by (i) at least 80% of the outstanding shares of the voting stock of the corporation and (ii) at least two-thirds of the outstanding shares of voting stock (other than voting stock held by an interested stockholder or an affiliate thereof), unless certain value and other standards are met or an exemption is available.

STOCKHOLDER RIGHTS PLAN

     The Board of Directors has adopted a stockholder rights plan (the "Plan"). In implementing the Plan, the Board of Directors declared a dividend of one right (collectively, the "Rights") for each outstanding share of Common Stock. Each Right, when exercisable, would entitle the holder thereof to purchase 1/1,000th of a share of Series A Junior Participating Preferred Stock (the "Preferred Stock") at a price of $175 per 1/1,000th share.

     Subject to certain limited exceptions, the Rights will be exercisable only if a person or group, other than an Exempt Person, as defined in the Plan, becomes the beneficial owner of 10% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 10% or more of the Common Stock. Ten days after a public announcement that a person has become the beneficial owner of 10% or more of the Common Stock, or ten days following the commencement of a tender offer or exchange offer which would result in a person becoming the beneficial owner of 10% or more of the Common Stock (the earlier of which is called the "Distribution Date"), each holder of a Right, other than the acquiring person, would be entitled to purchase a certain number of shares of Common Stock for each Right at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at one half of the then-market price of such common stock.

     At any time after a person or group becomes the beneficial owner of 10% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person. Generally, the Board of Directors may redeem the Rights at any time until 10 days following the public announcement that a person or group of persons has acquired beneficial ownership of 10% or more of the outstanding Common Stock. The Rights will expire on March 25, 2008.

     Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. In addition, other than those provisions relating to the principal economic terms of the Rights (other than an increase in the purchase price), any of the provisions of the Plan may be amended by the Board of Directors prior to the Distribution Date.

     Upon the completion of the Reorganization, the Company's rights and obligations under the Plan will continue.

LISTING

     The Common Stock is quoted on the Nasdaq Stock Market under the symbol "STGC."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.




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




                            DESCRIPTION OF WARRANTS

     The Warrants were issued pursuant to the Warrant Agreement between the Company and First Union National Bank, as Warrant Agent. The following summary of certain provisions of the Warrants and the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrants and the Warrant Agreement, including the definitions therein of certain terms used below. Capitalized terms used in this Description of Warrants and not otherwise defined herein have the meanings ascribed to such terms in the Warrants and the Warrant Agreement. A copy of the Warrant Agreement, including the form of the Warrants, has been filed as an exhibit to the Warrant Registration Statement of which this Prospectus forms a part.

GENERAL

     Each Warrant,  when  exercised,  will entitle the holder thereof to receive
1.25141 fully paid and non-assessable shares of Common Stock of the Company at the Exercise Price of $24.20 per share. The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances described below. The Warrants will be exercisable to purchase an aggregate of 200,226 shares of Common Stock.

     The Warrants may be exercised at any time and from time to time on or after November 15, 1998 and expire on May 15, 2008. Under the Warrant Agreement, the Company is obligated to give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date. The Warrants will not trade separately from the Notes until the Separation Date.

     In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related registered certificate issued by the Company representing the Warrants (the "Warrant Certificate") with the accompanying form of election to purchase properly completed and executed, and to pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The exercise procedure for Warrants held in book-entry form will be governed by the Depositary's standing procedure for such exercise. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by the Company for such purpose or (ii) without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value (as defined herein) per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock on the Exercise Date. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Upon surrender of the Warrant Certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered to or upon the written order of such holder, a stock certificate representing 1.25141 shares of Common Stock of the Company for each Warrant evidenced by such Warrant Certificate, subject to adjustment as described herein. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the Current Market Value of any such fractional share of Common Stock.




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




     The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of the Company in respect of any stockholders meeting for the election of directors of the Company or any other purpose, or to exercise any other rights whatsoever as stockholders of the Company.

     No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

     In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

     NOTWITHSTANDING THE FOREGOING, THE EXERCISE OF THE WARRANTS (AND THE OWNERSHIP OF COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF) MAY BE LIMITED BY THE COMPANY IN ORDER TO ENSURE COMPLIANCE WITH THE FCC'S RULES AND THE WARRANTS WILL NOT BE EXERCISABLE BY ANY HOLDER IF SUCH EXERCISE WOULD CAUSE THE COMPANY TO BE IN VIOLATION OF THE COMMUNICATIONS ACT OR THE FCC'S RULES, REGULATIONS OR POLICIES. SEE "RISK FACTORS -- POTENTIAL ADVERSE EFFECTS OF REGULATION."

ADJUSTMENTS

     The number of shares of Common Stock of the Company issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain circumstances, including:

          (i) the payment by the Company of dividends and other distributions on its Common Stock payable in Common Stock or other equity interests of the Company;

          (ii) subdivisions, combinations and certain reclassifications of the Common Stock of the Company;

          (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for additional shares of Common Stock, or of securities convertible into or exercisable or exchangeable for additional shares of Common Stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) which is less than the Current Market Value per share of Common Stock;

          (iv) the distribution to all holders of Common Stock of any assets of the Company (including cash), debt securities of the Company or any rights or warrants to purchase any securities (excluding those rights and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings);

          (v) the issuance of shares of Common Stock for a consideration per share which is less than the Current Market Value per share of Common Stock; and

          (vi) the issuance of securities convertible into or exercisable or exchangeable for Common Stock for a conversion, exercise or exchange price per share which is less than the Current Market Value per share of Common Stock.

     The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and certain issuances of Common Stock pursuant to employee stock incentive plans.

     No adjustment in the Exercise Price will be required unless and until such adjustment would result, either by itself or with other adjustments not previously made, in an increase or decrease of at least 1% in the Exercise Price or the number of shares of Common Stock issuable upon exercise of Warrants immediately prior to the making of such adjustment; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price (but not to an amount that is less than the par value of the Common Stock) for any period of time (but not less than 20 business days) as deemed appropriate by the Board of Directors of the Company.

     In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another Person, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto. However, if (i) the Company consolidates, merges or sells all or substantially all of its assets to another person and, in connection therewith, the consideration payable to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of holders thereof will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants.

     In the event of a taxable distribution to holders of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations--Tax Treatment of the Warrants."

RESERVATION OF SHARES

     The Company has authorized and will reserve for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when issued and paid for in accordance with the Warrant Agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

     The Company will be required (a) to provide to each Holder, without cost to such holder, copies of such annual and quarterly reports and documents that the Company files with the Commission (to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act) or that the Company would be required to file were it subject to Section 13 or 15 of the Exchange Act, within 15 days after the date of such filing or the date on which the Company would be required to file such reports or documents and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder promptly upon request.

AMENDMENT

     Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding any Warrants held by the Company or any of its Affiliates).




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




Notwithstanding the foregoing, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may, from time to time, amend or supplement the Warrant Agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect the rights of any holder. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of the Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement) or the exercise period with respect to the Warrants would be shortened.

REGISTRATION RIGHTS

     The Warrant Agreement provides, for the benefit of the Holders of the Warrants, that the Company will file with the Commission the Warrant Registration Statement on an appropriate form under the Securities Act and will use its reasonable best efforts to cause the Warrant Registration Statement to be declared effective by the Commission not later than November 17, 1998. The Warrant Agreement requires the Company, subject to certain limited exceptions, to use its reasonable best efforts to keep the Warrant Registration Statement continuously effective, supplemented and amended to ensure that it is available for its intended use by the holders of the Transfer Restricted Warrant Securities (as defined herein) entitled to this benefit and to ensure that the Warrant Registration Statement conforms and continues to conform with the requirements of the Securities Act and the policies, rules and regulations of the Commission, as announced from time to time until the second anniversary of the date on which the last Warrant exercised at a time when the Warrant Registration Statement was not effective or when the use of the prospectus contained therein was suspended or such shorter period ending when all the Warrants and/or Warrant Shares have been sold pursuant to the Warrant Registration Statement; provided, however, that during such period, the holders may be prevented or restricted by the Company from effecting sales pursuant to the Warrant Registration Statement under certain circumstances as more fully described in the Warrant Agreement. A Holder of Warrants or Warrant Shares acquired upon an exercise of Warrants at a time when the Warrant Registration Statement is not effective or available for use generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the Warrant Agreement applicable to such Holder (including certain indemnification and contribution obligations).

     If the Warrant Registration Statement (i) has not become effective on or before November 17, 1998 or (ii) such registration statement becomes effective but shall thereafter cease to be effective or fails to be usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such Warrant Registration Statement that cures such failure and that is itself immediately declared effective (each such event being a "Warrant Registration Default"), the Company shall pay to the holders of Warrants and/or Warrant Shares that in either case are Transfer Restricted Warrant Securities an amount in cash in the amount of $1.00 per Warrant or Warrant Share ("Warrant Liquidated Damages") for the first 90-day period (or portion thereof) following such Warrant Registration Default, such amount to increase by an additional $0.50 per Warrant or Warrant Share with respect to each subsequent 90-day period (or portion thereof) until all Warrant
Registration Defaults have been cured, up to a maximum rate of Warrant Liquidated Damages of $2.50 per Warrant or Warrant Share. All accrued and unpaid Warrant Liquidated Damages shall be paid to the holders of record of the Warrants or Warrant Shares entitled thereto on the last day of each calendar quarter during which any such payment shall have become due.

     The Warrant Agreement further provides that upon the occurrence of an Exercise Event, the Holders of at least 25% of the Warrants will be entitled to require the Company to use its reasonable best efforts to effect one registration under the Securities Act in respect of an underwritten sale of Warrant Shares (a "Demand Registration"), subject to certain limitations, unless an exemption from the registration requirements of the Securities Act is then available for the sale of such Warrant Shares. Upon a demand, the Company will prepare, file and use its reasonable best efforts to cause to be effective within 120 days of such demand a registration statement in respect of all Warrant Shares that request to be included in such registration statement (a "Demand Registration Statement"); provided




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




that in lieu of filing such Demand Registration Statement, the Company may purchase all of the Warrant Shares the Holders of which have requested their inclusion in the Demand Registration Statement at their Current Market Value.

     Warrants and/or Warrant Shares shall be defined as "Transfer Restricted Warrant Securities," until the earlier to occur of (i) the date on which such Warrants and/or Warrant Shares have been registered under the Securities Act and disposed of in accordance with the Warrant Registration Statement or (ii) the date on which such Warrant and/or Warrant Share is eligible for distribution to the public pursuant to Rule 144 under the Securities Act.

     "Current Market Value" per share of Common Stock or any other security at any date is defined to mean (i) if the security is not of a class registered under the Exchange Act, (a) the value of the security determined in good faith by the Board and certified in a board resolution, based on the most recently completed arm's length transaction between the Company and a Person other than an Affiliate of the Company, the closing of which occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an Independent Financial Expert (as defined in the Warrant Agreement); or (ii) if such security is of a class registered under the Exchange Act, the average of the last reported sale price of the Common Stock (or the equivalent in an over-the-counter market) for each Business Day (as defined in the Warrant Agreement) during the period commencing 15 Business Days before such date and ending one day prior to such date, or if the security is of a class registered under the Exchange Act for less than 15 Business Days before such date, the average of the daily closing bid prices (or such equivalent) for all the Business Days before such date for which daily closing bid prices are available (provided, however, that if the closing bid price is not determinable for at least 10 Business Days in such period, then clause (i) above and not this clause (ii) shall used to determine Current Market Value); provided, however, that if the Warrant Shares requested to be included in a Demand Registration Statement shall be underlying an unexercised Warrant, then Current Market Value shall be calculated as aforesaid, but shall have deducted therefrom the exercise price of the related Warrant.

     "Exercise Event" is defined to mean, with respect to each Warrant as to which such event is applicable, the earlier of: (i) a Change of Control (as defined in the Indenture) and (ii) any date when the Company (A) consolidates or merges into or with another Person (but only where the holders of Common Stock receive consideration in exchange for all or part of such Common Stock other than common stock of the surviving Person) or (B) sell all or substantially its assets to another Person if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act; provided, that the events in (A) and (B) will not be deemed to have occurred if the consideration for the Common Stock in either such transaction consists solely of cash.




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




             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Warrants. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary, and proposed Treasury regulations promulgated thereunder, administrative pronouncements and rulings, and judicial decisions, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect.

     This summary discusses only Warrants held as capital assets within the meaning of Code section 1221. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to a holder subject to special rules, such as certain financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or foreign currencies, tax exempt organizations, persons holding Warrants as part of a straddle, hedging or conversion transaction, or United States Holders whose functional currency (as defined in Code section 985) is not the U.S. dollar. Persons considering purchasing the Warrants should consult their own tax advisors concerning the application of United States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used in this summary, the term "United States Holder" means the beneficial owner of a Warrant that is, for United States federal income tax purposes, (i) a citizen or resident of the United States (including certain former citizens and former long-term residents); (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of it source; or
(iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. As used in this summary, the term "Non-United States Holder" means a beneficial owner of a Warrant that is not a United States Holder.

ALLOCATION OF ISSUE PRICE

     On the date of issuance of the Units, the issue price of each Unit was allocated, as between the Note and the Warrant, $986.83 to each Note and $13.17 to each Warrant, based on the Company's best judgment of the relative fair market values of each such component of the Units on the issue date. Holders who purchased a Unit at original issue for its original issue price will use this allocation to determine such holder's income tax basis in the Warrants and the issue price of the Notes, as discussed below. The Company's allocation is not binding on the Internal Revenue Service ("IRS"), which may challenge such allocation. A holder of a Unit is bound by the Company's initial allocation unless the holder discloses a different allocation on a statement attached to the holder's timely filed federal income tax return for the holder's taxable year that includes the acquisition date of the Unit.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     A United States Holder of a Warrant will recognize gain or loss upon the sale, redemption or other taxable disposition of a Warrant in an amount equal to the difference between the amount of cash and fair market value of property received and the holder's adjusted tax basis in the Warrant. An initial holder's tax basis in a Warrant will be the portion of the issue price of a Unit allocable to a Warrant, as described above, adjusted as described below. Such gain or loss generally will be capital gain or loss if the gain or loss from a taxable disposition of Common Stock received upon exercise of a Warrant would be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Warrant for more than 18 months.

     The exercise of a Warrant will not result in a taxable event to the holder of a Warrant (except (i) with respect to the receipt of cash in lieu of a fractional share of Common Stock or (ii) possibly, where a Cashless Exercise occurs). The receipt of cash in lieu of a fractional share of Common Stock will be taxable as if the fractional share had been issued and then redeemed for cash. As a result, a holder would recognize gain or loss in an amount equal to the difference between the amount of cash received




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




for the fractional share and the United States Holder's tax basis (described below) in the fractional share. It is unclear whether a Cashless Exercise of a Warrant will result in the recognition of gain or loss to the holder. Accordingly, holder should consult with their own tax advisors before exercising the Warrants in such manner.

     A United States Holder's federal income tax basis in the Common Stock received upon exercise of a Warrant pursuant to the payment of the exercise price (including any fractional share interest) will be equal to the sum of the holder's federal income tax basis in the Warrant immediately prior to exercise plus the amount of any cash paid upon exercise. The holder's holding period for the Common Stock (including any fractional share interest) would begin on the day after the date of exercise.

     Upon the expiration of an unexercised Warrant, a holder will generally recognize a capital loss equal to the adjusted tax basis of such Warrant. Such loss generally will be long-term capital loss if the holder has held the Warrant for more than 18 months.

     An adjustment in the exercise price or conversion ratio with respect to the Warrants made pursuant to the anti-dilution provisions of the Warrants may, in certain circumstances, result in constructive distributions to the United States Holders of the Warrants which could be taxable as dividends to the holders under Code section 305. A holder's federal income tax basis in a Warrant would generally be increased by the amount of any such dividend.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding, a Non-United States Holder of a Warrant, or of the Common Stock received upon exercise thereof, will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the Warrant or Common Stock, unless (i) such Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (A) such individual has a "tax home" (as defined in Code section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in foreign country maintained by such individual and has been subject to foreign tax of at least 10 percent) or (B) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States, and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-United States Holder or (iii) the Non-United States Holder is subject to special rules applicable to certain former citizens or residents of the United States, or (iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five year period ending on the date of disposition and the Holder at any time during such five-year period held, actually or constructively, more than 5% of such Common Stock.

     THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES.

                              PLAN OF DISTRIBUTION

     The  Warrants  and the Warrant  Shares may be offered and sold from time to time to purchasers directly by the Selling Holders or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of Warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Warrants or the Warrant Shares and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Warrants and the Warrant Shares may be sold from time to time by the Selling Holders in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The sale of the Warrants and the Warrant Shares may be effected in transactions  (which  may  involve  crosses  or block  transactions)  (i) on any national securities exchange or automated quotation service on which the Warrants or the Warrant Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or automated quotation services or in the over-the-counter market,
(iv) through the writing of options or (v) through a combination of such methods of sale. In addition, any Warrants or Warrant Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to such Rule rather than pursuant to this Prospectus. At the time a particular offering of the Warrants or the Warrant Shares is made, a supplement to this Prospectus (a "Prospectus Supplement") will, to the extent required, be distributed which will set forth the aggregate amount of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer receiving the Warrants or Warrant Shares for its own account pursuant to this Prospectus must acknowledge that it will deliver the Prospectus and any Prospectus Supplement in connection with any sale of such Warrants or Warrant Shares.

     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "STGC." Application will be made to have the Warrant Shares approved for quotation on the Nasdaq National Market. Prior to this offering, there has been no public market for the Warrants and there can be no assurance that an active public market for the Warrants will develop or that, if a such a market develops, it will be maintained. The Company does not intend to apply for quotation of the Warrants on the Nasdaq Stock Market or for listing of the Warrants on any national securities exchange.

     To comply with the securities laws of certain jurisdictions, to the extent applicable, the Warrants and Warrant Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     The Selling Holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, which provisions may limit the timing of purchases and sales of any of the Warrants or Warrant Shares by the Selling Holders. The foregoing may affect the marketability of such securities.

     Pursuant to the Warrant Agreement, certain expenses of the registration of the Warrants and Warrant Shares will be paid by the Company, including, without limitation, Commission filing fees, the fees and expenses of counsel and the costs of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any sales of the Warrants and Warrant Shares. The Company has agreed to indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, and the Selling Holders will be entitled to contribution in connection with any registration of the Warrants and Warrant Shares and any sales pursuant thereto. The Company will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, and will be entitled to contribution in connection with any registration of the Warrants and Warrant Shares and any sales pursuant thereto.


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed on for the Company by Schnader Harrison Segal & Lewis LLP, Washington, D.C.


                                     EXPERTS

     The audited financial statements and schedule included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Warrants and Warrant Shares being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     The Company has agreed to file with the Commission, to the extent permitted, and distribute to holders of the Warrants and Warrant Shares, reports, information and documents specified in Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is subject to such informational requirements of the Exchange Act.

     The Company is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy and information statements, and other information, with the Commission. Such reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Commission. In addition, the Company's Common Stock is quoted on the Nasdaq National Market, and reports proxy and information statements and other information concerning the Company may also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

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                                GLOSSARY OF TERMS

     Access charges: The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

     Accounting or Settlement rate: The per minute rate negotiated between carriers in different countries for termination of international long distance traffic in, and return traffic to, the carriers' respective countries.

     Call reorigination: A form of dial up access that allows a user to access a telecommunications company's network by placing a telephone call and waiting for an automated callback. The callback then provides the user with dial tone which enables the user to place a call.

     CLEC: Competitive Local Exchange Carrier.

     Correspondent agreement: Agreement between international long distance carriers that provides for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated per minute rate and provides for a method by which revenues are distributed between the two carriers (also known as an "operating agreement").

     CST: Companhia Santomensed De Telecommunicacoes.

     Dedicated access: A means of accessing a network through the use of a permanent point-to-point circuit typically leased from a facilities-based carrier. The advantage of dedicated access is simplified premises-to-anywhere calling, faster call set-up times and potentially lower access costs (provided there is sufficient traffic over the circuit to generate economies of scale).

     Dial up access: A form of service whereby access to a network is obtained by dialing a toll-free number or a paid local access number.

     Direct access: A method of accessing a network through the use of private lines.

     EU (European Union): Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden,

and the United Kingdom.

     Facilities-based carrier: A carrier which transmits a significant portion of its traffic over owned or leased transmission facilities.

     FCC: Federal Communications Commission.

     Fiber optic: A  transmission  medium  consisting of high-grade  glass fiber
through   which  light  beams  are   transmitted   carrying  a  high  volume  of
telecommunications traffic.

     International gateway: A switching facility that provides connectivity between international carriers and performs any necessary signaling conversions between countries.

     ISP   (International   Settlements  Policy):  A  policy  that  governs  the
settlements between U.S. carriers and their foreign correspondents of the cost of terminating each other's network.

     IRU (Indefeasible Rights of Use): The rights to use a telecommunications system, usually an undersea cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and, depending upon the particular agreement, without any right to salvage or duty to dispose of the cable at the end of its useful life.

     ISDN (Integrated Services Digital Network): A hybrid digital network capable of providing transmission speeds of up to 128 kilobits per second for both voice and data.

     ISR (International Simple Resale): The use of international leased lines for the resale of switched telephony to the public, bypassing the current system of accounting rates.

     ITO (Incumbent Telecommunications Operator): The dominant carrier in each country, often government-owned or protected; commonly referred to as the Postal, Telephone and Telegraph Company, or PTT.

     ITU: The International Telecommunications Union.

     LEC (Local Exchange Carrier): Companies from which the Company and other long distance providers must purchase "access services" to originate and terminate calls in the United States

     Local connectivity: Physical circuits connecting the switching facilities of a telecommunications services provider to the interexchange and transmission facilities of a facilities-based carrier.

     Local exchange: A geographic area determined by the appropriate regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

     Long distance carriers: Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

     MAOU (Minimum Assignable Ownership Units): Capacity on a telecommunications systems, usually an undersea fiber optic cable, required on an ownership basis.

     PBX (Public Branch Exchange): Switching equipment that allows connection of private extension telephones to the PSTN or to a private line.

     P.O.P. site (Point-of-Presence): An installaltion consisting of scaleable interconnection, compression, and related telecommunications equipment that aggregates traffic from a specific region and routes it to a switch. It is also the area in which calls are terminated just before the calls are connected to the local phone company's lines.

     PSTN (Public Switched Telephone Network): A telephone network which is accessible by the public at large through private lines, wireless systems and pay phones.

     PTT (Postal, Telephone and Telegraph Company): A foreign telecommunication carrier that has been dominant in its home market and which may be wholly or partially government-owned.

     Private line: A dedicated telecommunications connection between end-user locations.

     Proportional return traffic: Under the terms of operating agreements, foreign partners are required to deliver to the U.S.-based carriers traffic flowing to the United States in the same proportion as the U.S.-based carriers delivered U.S.-originated traffic to the foreign carriers.

     RBOC (Regional Bell Operating Company): The seven local telephone companies established by the 1982 agreement between AT&T and the United States Department of Justice.

     Resale: Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

     SNO:   A   second   network   operator   is   a   private   carrier   in  a
recently-deregulated foreign nation in which the number of private carriers is limited.

     Switch: Equipment that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     Switched minutes: The number of minutes of telephone traffic carried on a network using switched access.

     Voice telephony: A term used by the EU, defined as the commercial provision for the public of the direct transport and switching of speech in real-time between public switched network termination points, enabling any user to use equipment connected to such a network termination point in order to communicate with another termination point.

     WTO: World Trade Organization.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants .................................................   F-2

Consolidated Statements of Operations for the fiscal years ended December 31, 1995, 1996,
 1997, and the six months ended June 30, 1997 and 1998 ...................................   F-3

Consolidated Balance Sheets as of December 31, 1996, 1997, and as of June 30, 1998 .......   F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the fiscal years ended
 December 31, 1995, 1996, 1997, and the six months ended June 30, 1998 ...................   F-5

Consolidated Statements of Cash Flows for the fiscal years ended December 31, 1995, 1996,
 1997, and the six months ended June 30, 1997 and 1998 ...................................   F-6

Notes to Consolidated Financial Statements ...............................................   F-7


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Startec Global Communications Corporation:

     We have audited the accompanying balance sheets of Startec Global Communications Corporation (a Maryland corporation) as of December 31, 1996 and 1997, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Startec Global Communications Corporation, as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Washington, D.C.
March 4, 1998

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   SIX MONTHS ENDED
                                                          FISCAL YEAR ENDED DECEMBER 31,               JUNE 30,
                                                     ----------------------------------------- -------------------------
                                                          1995          1996          1997         1997         1998
                                                     ------------- ------------- ------------- ------------ ------------
                                                                                                      (UNAUDITED)
Net revenues .......................................   $  10,508     $  32,215     $  85,857     $ 28,836     $ 63,353
Cost of services ...................................       9,129        29,881        75,783       25,250       54,485
                                                       ---------     ---------     ---------     --------     --------
 Gross margin ......................................       1,379         2,334        10,074        3,586        8,868
General and administrative expenses ................       2,170         3,996         6,288        2,461        6,852
Selling and marketing expenses .....................         184           514         1,238          306        1,761
Depreciation and amortization ......................         137           333           451          214          708
                                                       ---------     ---------     ---------     --------     --------
 Income (loss) from operations .....................      (1,112)       (2,509)        2,097          605         (453)
Interest expense ...................................         116           337           762          252        2,577
Interest income ....................................          22            16           313            5        1,302
                                                       ---------     ---------     ---------     --------     --------
 Income (loss) before income tax provision .........      (1,206)       (2,830)        1,648          358       (1,728)
Income tax provision ...............................          --            --            29            7           30
                                                       ---------     ---------     ---------     --------     --------
 Net income (loss) .................................   $  (1,206)    $  (2,830)    $   1,619     $    351     $ (1,758)
                                                       =========     =========     =========     ========     ========

Basic earnings (loss) per share ....................   $   (0.23)    $   (0.52)    $    0.26     $   0.06     $  (0.20)
                                                       =========     =========     =========     ========     ========
Weighted average common shares outstanding --
 basic .............................................       5,317         5,403         6,136        5,403        8,926
                                                       =========     =========     =========     ========     ========
Diluted earnings (loss) per share ..................   $   (0.23)    $   (0.52)    $    0.25     $   0.06     $  (0.20)
                                                       =========     =========     =========     ========     ========
Weighted average common and equivalent shares
 outstanding -- diluted ............................       5,317         5,403         6,423        5,589        8,926
                                                       =========     =========     =========     ========     ========

  The accompanying notes are an integral part of these consolidated statements.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                           DECEMBER 31,
                                                                                    --------------------------     JUNE 30,
                                                                                        1996          1997           1998
                                                                                    -----------   ------------   ------------
                                                                                                                  (UNAUDITED)


                                      ASSETS

CURRENT ASSETS:
 Cash and cash equivalents ......................................................    $    148       $ 26,114       $120,121
 Accounts receivable, net of allowance for doubtful accounts of approximately
   $1,079, $2,353, and $2,982 respectively.......................................       5,334         16,980         23,293
 Accounts receivable, related party .............................................          78            377            778
 Other current assets ...........................................................         211          1,743          1,974
                                                                                     --------       --------       --------
   Total current assets .........................................................       5,771         45,214        146,166
                                                                                     --------       --------       --------
PROPERTY AND EQUIPMENT:
 Long distance communications equipment .........................................       1,773          3,305          7,010
 Computer and office equipment ..................................................         392          1,024          4,083
 Less -- Accumulated depreciation and amortization ..............................        (789)        (1,240)        (1,933)
                                                                                     --------       --------       --------
                                                                                        1,376          3,089          9,160
 Construction in progress .......................................................          --          2,095          1,087
                                                                                     --------       --------       --------
   Total property and equipment, net ............................................       1,376          5,184         10,247
                                                                                     --------       --------       --------
 Deferred debt financing costs, net .............................................          --            952          6,265
 Restricted cash and pledged securities .........................................         180            180         52,597
                                                                                     --------       --------       --------
   Total assets .................................................................    $  7,327       $ 51,530       $215,275
                                                                                     ========       ========       ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Accounts payable ...............................................................    $  7,171       $ 15,420       $ 17,595
 Accrued expenses ...............................................................       2,858          3,728          6,845
 Short-term borrowings under receivables-based credit facility ..................       1,812             --             --
 Capital lease obligations ......................................................         226            331            381
 Notes payable to related parties ...............................................          53             --             --
 Notes payable to individuals and other .........................................         650             --             --
                                                                                     --------       --------       --------
   Total current liabilities ....................................................      12,770         19,479         24,821
                                                                                     --------       --------       --------
 Capital lease obligations, net of current portion ..............................         546            417            266
 Senior Notes ...................................................................          --             --        157,917
 Notes payable to related parties, net of current portion .......................         100             --             --
 Notes payable to individuals and other, net of current portion .................          --             44             --
                                                                                     --------       --------       --------
   Total liabilities ............................................................      13,416         19,940        183,004
                                                                                     --------       --------       --------
COMMITMENTS AND CONTINGENCIES (NOTE 8)
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock; $1.00 par value; 100,000 shares authorized; no shares issued
   and outstanding ..............................................................          --             --             --
 Voting common stock; $0.01 par value; 10,000,000 shares authorized at De-
   cember 31, 1996;  20,000,000  shares authorized at December 31, 1997 and June
   30, 1998; 5,380,824, 8,811,999, and 8,964,315 shares issued and out-
   standing at December 31, 1996, 1997 and June 30, 1998, respectively ..........          54             88             90
 Nonvoting common stock; $1.00 par value; 25,000 shares authorized and
   22,526 shares issued and outstanding at December 31, 1996; no shares au-
   thorized, issued and outstanding at December 31, 1997 and June 30, 1998.                22             --             --
 Additional paid-in capital .....................................................         932         35,528         35,832
 Warrants .......................................................................          --          1,693          3,800
 Unearned compensation ..........................................................          --           (241)          (215)
 Accumulated deficit ............................................................      (7,097)        (5,478)        (7,236)
                                                                                     --------       --------       --------
   Total stockholders' equity (deficit) .........................................      (6,089)        31,590         32,271
                                                                                     --------       --------       --------
   Total liabilities and stockholders' equity (deficit) .........................    $  7,327       $ 51,530       $215,275
                                                                                     ========       ========       ========

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE FISCAL YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997,
                    AND THE SIX MONTHS ENDED JUNE 30, 1998
                                (IN THOUSANDS)

                                                                 VOTING             NONVOTING
                                                              COMMON STOCK        COMMON STOCK       ADDITIONAL
                                                            ----------------- ---------------------   PAID-IN
                                                             SHARES   AMOUNT    SHARES     AMOUNT     CAPITAL
                                                            -------- -------- ---------- ---------- -----------
Balance at December 31, 1994 ..............................  4,574     $ 46       22       $  22     $    190
 Net loss .................................................     --       --       --          --           --
 Issuance of common stock .................................    807        8       --          --          742
                                                             -----     ----       --       -----     --------
Balance at December 31, 1995 ..............................  5,381       54       22          22          932
 Net loss .................................................     --       --       --          --           --
                                                             -----     ----       --       -----     --------
Balance at December 31, 1996 ..............................  5,381       54       22          22          932
 Net income ...............................................     --       --       --          --           --
 Conversion of nonvoting common shares to voting
  common shares ...........................................     17       --      (17)        (17)          17
 Purchase and retirement of nonvoting common shares........     --       --         (5)         (5)       (40)
 Net proceeds from initial public offering ................  3,278       33       --          --       34,961
 Exercise of stock options ................................    136        1       --          --          143
 Unearned compensation pursuant to issuance of stock
  options .................................................     --       --       --          --          385
 Amortization of unearned compensation ....................     --       --       --          --           --
 Warrants issued in connection with equity ($870) and
  debt placement ($823) ...................................     --       --       --          --         (870)
                                                             -----     ----      -----     -------   --------
Balance at December 31, 1997 ..............................  8,812       88       --          --       35,528
 Net loss (unaudited) .....................................     --       --       --          --           --
 Warrants issued in connection with senior notes offer-
  ing (unaudited) .........................................     --       --       --          --           --
 Amortization of unearned compensation (unaudited) ........     --       --       --          --           --
 Conversion of note payable to common stock (unaudit-
  ed) .....................................................     24       --       --          --           44
 Exercise of stock options (unaudited) ....................    128        2       --          --          260
                                                             -----     ----      -----     -------   --------
Balance at June 30, 1998 (unaudited) ......................  8,964     $ 90       --       $  --     $ 35,832
                                                             =====     ====      =====     =======   ========


                                                                          UNEARNED     ACCUMULATED
                                                             WARRANTS   COMPENSATION     DEFICIT       TOTAL
                                                            ---------- -------------- ------------ -------------
Balance at December 31, 1994 ..............................  $    --      $    --      $  (3,061)    $  (2,803)
 Net loss .................................................       --           --         (1,206)       (1,206)
 Issuance of common stock .................................       --           --             --           750
                                                             -------      -------      ---------     ---------
Balance at December 31, 1995 ..............................       --           --         (4,267)       (3,259)
 Net loss .................................................       --           --         (2,830)       (2,830)
                                                             -------      -------      ---------     ---------
Balance at December 31, 1996 ..............................       --           --         (7,097)       (6,089)
 Net income ...............................................       --           --          1,619         1,619
 Conversion of nonvoting common shares to voting
  common shares ...........................................       --           --             --            --
 Purchase and retirement of nonvoting common shares........       --           --             --           (45)
 Net proceeds from initial public offering ................       --           --             --        34,994
 Exercise of stock options ................................       --           --             --           144
 Unearned compensation pursuant to issuance of stock
  options .................................................       --         (385)            --            --
 Amortization of unearned compensation ....................       --          144             --           144
 Warrants issued in connection with equity ($870) and
  debt placement ($823) ...................................    1,693           --             --           823
                                                             -------      -------      ---------     ---------
Balance at December 31, 1997 ..............................    1,693         (241)        (5,478)       31,590
 Net loss (unaudited) .....................................       --           --         (1,758)       (1,758)
 Warrants issued in connection with senior notes offer-
  ing (unaudited) .........................................    2,107           --             --         2,107
 Amortization of unearned compensation (unaudited) ........       --           26             --            26
 Conversion of note payable to common stock (unaudit-
  ed) .....................................................       --           --             --            44
 Exercise of stock options (unaudited) ....................       --           --             --           262
                                                             -------      -------      ---------     ---------
Balance at June 30, 1998 (unaudited) ......................  $ 3,800      $  (215)     $  (7,236)    $  32,271
                                                             =======      =======      =========     =========

  The accompanying notes are an integral part of these consolidated statements.

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     FISCAL YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------------
                                                                                    1995          1996          1997
                                                                                ------------ -------------- ------------
OPERATING ACTIVITIES:
 Net income (loss) ............................................................   $ (1,206)     $(2,830)     $    1,619
 Adjustments to net income (loss):
  Depreciation and amortization ...............................................        137          333             451
  Compensation pursuant to stock options ......................................         --           --             144
  Amortization of deferred debt financing costs and debt discounts ............         --           --             237
 Changes in operating assets and liabilities:
  Accounts receivable, net ....................................................     (1,342)      (3,113)        (11,646)
  Accounts receivable, related party ..........................................        (46)         241            (299)
  Other current assets ........................................................        (83)         (80)           (429)
  Accounts payable ............................................................      1,135        2,515           8,249
  Accrued expenses ............................................................        637        1,578             (45)
                                                                                  --------      -------      ----------
    Net cash (used in) provided by operating activities .......................       (768)      (1,356)         (1,719)
                                                                                  --------      -------      ----------
INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................................       (200)        (520)         (3,881)
                                                                                  --------      -------      ----------
    Net cash used in investing activities .....................................       (200)        (520)         (3,881)
                                                                                  --------      -------      ----------
FINANCING ACTIVITIES:
 Net borrowings (repayments) under receivables-based credit facility ..........        570        1,242          (1,812)
 Proceeds from senior notes and warrants offering .............................         --           --              --
 Investment in pledged securities .............................................         --           --              --
 Repayments under capital lease obligations ...................................        (96)         (91)           (402)
 Repayments under notes payable to related parties ............................         --             (5)         (153)
 Borrowings under notes payable to individuals and other ......................         50          475              --
 Repayments under notes payable to individuals and other ......................        (35)        (125)           (650)
 Deferred debt financing costs ................................................         --           --            (366)
 Net proceeds from issuance of common stock ...................................        750           --          34,994
 Proceeds from exercises of stock options .....................................         --           --              --
 Purchase and retirement of nonvoting common stock ............................         --           --             (45)
                                                                                  --------      ---------    ----------
    Net cash provided by financing activities .................................      1,239        1,496          31,566
                                                                                  --------      ---------    ----------
    Net increase (decrease) in cash and cash equivalents ......................        271         (380)         25,966
  Cash and cash equivalents at the beginning of the period ....................        257          528             148
                                                                                  --------      ---------    ----------
  Cash and cash equivalents at the end of the period ..........................   $    528      $   148      $   26,114
                                                                                  ========      =========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ................................................................   $     87      $   296      $      591
                                                                                  ========      =========    ==========
 Income taxes paid ............................................................   $     --      $    --      $       19
                                                                                  ========      =========    ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
 Deferred debt financing and offering costs not paid ..........................   $     --      $    --      $       --
 Equipment acquired under capital lease .......................................   $    285      $   524      $      378
 Accrued expenses converted to a note .........................................   $     --      $    --      $       44
 Note payable to individual, converted to common stock ........................   $     --      $    --      $       --
 In 1997, the Company recorded $1,103 in "Other current assets", $959 in accrued expenses and $144 in equity, related to options exercised through December 31,
  1997. This amount was collected in January 1998 (Note 2)........


                                                                                    SIX MONTHS ENDED
                                                                                        JUNE 30,
                                                                                -------------------------
                                                                                    1997         1998
                                                                                ----------- -------------
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
 Net income (loss) ............................................................  $     351    $  (1,758)
 Adjustments to net income (loss):
  Depreciation and amortization ...............................................        214          693
  Compensation pursuant to stock options ......................................         23           26
  Amortization of deferred debt financing costs and debt discounts ............         --          348
 Changes in operating assets and liabilities:
  Accounts receivable, net ....................................................     (3,909)      (6,313)
  Accounts receivable, related party ..........................................       (269)        (401)
  Other current assets ........................................................        (20)        (231)
  Accounts payable ............................................................      4,032        2,175
  Accrued expenses ............................................................         92        3,117
                                                                                 ---------    ---------
    Net cash (used in) provided by operating activities .......................        514       (2,344)
                                                                                 ---------    ---------
INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................................       (184)      (5,672)
                                                                                 ---------    ---------
    Net cash used in investing activities .....................................       (184)      (5,672)
                                                                                 ---------    ---------
FINANCING ACTIVITIES:
 Net borrowings (repayments) under receivables-based credit facility ..........      1,106           --
 Proceeds from senior notes and warrants offering .............................         --      160,000
 Investment in pledged securities .............................................         --      (52,417)
 Repayments under capital lease obligations ...................................       (129)        (185)
 Repayments under notes payable to related parties ............................         --           --
 Borrowings under notes payable to individuals and other ......................        650           --
 Repayments under notes payable to individuals and other ......................         --           --
 Deferred debt financing costs ................................................         --       (5,637)
 Net proceeds from issuance of common stock ...................................         --           --
 Proceeds from exercises of stock options .....................................         --          262
 Purchase and retirement of nonvoting common stock ............................         --           --
                                                                                 ---------    ---------
    Net cash provided by financing activities .................................      1,627      102,023
                                                                                 ---------    ---------
    Net increase (decrease) in cash and cash equivalents ......................      1,957       94,007
  Cash and cash equivalents at the beginning of the period ....................        148       26,114
                                                                                 ---------    ---------
  Cash and cash equivalents at the end of the period ..........................  $   2,105    $ 120,121
                                                                                 =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ................................................................  $     269    $      63
                                                                                 =========    =========
 Income taxes paid ............................................................  $      --    $      --
                                                                                 =========    =========
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
 Deferred debt financing and offering costs not paid ..........................  $     433    $      --
 Equipment acquired under capital lease .......................................  $     378    $      84
 Accrued expenses converted to a note .........................................  $      --    $      --
 Note payable to individual, converted to common stock ........................  $      --    $      44
 In 1997, the Company recorded $1,103 in "Other current assets", $959 in accrued expenses and $144 in equity, related to options exercised through December 31,
  1997. This amount was collected in January 1998 (Note 2)........

  The accompanying notes are an integral part of these consolidated statements.

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                        (INFORMATION AS OF JUNE 30, 1998
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1.   BUSINESS DESCRIPTION:

ORGANIZATION

     Startec Global Communications Corporation (the "Company", formerly Startec, Inc.), is a Maryland corporation founded in 1989 to provide long-distance telephone services. The Company currently offers United States-originated long-distance service to residential and carrier customers through a flexible network of owned and leased transmission facilities, resale arrangements, and foreign termination arrangements. The Company's marketing targets specific ethnic residential market segments in the United States that are most likely to seek low-cost international long-distance service to specific and identifiable country markets. The Company is headquartered in Bethesda, Maryland.

REORGANIZATION

     The Company's board of directors and stockholders have approved a reorganization pursuant to which the Company's corporate structure will be realigned to that of a publicly traded Delaware holding company. The reorganization will consist of the transfer of substantially all of the Company's assets into a newly incorporated Delaware subsidiary company ("New Parent"), and the subsequent transfer of those assets to multiple subsidiaries of the New Parent. After such transfer, the Company will be merged with and into the New Parent. As of June 30, 1998, the New Parent and its subsidiaries had been formed, but no transfer of assets had been made. The reorganization is expected to be completed during the fourth quarter ended December 1998 and will not have an impact on the consolidated financial statements of the Company.

INITIAL PUBLIC OFFERING

     In October 1997, the Company completed an initial public offering of its common stock (the "Initial Public Offering"). Together with the exercise of the overallotment option in November 1997, the Offering placed 3,277,500 shares of common stock at a price of $12.00 per share, yielding net proceeds (after underwriting discounts, commissions, and other professional fees) to the Company of approximately $35.0 million.

RISKS AND OTHER IMPORTANT FACTORS

     The Company is subject to various risks in connection with the operation of its business. These risks include, but are not limited to, dependence on operating agreements with foreign partners, significant foreign and United States-based customers and suppliers, availability of transmission facilities, United States and foreign regulations, international economic and political instability, dependence on effective billing and information systems, customer attrition, and rapid technological change. Many of the Company's competitors are significantly larger and have substantially greater financial, technical, and marketing resources than the Company; employ larger networks and control transmission lines; offer a broader portfolio of services; have stronger name recognition and loyalty; and have long-standing relationships with the Company's target customers. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for transmission and related costs, which could cause significant pricing pressures within the long-distance telecommunications industry. If the Company's competitors were to devote significant additional resources to the provision of international long-distance services to the Company's target customer base, the Company's business, financial condition, and results of operations could be materially adversely affected.

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     In the United States, the Federal Communications Commission ("FCC") and relevant state Public Service Commissions have the authority to regulate interstate and intrastate telephone service rates, respectively, ownership of transmission facilities, and the terms and conditions under which the Company's services are provided. Legislation that substantially revised the United States Communications Act of 1934 was signed into law on February 8, 1996. This legislation has specific guidelines under which the Regional Bell Operating Companies ("RBOCs") can provide long-distance services, which will permit the RBOCs to compete with the Company in providing domestic and international long-distance services. Further, the legislation, among other things, opens local service markets to competition from any entity (including long-distance carriers, cable television companies and utilities).

     Because the legislation opens the Company's markets to additional competition, particularly from the RBOCs, the Company's ability to compete may be adversely affected. Moreover, certain Federal and other governmental regulations may be amended or modified, and any such amendment or modification could have material adverse effects on the Company's business, results of operations, and financial condition.

2.   SIGNIFICANT ACCOUNTING PRINCIPLES:

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The interim financial data as of June 30, 1998 and for the six months ended June 30, 1997 and 1998, has been prepared by the Company, without audit, and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of interim periods results. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

REVENUE RECOGNITION

     Revenues for telecommunication services provided to customers are recognized as services are rendered, net of an allowance for revenue that the Company estimates will ultimately not be realized. Revenues for return traffic received according to the terms of the Company's operating agreements with its foreign partners are recognized as revenue as the return traffic is received and processed.

     The Company has entered into operating agreements with telecommunications carriers in foreign countries under which international long-distance traffic is both delivered and received. Under these agreements, the foreign carriers are contractually obligated to adhere to the policy of the FCC, whereby traffic from the foreign country is routed to international carriers, such as the Company, in the same proportion as traffic carried into the country. Mutually exchanged traffic between the Company and foreign carriers is settled through a formal settlement policy at agreed upon rates per-minute. The Company records the amount due to the foreign partner as an expense in the period the traffic is terminated. When the return traffic is received in the future period, the Company generally realizes a higher gross margin on the return traffic compared to the lower margin (or sometimes negative margin) on the outbound traffic. Revenue recognized from return traffic was approximately $2.0 million, $1.1 million and $1.4 million, or 19 percent, 3 percent, and 2 percent of net revenues in 1995, 1996, and 1997, respectively, and $994,000 and $706,000, or 3 percent and 1 percent of

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES net revenues in the six months ended June 30, 1997 and 1998, respectively. There can be no assurance that traffic will be delivered back to the United States or what impact changes in future settlement rates, allocations among carriers or levels of traffic will have on net payments made and revenues received and recorded by the Company.

COST OF SERVICES

     Cost of services represents direct charges from vendors that the Company incurs to deliver service to its customers. These include costs of leasing capacity and rate-per-minute charges from carriers that originate, transmit, and terminate traffic on behalf of the Company. The Company accrues disputed vendor charges until such differences are resolved (see Notes 4 and 12).

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents consist primarily of money market accounts that are available on demand. The carrying amount reported in the accompanying balance sheets approximates fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for current assets and current liabilities, other than the current portion of notes payable to related parties and individuals and other, approximate their fair value due to their short maturity. The carrying value of the receivables-based credit facility approximates fair value, since it bears interest at a variable rate which reprices frequently. The carrying value of restricted cash approximates fair value plus accrued interest. The fair value of notes payable to individuals and others and notes payable to related parties cannot be reasonably and practicably estimated due to the unique nature of the related underlying transactions and terms (Note 7). However, given the terms and conditions of these instruments, if these financial instruments were with unrelated parties, interest rates and payment terms could be substantially different than the currently stated rates and terms. These notes were paid in full in July 1997.

LONG-LIVED ASSETS

     Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company considers expected cash flows and estimated future operating results, trends, and other available information in assessing whether the carrying value of the assets is impaired. The Company believes that no such impairment existed as of December 31, 1996, 1997, and June 30, 1998.

     The Company's estimates of anticipated gross revenues, the remaining estimated lives of tangible assets, or both, could be reduced significantly in the future due to changes in technology, regulation, available financing, or competitive pressures (see Note 1). As a result, the carrying amount of long-lived assets could be reduced materially in the future.

OTHER CURRENT ASSETS

     Included in other current assets as of December 31, 1997, is approximately $1.1 million for amounts due from employees related to the exercise of stock options in December 1997. No cash was advanced to these employees. Additionally, none of these employees were executive officers of the Company. All amounts due from employees for the payment of the exercise price and related payroll taxes were collected in January 1998. During the second quarter of 1998, the Company advanced an aggregate of

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES approximately $737,000 to certain of its employees and officers. The loans bear interest at a rate of 7.87% per year, and are due and payable on December 31, 1998. The loans are included in other current assets in the accompanying consolidated balance sheet.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at historical cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

       Long-distance communications equipment (including undersea
        cable) ..................................................   7 to 20 years
       Computer and office equipment ............................   3 to 5 years

     Long-distance communications equipment includes assets financed under capital lease obligations of approximately $1,287,000, $1,456,000, and $1,540,000 as of December 31, 1996, 1997, and June 30, 1998, respectively.
Accumulated depreciation on these assets as of December 31, 1996, 1997, and June 30, 1998, was approximately $587,000, $672,000, and $838,000, respectively.

     Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the balance sheet, and any resulting gain or loss is reflected in the statement of operations.

CONCENTRATIONS OF RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk are accounts receivable. Residential accounts receivable consist of individually small amounts due from geographically dispersed customers. Carrier accounts receivable represent amounts due from long-distance carriers. The Company's allowance for doubtful accounts is based on current market conditions. The Company's four largest carrier customers represented approximately 44 and 31 percent of gross accounts receivable as of December 31, 1997 and June 30, 1998, respectively. Revenues from several customers represented more than 10 percent of net revenues for the periods presented (see Note 10). Services purchased from several suppliers represented more than 10 percent of cost of services in the periods presented (see Note 10). One of these suppliers, representing 7 percent and 5 percent of cost of services in the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, is based in a foreign country.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires that deferred income taxes reflect the expected tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the expected amount to be realized.

EARNINGS (LOSS) PER SHARE

     In February 1997, the Financial Accounting Standards Board released Statement No. 128, "Earnings Per Share." SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the statements of operations for all periods presented. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES earnings per share is computed similarly to fully diluted earnins per share under Accounting Principles Bulletin No. 15. In February 1998, the SEC released Staff Accounting Bulletin ("SAB") No. 98, which revised the previous "cheap stock" rules for earnings per share calculations in initial public offerings under SAB No. 83. SAB No. 98 essentially replaces the term "cheap stock" with "nominal issuances" of common stock. Nominal issuances arise when a company issues common stock, options, or warrants for nominal consideration in the periods preceding the initial public offering. SAB No. 98 was effective immediately, and also reflects the requirements of SFAS No. 128. The Company restated its earnings (loss) per share for all periods presented to be consistent with SFAS No. 128 and SAB No. 98.

                                                                                                             SIX MONTHS
                                                               FISCAL YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                                          -----------------------------------------   -------------------------
                                                              1995           1996           1997          1997          1998
                                                          ------------   ------------   -----------   -----------   -----------
                                                                                                             (UNAUDITED)
                                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Weighted average common shares outstanding - basic.....        5,317          5,403         6,136         5,403         8,926
Dilutive effect of stock options and warrants .........           --             --           287           186            --
                                                               -----          -----         -----         -----         -----
Weighted average common and equivalent shares out-
 standing - diluted ...................................        5,317          5,403         6,423         5,589         8,926
                                                               =====          =====         =====         =====         =====
Per Share Amounts:
 Basic ................................................    $   (0.23)     $   (0.52)      $  0.26       $  0.06       $ (0.20)
                                                           =========      =========       =======       =======       =======
 Diluted ..............................................    $   (0.23)     $   (0.52)      $  0.25       $  0.06       $ (0.20)
                                                           =========      =========       =======       =======       =======

DEBT DISCOUNT AND DEFERRED DEBT FINANCING COSTS

     As more fully discussed in Note 5 and Note 7, respectively, in July, 1997, the Company entered into a credit facility (the "Loan") with a bank (the "Lender"), and in May 1998, the Company completed the placement of $160 million 12% senior notes. Debt discount represents amounts ascribed to the warrants issued in connection with the Loan and the senior notes. Deferred debt financing costs represent underwriting discounts and commissions, legal fees, and other costs incurred in connection with the origination of the Loan and the placement of the senior notes. These costs are being amortized over the term of the obligations using the effective interest method. As of December 31, 1997, the unamortized debt discount and deferred debt financing costs were approximately $658,000 and $294,000, respectively. As of June 30, 1998, the unamortized debt discount and deferred debt financing costs were approximately $2,577,000 and $5,771,000, respectively.

ADVERTISING COSTS

     In accordance with Statement of Position 93-7, "Reporting on Advertising Costs," costs for advertising are expensed as incurred within the fiscal year. Such costs are included in "Selling and marketing expenses" in the statements of operations.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

     SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income", to be reported in the financial statements and/or notes thereto. Since the Company did not have any components of "other comprehensive income", net income is the same as "total comprehensive income" for all periods presented.

     SFAS No. 131 requires an entity to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is not required for interim financial reporting

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED


purposes during 1998. The Company is in the process of assessing the additional disclosures, if any, required by SFAS No. 131. However, such adoption will not impact the Company's results of operations or financial position, since it relates only to disclosures.

3.   ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following (in thousands):

                                                  DECEMBER 31,
                                            -------------------------     JUNE 30,
                                               1996          1997           1998
                                            ----------   ------------   ------------
                                                                         (UNAUDITED)
Residential .............................    $  3,840      $  9,560       $ 13,100
Carrier .................................       2,573         9,773         13,175
                                             --------      --------       --------
                                                6,413        19,333         26,275
Allowance for doubtful accounts .........      (1,079)       (2,353)        (2,982)
                                             --------      --------       --------
                                             $  5,334      $ 16,980       $ 23,293
                                             ========      ========       ========

     The Company has certain service providers that are also customers. The Company carries and settles amounts receivable and payable from and to certain of these parties on a net basis.

     Approximately $3,428,000 of residential receivables as of December 31, 1996 were pledged as security under the receivables-based credit facility agreement discussed in Note 5. No receivables were pledged as of December 31, 1997 and June 30, 1998, as the related facility was extinguished in July 1997.

4.   ACCRUED EXPENSES:

     Accrued expenses consist of the following (in thousands):

                                                          DECEMBER 31,
                                                     -----------------------     JUNE 30,
                                                        1996         1997          1998
                                                     ----------   ----------   ------------
                                                                                (UNAUDITED)
Disputed vendor charges ..........................    $ 2,057      $ 2,124        $2,124
Accrued payroll and related taxes ................        368        1,194           381
Accrued excise taxes and related charges .........        182           --            --
Accrued interest .................................         88           22         2,209
Universal Service Fund payable ...................         --           --           964
Other ............................................        163          388         1,167
                                                      -------      -------        ------
                                                      $ 2,858      $ 3,728        $6,845
                                                      =======      =======        ======

     Disputed vendor charges represent an assertion from one of the Company's foreign carriers for minutes processed that are in excess of the Company's records. The Company has provided approximately $1,414,000 and $67,000 in the years ended December 31, 1996 and 1997, respectively, related to disputed minutes for which the Company has not recognized any corresponding revenue. No amounts were provided during the six months ended June 30, 1998. If the Company prevails in its dispute, these amounts or portions thereof would be credited to operations in the period of resolution. Conversely, if the Company does not prevail in its dispute, these amounts or portions thereof would presumably be paid in cash.

5.   CREDIT FACILITY:

     Prior to July 1, 1997, the Company had an advanced payment agreement with a third party billing company, which allowed the Company to take advances against 70 percent of all records submitted for billing. Advances were secured by the receivables involved. Approximately $1,812,000 was outstanding under this receivables-based credit facility as of December 31, 1996, with a weighted average interest rate on outstanding borrowings of 12.25 percent. In July 1997, the Company paid the remaining amounts owed under this agreement using proceeds from the Loan discussed below.

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     On July 1, 1997 the Company entered into a Loan with the Lender. The Loan provides for maximum borrowings of up to $10 million through December 31, 1997, and the lesser of $15 million or 85 percent of eligible accounts receivable, as defined, thereafter until maturity in December 1999. The Company may elect to pay quarterly interest payments at the prime rate, plus 2 percent, or the adjusted LIBOR, plus 4 percent. The Loan required a $150,000 commitment fee to be paid at closing, and a quarterly commitment fee of one quarter percent of the unborrowed portion. The Loan is secured by substantially all of the Company's assets and the common stock owned by the majority stockholder and another stockholder. The Loan contains certain financial and non-financial covenants, as defined, including, but not limited to, ratios of monthly net revenues to Loan balance, interest coverage, and cash flow leverage, minimum residential subscribers, and limitations on capital expenditures, additional indebtedness, acquisition or transfer of assets, payment of dividends, new ventures or mergers, and issuance of additional equity. Beginning on July 1, 1998, should the Lender determine and assert based on its reasonable assessment that a material adverse change has occurred, all amounts outstanding would become due and payable. The weighted average borrowings and interest rate under the Loan during 1997 were approximately $2,015,000 and 10 percent, respectively. The highest balance outstanding during 1997 was approximately $7,012,000. The Company had no outstanding balance under the Loan as of December 31, 1997 and June 30, 1998.

     In connection with the Loan, the Company issued the Lender warrants to purchase 539,800 shares of the Company's common stock, representing 10 percent of the outstanding common stock on the date of issuance. Warrants with respect to 269,900 of such shares, or 5 percent of the outstanding common stock at the time the warrants were issued, vested fully on the date of the issuance. Vesting of the remaining warrants was contingent on the occurrence of certain events, and, since the Company completed the Initial Public Offering prior to December 31, 1997, no additional warrants will vest. The exercise price of the warrants is $8.46 per share, and they expire on July 1, 2002. Upon completion of the Initial Public Offering, the warrants ceased to be redeemable and, accordingly, the fair value of approximately $823,000 ascribed to the warrants is classified as a component of stockholders' equity as of December 31, 1997 and June 30, 1998. Proceeds from the Loan were used to pay down the receivables-based credit facility (discussed above), to retire notes payable to related parties and individuals and other (Note 7), to retire certain capital lease obligations, to purchase long-distance communications equipment, and for general working capital purposes.

     In the second quarter of 1998,  the Company  amended the Loan (the "Amended
Loan"). In particular, among other amendments, the Amended Loan provides that certain key financial covenants shall apply only in the event that the Company attempts to borrow amounts under the Amended Loan. As of June 30, 1998, as a result of the senior notes offering, the Company is not in compliance with these covenants and is therefore unable to borrow any amounts under the Amended Loan. The Amended Loan also provides for the release of the Lender's security interest in the Company's stock owned by the majority stockholder and another stockholder previously pledged to secure the Company's obligations under the Loan.

6.   STOCKHOLDERS' EQUITY (DEFICIT):

     In July 1997, the Company exchanged 17,175 shares of its outstanding nonvoting common stock for authorized voting common stock and purchased the remaining 5,351 shares of outstanding nonvoting common stock from a former officer and director of the Company for $45,269. In August 1997, the Company increased its authorized shares of common stock to 20,000,000 and created a preferred class of stock with 100,000 shares of $1.00 par value preferred stock authorized for issuance.

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

STOCK OPTION PLANS

  1997 Performance Incentive Plan

     In  August  1997,  the  stockholders  of  the  Company  approved  the  1997
Performance Incentive Plan (the "Performance Plan"). The Performance Plan provides for the award to eligible employees of the Company and others of stock options, stock appreciation rights, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. In 1998, the Board of Directors and stockholders approved an increase in the shares authorized for issuance under the Performance Plan to 18.5 percent of the common shares outstanding. The options expire 10 years from the date of grant and vest ratably over five years. The Performance Plan provides that all outstanding options become fully vested in the event of a change in control, as defined. As of December 31, 1997 and June 30, 1998, approximately 352,000 and 1,171,698 options, respectively, were available for grant under the Performance Plan.

  Amended and Restated Stock Option Plan

     The Company's Amended and Restated Stock Option Plan, reserves 270,000 shares of voting common stock to be issued to officers and key employees under terms and conditions to be set by the Company's Board of Directors. Options granted under this plan may be exercised only upon the occurrence of any of the following events: (i) a sale of more than 50 percent of the issued and outstanding shares of stock in one transaction, (ii) a dissolution or liquidation of the Company, (iii) a merger or consolidation in which the Company is not the surviving corporation, (iv) a filing by the Company of an effective registration statement under the Securities Act of 1933, as amended, or (v) the seventh anniversary of the date of full-time employment of the optionee. The Company amended its stock option plan as of January 20, 1997 to provide that options may be exercised on or after the seventh anniversary of the date of full time employment. In conjunction with this amendment, all options outstanding were cancelled , and certain options were reissued at their original exercise prices. Pursuant to Accounting Principles Board Opinion No. 25 " Accounting for Stock Issued to Employees" ("APB No. 25") and its related interpretations, compensation expense is recognized for financial reporting purposes when it becomes probable that the options will be exercisable. The amount of compensation expense that will be recognized is determined by the excess of the fair value of the common stock over the exercise price of the related option at the measurement date. The Company recognized approximately $131,000 in compensation expense for the year ended December 31, 1997 as the vesting of the options accelerated upon completion of the Initial Public Offering.

     A summary of the Company's aggregate stock option activity and related information under the Performance Plan and the Amended and Restated Option Plan, is as follows:

                                                                                                             SIX MONTHS ENDED
                                                     FISCAL YEAR ENDED DECEMBER 31,                              JUNE 30,
                                 ----------------------------------------------------------------------- ------------------------
                                         1995                   1996                     1997                      1998
                                 --------------------- ----------------------- ------------------------- ------------------------
                                            WEIGHTED-               WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                             AVERAGE                 AVERAGE                   AVERAGE                   AVERAGE
                                             EXERCISE                EXERCISE                  EXERCISE                 EXERCISE
                                  OPTIONS     PRICE      OPTIONS      PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                 --------- ----------- ----------- ----------- ------------- ----------- ------------- ----------
                                                                                                               (UNAUDITED)
Options outstanding at beginning
 of period .....................  103,200  $  0.30       143,200   $  0.38         138,300   $  0.38         531,666   $   9.96
Granted ........................   40,000    0.60             --       --          668,366     8.14          136,000     17.97
Exercised ......................       --      --             --       --         (136,500)    1.05         (125,316)     1.85
Forfeited/Surrendered ..........       --      --         (4,900)    0.36         (138,500)    0.38          (46,000)    10.00
                                  -------  -------       -------   -------        --------   -------        --------   --------
Options outstanding at end of
 period ........................  143,200  $  0.38       138,300   $  0.38         531,666   $  9.96         496,350   $  14.20
                                  =======  =======       =======   =======        ========   =======        ========   ========
Options exercisable at end of
 period ........................       --                     --                   133,266   $  1.85           7,950   $   1.85
                                  =======                =======                  ========   =======        ========   ========

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     Exercise prices for options outstanding as of June 30, 1998, are as follows (unaudited):

                                        OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       ------------------------------------------------------   --------------------------------
                                              WEIGHTED-AVERAGE     WEIGHTED-                           WEIGHTED-
                                                  REMAINING         AVERAGE                             AVERAGE
      RANGE OF          NUMBER OF OPTIONS     CONTRACTUAL LIFE      EXERCISE     NUMBER OF OPTIONS     EXERCISE
   EXERCISE PRICES         OUTSTANDING            IN YEARS           PRICE          OUTSTANDING          PRICE
--------------------   -------------------   ------------------   -----------   -------------------   ----------
  $1.85  -- $1.85              7,950         8.55                 $   1.85             7,950          $  1.85
   $9.87 -- $10.00           191,900         9.27                   10.00                 --              --
  $12.00 -- $12.00             7,500         9.13                   12.00                 --              --
  $14.25 -- $15.00            62,000         9.93                   14.27                 --              --
  $16.56 -- $16.56           160,000         9.44                   16.56                 --              --
  $18.00 -- $26.75            67,000         9.72                   22.22                 --
--------------------         -------         ----                 --------             -----          -------
  $1.85  -- $26.75           496,350         9.45                 $  14.20             7,950          $  1.85
====================         =======         ====                 ========             =====          =======


     The  Company  has  elected  to  account  for  stock  and  stock  rights  in accordance with APB No. 25. SFAS No. 123, "Accounting for Stock-Based Compensation," established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company has elected not to adopt SFAS No. 123 for expense recognition purposes.

     Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair value of options granted during the years ended December 31, 1995, 1997 and the six months ended June 30, 1998, was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.4 percent, 6.2 and 6.2 percent; no dividend yield; weighted-average expected lives of the options of five years, and expected volatility of 50 percent. There were no options granted in 1996.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price characteristics that are significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock rights.

     The weighted-average fair value of options granted during the years ended December 31, 1995, 1997, and the six months ended June 30, 1998, was $0.34, $4.32 and $9.22 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the estimated service period. If the Company had used the fair value accounting provisions of SFAS No. 123, the pro forma net loss for 1995 and 1996 would have been approximately $1,209,000 and $2,833,000, respectively, or $0.23 and $0.52 per share (basic and diluted), respectively. Pro forma net income for 1997 would have been approximately $1,600,000, or $0.26 per share (basic) and $0.25 per share (diluted). Pro forma net loss for the six months ended June 30, 1998 would have been approximately $2,146,000, or $0.24 per share (basic and diluted). The provisions of SFAS No. 123 are not required to be applied to awards granted prior to January 1, 1995. The impact of applying SFAS No. 123 may not necessarily be indicative of future results.

     In December 1997, under the Performance Plan, the Company granted to several consultants options to acquire 30,000 shares of the Company's common stock in lieu of payment of certain consulting services to be performed in the future. Pursuant to SFAS No. 123, the Company will recognize compensation expense for the fair value of these options granted to consultants, as calculated using the Black-Scholes option pricing model, using the weighted average assumptions described above. The fair value of these options is approximately $254,000 and will be recognized ratably over estimated service period.

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

COMMON STOCK WARRANTS

     The Company issued to certain underwriters involved in the Initial Public Offering, warrants to purchase up to 150,000 shares of common stock at an exercise price of $13.20 per share. The warrants are exercisable for a period of five years beginning October 1998. The holders of the warrants will have no voting or other stockholder rights unless and until the warrants are exercised. The fair value of these warrants was approximately $870,000, and is classified in stockholders' equity.

     See Note 5 and Note 7, respectively, for a discussion of the warrants issued to the Lender in connection with the Loan and the warrants issued in connection with the senior notes offering.

STOCKHOLDER RIGHTS PLAN

     The Board of Directors has adopted a stockholder rights plan ("Rights" and "Rights Plan"), which is designed to protect the rights of its stockholders and deter coercive or unfair takeover tactics. It is not in response to any acquisition proposal. Preferred stock purchase rights have been granted as a dividend at the rate of one Right for each outstanding share of Common Stock held of record as of the close of business on April 3, 1998.

     Each Right, when exercisable, would entitle the holder thereof to purchase 1/1,000th of a share of Series A Junior Participating Preferred Stock ("Junior Preferred Stock") at a price of $175 per 1/1000th share. The Company's Board of Directors designated 25,000 shares of the authorized Preferred Stock for this purpose. The Rights, which have no voting rights, will expire on March 25, 2008.

     At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. Subject to certain limited exceptions, the Rights will be exercisable only if a person or group, other than an Exempt Person, as defined in the Rights Plan, becomes the beneficial owner of 10% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 10% or more of the Common Stock. Ten days after a public announcement that a person has become the beneficial owner of 10% or more of the Common Stock or ten days following the commencement of a tender or exchange offer which would result in a person becoming the beneficial owner of 10% or more of the Common Stock (the earlier of which is called the "Distribution Date"), each holder of a Right, other than the acquiring person, would be entitled to purchase a certain number of shares of Common Stock for each Right at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at one half of the then-market price of such common stock.

     At any time after a person or group becomes the beneficial owner of 10% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person. Generally, the Board of Directors may redeem the Rights at any time until 10 days following the public announcement that a person or group of persons has acquired beneficial ownership of 10% or more of the outstanding Common Stock.

The redemption price is $.001 per Right.

7.   NOTES PAYABLE:

SENIOR NOTES AND WARRANTS OFFERING

     In May 1998, the Company completed the placement of $160 million 12% senior notes due 2008 and warrants to purchase 200,226 shares of common stock at an exercise price of $24.20 per share. This placement yielded net proceeds of approximately $155 million, of which approximately $52 million was used to purchase U.S. Government obligations which have been pledged to fund the first six interest

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES payments due on the senior notes. The senior notes are recorded at a discount of $2.1 million to their face amount to reflect the value attributed to warrants. The senior notes are unsecured and require semi annual interest payments beginning November 15, 1998. The senior notes and warrants have certain registration rights.

NOTES PAYABLE TO RELATED PARTIES

     Notes payable to related parties consist of the following (in thousands):

                                                                      DECEMBER 31,
                                                                    -----------------     JUNE 30,
                                                                      1996      1997        1998
                                                                    --------   ------   ------------
                                   (UNAUDITED)
Notes payable to parties related to the primary stockholder and president of the Company, bearing interest at rates ranging from
 15 to 25 percent. ..............................................    $ 153      $ --        $ --
Less Current Portion ............................................      (53)       --          --
                                                                     -----      ----        ----
Long-term Portion ...............................................    $ 100      $ --        $ --
                                                                     =====      ====        ====

NOTES PAYABLE TO INDIVIDUALS AND OTHER

     Notes payable to individuals and other consist of the following (in thousands):

                                                                         DECEMBER 31,
                                                                       -----------------     JUNE 30,
                                                                         1996      1997        1998
                                                                       --------   ------   ------------
                                   (UNAUDITED)
Notes payable to various parties, bearing interest at rates ranging
 from 15 to 25 percent .............................................    $  650     $ --        $ --
Note payable to individual, convertible into 24,000 shares of voting
 common stock upon maturity in 1999 ................................        --       44          --
                                                                        ------     ----        ----
                                                                           650       44          --
Less Current Portion ...............................................      (650)      --          --
                                                                        ------     ----        ----
Long-term Portion ..................................................    $   --     $ 44        $ --
                                                                        ======     ====        ====

8.   COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases office space, equipment and undersea fiber optic cable under operating leases. Rent expense was approximately $94,000, $135,000 and $313,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $65,000 and $375,000 for the six months ended June 30, 1997 and 1998, respectively. The terms of the office lease require the Company to pay a proportionate share of real estate taxes and operating expenses. As discussed in
Note 2, the Company also leases equipment under capital lease obligations. The future minimum commitments under lease obligations are as follows (in thousands):

                                                  CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                           LEASES      LEASES
----------------------------------------------   ---------   ----------
1998 .........................................    $  398      $   615
1999 .........................................       393          712
2000 .........................................        53          733
2001 .........................................        --          657
2002 .........................................        --          537
                                                  ------      -------
                                                  $  844      $ 3,254
                                                              =======
Less - Amounts representing interest .........       (96)
Less - Current portion .......................      (331)
                                                  ------
Long-term Portion ............................    $  417
                                                  ======

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

LEASE WITH RELATED PARTY

     The Company has entered into an agreement with an affiliate of a stockholder to lease capacity in certain undersea fiber optic cable. The agreement grants a perpetual right to use the cable and requires ten semiannual payments of $38,330 beginning on June 30, 1996. The Company has recorded approximately $46,000 in accounts payable as of June 30, 1998, related to this agreement. Unpaid amounts bear interest at the 180-day LIBOR rate, plus one quarter percent. The amounts to be paid by the Company under this operating lease are included in the future minimum commitments schedule above.

     The Company is required to pay a proportional share of the cost of operating and maintaining the cable. The Company can cancel this agreement without further obligation, except for amounts related to past usage, at any time.

RESTRICTED CASH AND PLEDGED SECURITIES

     The Company was required to provide a bank guarantee of $180,000 in connection with one of its foreign operating agreements. This guarantee is in the form of a certificate of deposit and is shown as restricted cash in the accompanying balance sheets. The Company was required to purchase U.S. Government obligations which have been pledged to fund the first six interest payments due on the senior notes (Note 7).

EMPLOYEE BENEFIT PLANS

     Effective March 1998, the Company adopted a defined contribution plan under section 401(k) of the Internal Revenue Code (the "Plan"). Employees are eligible for the Plan after completing at least one year of service and attaining age 20. The Plan allows for employee contributions up to 15% of their compensation.

LITIGATION

     Certain claims have been asserted against the Company. In management's opinion, resolution of these matters will not have a material impact on the Company's financial position or results of operations and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.

9.   RELATED-PARTY TRANSACTIONS:

     The Company has an agreement with an affiliate of a stockholder of the Company that calls for the purchase and sale of long distance services. Revenues generated from this affiliate amounted to approximately $1.0 million, $1.5 million and $1.9 million, or 10, 5 and 2 percent of total net revenues for the years ended December 31, 1995, 1996, and 1997, respectively, and $1.2 million and $1.0 million, or 4 percent and 2 percent of total net revenues for the six months ended June 30, 1997 and 1998, respectively. The Company was in a net accounts receivable position with this affiliate of approximately $14,000, $377,000, and $778,000 as of December 31, 1996, 1997, and June 30, 1998,
respectively. Services provided by this affiliate and recognized in cost of services amounted to approximately $134,000, $663,000 and $680,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $495,000 and $256,000 for the six months ended June 30, 1997 and 1998, respectively.

     The Company provided long-distance services to an affiliated entity owned by the primary stockholder and president of the Company. In the opinion of management, these services were provided on standard commercial terms. The affiliate provided long-distance services to customers in certain foreign countries. Payments received by the Company from this affiliate amounted to approximately $396,000 and $262,000 for the years ended December 31, 1995 and 1996, respectively. No services were provided in 1997 and 1998. The affiliate was unable to collect approximately $150,000 and $95,000 from its resi-

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES dential customers in the years ended December 31, 1995 and 1996, respectively. Accounts receivable from this affiliated entity were approximately $64,000 as of December 31, 1996. There were no amounts outstanding from this affiliate as of December 31, 1997 and June 30, 1998.

     The Company had notes payable to parties related to the primary stockholder and president of the Company which were paid in full in July 1997 (see Note 7) and a lease with an affiliate of a stockholder of the Company (see Note 8).

10.  SEGMENT DATA AND SIGNIFICANT CUSTOMERS AND SUPPLIERS:

SEGMENT DATA

     The Company classifies its operations into one industry segment, telecommunications services. Substantially all of the Company's revenues for each period presented were derived from calls terminated outside the United States.

     Net revenues terminated by geographic area were as follows (in thousands):

                                                                                 SIX MONTHS ENDED
                                         FISCAL YEAR ENDED DECEMBER 31,              MARCH 31,
                                     --------------------------------------   -----------------------
                                        1995          1996          1997         1997         1998
                                     ----------   -----------   -----------   ----------   ----------
                                                                                    (UNAUDITED)
Asia/Pacific Rim .................    $  6,970     $ 13,824      $ 42,039      $12,083      $29,676
Middle East/North Africa .........         694        8,276        21,236        8,090       12,743
Sub-Saharan Africa ...............          35        1,136         6,394        2,371        4,329
Eastern Europe ...................         317        2,650         7,964        2,848        6,625
Western Europe ...................       1,647        1,783         1,913          904        1,307
North America ....................         494        3,718         3,398        1,559        2,874
Other ............................         351          828         2,913          981        5,799
                                      --------     --------      --------      -------      -------
                                      $ 10,508     $ 32,215      $ 85,857      $28,836      $63,353
                                      ========     ========      ========      =======      =======

SIGNIFICANT CUSTOMERS

     A significant portion of the Company's net revenues is derived from a limited number of customers. During the years ended December 31, 1996 and 1997, the Company's five largest carrier customers accounted for approximately 40 and 47 percent, respectively, of the Company's total net revenues. In addition, during the six months ended June 30, 1998, the Company's five largest carriers accounted for approximately 33% of net revenues, with one carrier customer accounting for approximately 19% during the period. The Company's agreements and arrangements with its carrier customers generally may be terminated on short notice without penalty. The following customers provided 10 percent or more of the Company's total net revenues (in thousands):

                                                                                SIX MONTHS ENDED
                                          FISCAL YEAR ENDED DECEMBER 31,            JUNE 30,
                                        ----------------------------------   ----------------------
                                           1995        1996        1997         1997        1998
                                        ---------   ---------   ----------   ---------   ----------
                                                                                  (UNAUDITED)
Videsh Sanchar Nigam Limited ("VSNL")    $1,959           *            *           *            *
WorldCom, Inc. ......................         *      $7,383      $19,886      $7,694      $11,838
Frontier ............................         *           *       12,420           *            *

*    Revenue provided was less than 10 percent of total revenues for the year.

SIGNIFICANT SUPPLIERS

     A significant portion of the Company's cost of services is purchased from a limited number of suppliers. Including charges in dispute (see Note 4), purchases from the five largest suppliers represented approximately 47 and 38 percent of cost of services in the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The following suppliers provided 10 percent or more of the Company's total cost of services (in thousands):

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                                                            SIX MONTHS ENDED
                                       FISCAL YEAR ENDED DECEMBER 31,           JUNE 30,
                                      ---------------------------------   ---------------------
                                         1995        1996        1997        1997        1998
                                      ---------   ---------   ---------   ---------   ---------
                                                                               (UNAUDITED)
VSNL ..............................    $7,155      $7,525           *      $3,405           *
Cherry Communications .............         *       3,897           *           *           *
WorldCom, Inc. ....................         *       3,972      $9,918       3,774           *
Pacific Gateway Exchange. .........         *           *       8,893           *      $5,993
Star Telecom ......................         *           *           *       1,348           *

* Cost of services provided was less than 10 percent of total cost of services for the year.

     The cost of services attributable to VSNL include charges that are in dispute, as discussed in Note 4. VSNL is a government-owned, foreign carrier that has a monopoly on telephone service in India.

11.  INCOME TAXES:

     The Company has net operating loss carryforwards ("NOLs") for Federal income tax purposes of approximately $2,564,000 and $1,878,000 as of December 31, 1996 and 1997, respectively, which may be applied against future taxable income and expire in years 2010 and 2011. The Company utilized a portion of these NOLs to partially offset its taxable income for the year ended December 31, 1997. The use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. SFAS No. 109 requires that the tax benefit of NOLs for financial reporting purposes be recorded as an asset to the extent that management assesses the realization of such deferred tax assets is "more likely than not." A valuation reserve is established for any deferred tax assets that are not expected to be realized.

     As a result of historical operating losses and the fact that the Company has a limited operating history, a valuation allowance equal to the deferred tax asset was recorded for all periods presented.

     The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows (in thousands):

                                                        DECEMBER 31,
                                                  ------------------------
                                                     1996          1997
                                                  ----------   -----------
              DEFERRED TAX ASSETS:
     Net operating loss carryforwards .........    $  1,014     $    725
     Allowance for doubtful accounts ..........         336          909
     Contested liabilities ....................         814        1,024
     Cash to accrual adjustments ..............         778          460
     Other ....................................          17          119
                                                   --------     --------
      Total deferred tax assets ...............       2,959        3,237
   Deferred tax liabilities:
     Depreciation .............................          66          204
     Other ....................................          --           42
                                                   --------     --------
      Total deferred tax liabilities ..........          66          246
                                                   --------     --------
     Net deferred tax assets ..................       2,893        2,991
     Valuation allowance ......................      (2,893)      (2,991)
                                                   --------     --------
                                                   $     --     $     --
                                                   ========     ========

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     Pursuant to Section 448 of the Internal Revenue Code, the Company was required to change from the cash to the accrual method of accounting. The effect of this change will be amortized over four years for tax purposes.

     The Company recorded no benefit or provision for income taxes for the years ended December 31, 1995 and 1996. A provision for Federal alternative minimum tax was recorded for the year ended December 31, 1997. The components of income tax expense for the year ended December 31, 1997 are as follows (in thousands):

                                                            FISCAL YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                           ------------------
   Current Provision
     Federal .............................................       $  171
     Federal alternative minimum tax .....................           29
     State ...............................................           23

   Deferred benefit
     Federal .............................................          (86)
     State ...............................................          (12)
     Benefit of net operating loss carryforwards .........         (194)
   Increase in valuation allowance .......................           98
                                                                 ------
                                                                 $   29
                                                                 ======

     The provision for income taxes results in an effective rate which differs from the Federal statutory rate as follows:

                                                             FISCAL YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                            ------------------
   Statutory Federal income tax rate ...................... 35.0 %
   Impact of graduated rate ............................... ( 1.0)
   State income taxes, net of Federal tax benefit .........   4.6
   Federal alternative minimum tax ........................   1.8
   Benefit of net operating loss carryforwards ............ (38.6)
                                                            -----
   Effective rate .........................................   1.8%
                                                            =====


           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12.  QUARTERLY DATA (UNAUDITED):

     The following quarterly financial data has been prepared from the financial records of the Company without audit, and reflects all adjustments which, in the opinion of management, were of a normal recurring nature (except as discussed in notes (1), (2) and (3) below) and necessary for a fair presentation of the results of operations for the interim periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                QUARTERS ENDED
                                                                (IN THOUSANDS)
                                       ----------------------------------------------------------------
                                                              1996                            1997
                                       -------------------------------------------------- -------------
                                         MAR. 31     JUNE 30     SEPT. 30      DEC. 31       MAR. 31
                                       ----------- ----------- ------------ ------------- -------------
Net revenues (1) .....................  $  4,722    $  8,485     $  7,652     $  11,356     $  12,372
Gross margin (2)(3)(1) ...............       255         563          889           627         1,607
Income (loss) from operations.........      (444)       (409)        (740)         (916)          256
Net income (loss) ....................  $   (497)   $   (465)    $   (815)    $  (1,053)    $     137
                                        ========    ========     ========     =========     =========
Basic earnings (loss) per share ...... $   (0.09)  $   (0.09)   $   (0.15)    $   (0.19)    $    0.03
                                       =========   =========    =========     =========     =========
Weighted average common
 shares outstanding - basic ..........     5,403       5,403        5,403         5,403         5,403
                                       =========   =========    =========     =========     =========
Diluted earnings (loss) per share      $   (0.09)  $   (0.09)   $   (0.15)    $   (0.19)    $    0.03
                                       =========   =========    =========     =========     =========
Weighted average common
 shares and equivalent - di-
 luted ...............................     5,403       5,403        5,403         5,403         5,474
                                       =========   =========    =========     =========     =========


                                                                  QUARTERS ENDED
                                                                  (IN THOUSANDS)
                                       --------------------------------------------------------------------
                                                         1997                               1998
                                       ----------------------------------------- --------------------------
                                          JUNE 30       SEPT. 30      DEC. 31       MAR. 31       JUNE 30
                                       ------------- ------------- ------------- ------------- ------------
Net revenues (1) .....................   $  16,464     $  25,757     $  31,264     $  29,891     $ 33,462
Gross margin (2)(3)(1) ...............       1,979         3,089         3,399         4,236        4,632
Income (loss) from operations.........         349           738           754           713       (1,166)
Net income (loss) ....................   $     214     $     413     $     855     $     899     $ (2,657)
                                         =========     =========     =========     =========     ========
Basic earnings (loss) per share ......   $    0.04     $    0.08     $    0.10     $    0.10     $  (0.30)
                                         =========     =========     =========     =========     ========
Weighted average common
 shares outstanding - basic ..........       5,403         5,403         8,324         8,909        8,942
                                         =========     =========     =========     =========     ========
Diluted earnings (loss) per share        $    0.04     $    0.07     $    0.10     $    0.10     $  (0.30)
                                         =========     =========     =========     =========     ========
Weighted average common
 shares and equivalent - di-
 luted ...............................       5,646         5,760         8,709         9,365        8,942
                                         =========     =========     =========     =========     ========

----------
(1)  During the second  quarter of 1998,  upon receipt of  favorable  collection
     data,  the  Company   reduced  its  allowance  for  doubtful   accounts  by
     approximately $337,000.

(2) Vendor disputes and other disputed charges resolved in the fourth quarter of 1997 resulted in net credits as estimated by management of approximately $300,000, recognized as lower cost of services and general and administrative expenses.

(3) During the first quarter of 1997, the Company's gross margin improved by approximately $1.0 million over the fourth quarter of 1996. The improvement was due to (i) approximately $500,000 in costs accrued in the fourth quarter 1996 for disputed vendor obligations as compared to approximately $8,000 in costs accrued during the first quarter of 1997; (ii) approximately $400,000 of cost reductions in 1997 resulting from an increase in the utilization of alternative termination options; and (iii) to a lesser extent, an increase in the percentage of residential traffic originated on-net.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Startec Global Communications Corporation:

     We have audited, in accordance with generally accepted auditing standards, the financial statements of Startec Global Communications Corporation (a Maryland corporation) included in this registration statement and have issued our report thereon dated March 4, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The
Schedule II--Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Washington, D.C.,
March 4, 1998

           STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                     COLUMN A                        COLUMN B   COLUMN C     COLUMN D       COLUMN E     COLUMN F
-------------------------------------------------- ----------- ---------- -------------- -------------- ----------
                                                                       ADDITIONS
                                                               -------------------------
                                                     BALANCE     CHARGED    CHARGED TO
                                                        AT      TO COSTS       OTHER                      BALANCE
                                                    BEGINNING      AND       ACCOUNTS      DEDUCTIONS    AT END OF
                    DESCRIPTION                     OF PERIOD   EXPENSES   DESCRIBER(A)   DESCRIBER(B)    PERIOD
-------------------------------------------------- ----------- ---------- -------------- -------------- ----------
Reflected as reductions to the related assets:
Provisions for uncollectible accounts (deduc-
 tions from trade accounts receivable)
Year ended December 31, 1995 .....................    $  752      $ 150       $  174        $  (619)      $  457
Year ended December 31, 1996 .....................       457        783          464           (625)       1,079
Year ended December 31, 1997 .....................     1,079         57        1,864           (647)       2,353

----------
(a)  Represents   reduction  of  revenue  for  accrued  credits  on  residential business.

(b)  Represents amounts written off as uncollectible.

======================================  ======================================
     NO DEALER,  SALES  REPRESENTATIVE
OR   ANY   OTHER   PERSON   HAS   BEEN
AUTHORIZED TO GIVE ANY  INFORMATION OR
TO   MAKE   ANY   REPRESENTATIONS   IN
CONNECTION  WITH THIS  OFFERING  OTHER
THAN   THOSE    CONTAINED    IN   THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH             160,000 WARRANTS
INFORMATION  OR  REPRESENTATIONS  MUST
NOT BE  RELIED  UPON  AS  HAVING  BEEN                TO PURCHASE
AUTHORIZED   BY  THE  COMPANY  OR  THE
SELLING HOLDERS.  THIS PROSPECTUS DOES               COMMON STOCK
NOT  CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION  OF AN OFFER TO BUY,  ANY
SECURITIES  OTHER  THAN THOSE TO WHICH
IT RELATES NOR DOES IT  CONSTITUTE  AN
OFFER TO SELL, OR A SOLICITATION OF AN
OFFER TO BUY, ANY SUCH  SECURITIES  TO              200,226 SHARES
ANY  PERSON  IN  ANY  JURISDICTION  IN
WHICH  IT WOULD  BE  UNLAWFUL  TO MAKE              OF COMMON STOCK
SUCH AN OFFER OR SOLICITATION. NEITHER
THE  DELIVERY OF THIS  PROSPECTUS  NOR
ANY SALE MADE HEREUNDER  SHALL,  UNDER
ANY    CIRCUMSTANCES,     CREATE    AN
IMPLICATION  THAT  THERE  HAS  BEEN NO
CHANGE IN THE  AFFAIRS OF THE  COMPANY
SINCE  THE  DATE  HEREOF  OR THAT  THE              [STARTEC LOGO]
INFORMATION    CONTAINED   HEREIN   IS
CORRECT AS OF ANY TIME  SUBSEQUENT  TO
THE DATE HEREOF.

        ----------------------
           TABLE OF CONTENTS

                                  PAGE
                                  ----
Note Regarding
  Forward-Looking                                   STARTEC GLOBAL
  Statements ..................    ii         COMMUNICATIONS CORPORATION
Prospectus Summary ............     1
Risk Factors ..................     9
Use of Proceeds ...............    23
Dividend Policy ...............    24
Price Range of Common Stock ...    24
Selected  Financial and
  Other Data ..................    25
Management's Discussion and
  Analysis   of   Financial
  Condition  and Results of              ------------------------------------
  Operations ..................    26                 PROSPECTUS
The International                                       , 1998
  Telecommunications
  Industry.....................    36    ------------------------------------
Business ......................    41
Management ....................    59
Principal Stockholders ........    68
Certain Transactions ..........    70
Description of Capital Stock ..    71
Description of Warrants .......    78
Certain  United  States
  Federal   Income  Tax
  Considerations ..............    83
Plan of Distribution ..........    85
Legal Matters .................    86
Experts .......................    86
Available Information .........    86
Glossary of Terms .............   G-1
Index to Financial Statements .   F-1
======================================  ======================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate (except for the SEC registration fees) of the fees and expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered.


         SEC registration fees . ................................  $1,143
         Legal fees and expenses ................................     *
         Accounting fees and expenses ...........................     *
         Blue Sky fees and expenses .............................     *
         Printing and engraving expenses ........................     *
         Transfer Agent and Registrar fees and expenses .........     *
         Miscellaneous ..........................................     *
                                                                    ------
          Total .................................................     *
                                                                    ======


----------
*    To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Registrant has provided for indemnification of directors, officers, employees, and agents in Article VIII of its charter. This provision reads as follows:

          (a) To the maximum extent permitted by the laws of the State of Maryland in effect from time to time, any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director or officer of the Corporation or of a predecessor of the Corporation, or (ii) is or was a director or officer of the Corporation or of a predecessor of the Corporation and is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, other enterprise, or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, settlements and reasonable expenses
     (including, but not limited to attorneys' fees and court costs) actually incurred by such person in connection with such action, suit or proceeding, or in connection with any appeal thereof (which reasonable expenses may be paid or reimbursed in advance of final disposition of any such suit, action or proceeding).

          (b) To the maximum extent permitted by the laws of the State of Maryland in effect from time to time, any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was an employee or agent of the Corporation or of a predecessor of the Corporation, or (ii) is or was an employee or agent of the Corporation or of a predecessor of the Corporation and is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, other enterprise, or other employee benefit plan, may (but need not) be indemnified by the Corporation against judgments, penalties, fines, settlements and reasonable expenses (including, but not limited to, attorneys' fees and court costs) actually incurred by such person in connection with such action, suit or proceeding, or in connection with any appeal thereof (which reasonable expenses may be paid or reimbursed in advance of final disposition of any such suit, action or proceeding).

          (c) Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

          (d) The foregoing right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights of which any officer, director, employee or agent of the Corporation may be entitled apart from the provisions of this Article.

     Under Maryland law, a corporation is permitted to limit by provision in its charter the liability of directors and officers, so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result or active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant has limited the liability of its directors and officers for money damages in Article VII of its charter, as amended. This provision reads as follows:

     No director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages except to the extent that
(i) the director or officer actually received an improper personal benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the charter or bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     Upon completion of the Reorganization described in the Prospectus the Delaware Charter will provide that the Company shall indemnify any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), as the same may hereafter be amended, or as otherwise permitted by law.

     Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonable entitled to indemnity for such expenses despite such adjudication of liability.

     As permitted by Section 102(b)(7) of the DGCL, the Delaware Charter provides that no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the DGCL regarding improper dividends; or (4) for any transaction from which a director derived an improper benefit.

     The Company currently maintains, and intends to maintain in the future, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in such capacities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following sets forth information as of August 31, 1998, regarding all sales of unregistered securities of the Registrant during the past three years. All such shares were issued in reliance upon an exemption or exemptions from registration under the Securities Act by reason of Section 4(2) of the Securities Act, Regulation D, Rule 144A or Rule 701 under the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The securities were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Registrant and/or represented to the Registrant that they were "accredited" or "sophisticated" investors and such persons represented to the Registrant that the shares were purchased for investment purposes only and with no view toward distribution, or, with respect to transactions pursuant to Rule 144A, that such investors met the definition of "Qualified Institutional Buyer" under Rule 144A,

     (a) In February 1995, the Registrant completed a private sale of 807,124 shares of Common Stock to a foreign corporation for an aggregate investment of $750,000.

     (b) During the period, the Registrant also granted options pursuant to its Amended and Restated Stock Option Plan to 32 persons to purchase an aggregate of up to 269,766 shares of Common Stock at exercise prices ranging from $.30 to $1.85 per share. In addition, during the period, the Registrant granted options pursuant to its 1997 Performance Incentive Plan to 56 persons to purchase an aggregate of up to 510,900 shares of Common Stock at exercise prices ranging from $10.00 to $26.75 per share

     (c) On July 1, 1997, the Registrant issued warrants to purchase up to 539,800 shares of its Common Stock to Signet Bank in connection with the provision by Signet of a revolving credit facility.

     (d) On July 29, 1997, the Registrant exchanged 17,175 shares of its non-voting common stock held of record by Ram Mukunda for an equal number of shares of its voting common stock.

     (e) On September 11, 1997, the Registrant issued Atlantic-ACM a convertible note which provided the holder with the option to acquire 3,000 shares of Common Stock in lieu of payment in the principal amount of $30,000 owed by the Registrant to Atlantic-ACM for certain consulting services.

     (f) On October 8, 1997, the Registrant issued warrants to purchase up to 150,000 shares of its Common Stock to Ferris, Baker Watts Incorporated and Boenning & Scattergood, Inc., the underwriters of the Registrant's initial public offering, as partial compensation for the services rendered by such persons to the Registrant in connection therewith.

     (g) On May 21, 1998, the Registrant issued 160,000 Units consisting of $160,000,000 12% Senior Notes due 2008 and Warrants to purchase 200,226 shares of Common Stock to Lehman Brothers Inc., Goldman, Sachs & Co. and ING Baring (U.S.) Securities, Inc. in a private sale resulting in net proceeds to the Registrant of approximately $155,000,000.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:


  EXHIBIT
   NUMBER                                DESCRIPTION
-----------    -----------------------------------------------------------------

 1.1++    --   Purchase Agreement, dated May 18, 1998, among the Company, Lehman
               Brothers  Inc.,  Goldman,  Sachs  & Co.  and ING  Barings  (U.S.)
               Securities, Inc. (the "Initial Purchasers").
 3.1**    --   Certificate of Incorporation of the Registrant.
 3.2**    --   Bylaws of the Registrant.
 4.1 +    --   Indenture,  dated as of May 21, 1998,  between the Registrant and
               First Union National Bank.
 4.2 +    --   Form of 12% Series A Senior Notes due 2008.
 4.3 +    --   Registration  Rights  Agreement,  dated as of May 21, 1998, among the Registrant and the Initial Purchasers.
 4.4 +    --   Warrant  Agreement,  dated as of May 21,  1998 by and between the
               Company and First Union National Bank, as Warrant Agent.
 4.5 +    --   Form of Warrant (included as Exhibit A to Exhibit 4.4)
 4.6 +    --   Collateral  Pledge and  Security  Agreement,  dated as of May 21,
               1998, by and between the Company and First Union  National  Bank, as Trustee.
 5.1 *    --   Opinion of Schnader Harrison Segal & Lewis, LLP.
10.1 **   --   Secured  Revolving Line of Credit Facility  Agreement dated as of
               July 1, 1997 by and between Startec, Inc. and Signet Bank.
10.2 **   --   Lease  by and  between  Vaswani  Place  Limited  Partnership  and
               Startec, Inc. dated as of September 1, 1994, as amended.
10.3 **   --   Agreement by and between World Communications,  Inc. and Startec,
               Inc. dated as of April 25, 1990.
10.4 **   --   Co-Location and Facilities  Management  Services Agreement by and
               between Extranet Telecommunications, Inc. and Startec, Inc. dated as of August 28, 1997.
10.5 **   --   Employment  Agreement  dated  as of July 1,  1997 by and  between
               Startec, Inc. and Ram Mukunda.
10.6 **   --   Employment  Agreement  dated  as of July 1,  1997 by and  between
               Startec, Inc. and Prabhav V. Maniyar.
10.7 **   --   Amended and Restated Stock Option Plan.
10.8 **   --   1997 Performance Incentive Plan.
10.9 **   --   Subscription  Agreement  by and  among  Blue  Carol  Enterprises,
               Limited,  Startec,  Inc. and Ram Mukunda  dated as of February 8,
               1995.
10.10**   --   Agreement for  Management  Participation  by and among Blue Carol
               Enterprises,  Limited,  Startec, Inc. and Ram Mukunda dated as of
               February 8, 1995, as amended as of June 16, 1997.
10.11**   --   Service  Agreement  by  and  between  Companhia   Santomensed  De
               Telecommunicacoes  and  Startec,  Inc.  as amended on February 8,
               1995.

  EXHIBIT
   NUMBER                                DESCRIPTION
-----------    -----------------------------------------------------------------

10.12**   --   Lease Agreement between Companhia Portuguesa Radio Marconi,  S.A.
               and Startec, Inc. dated as of June 15, 1996.
10.13**   --   Indefeasible Right of Use Agreement between Companhia  Portuguesa
               Radio  Marconi,  S.A.  and Startec,  Inc.  dated as of January 1,
               1996.
10.14**   --   International Telecommunication Services Agreement between Videsh
               Sanchar  Nigam Ltd.  and Startec,  Inc.  dated as of November 12,
               1992.
10.15**   --   Digital Service Agreement with Communications Transmission Group,
               Inc. dated as of October 25, 1994.
10.16**   --   Lease  Agreement  by and  between  GPT  Finance  Corporation  and
               Startec, Inc. dated as of January 10, 1990.
10.17**   --   Carrier Services Agreement by and between Frontier Communications
               Services, Inc. and Startec, Inc. dated as of February 26, 1997.
10.18**   --   Carrier Services Agreement by and between MFS International, Inc.
               and Startec, Inc. dated as of July 3, 1996.
10.19**   --   International Carrier Voice Service Agreement by and between MFS.
               International, Inc. and Startec, Inc. dated as of June 6, 1996.
10.20**   --   Carrier Services Agreement by and between Cherry  Communications,
               Inc. and Startec, Inc. dated as of June 7, 1995.
10.21 +   --   Agreement by and between  Northern  Telecom Inc. and the Company, dated as of Decem- ber 23, 1997.
10.22 +   --   Indefeasible  Right of Use  Agreement  by and  between  Teleglobe
               Cantat-3,  Inc. and the Company,  dated as of September  15, 1997
               (Canus  1 Cable  System).
10.23 +   --   Indefeasible  Right of Use  Agreement  by and  between  Teleglobe
               Cantat-3,  Inc. and the Company,  dated as of September  15, 1997
               (Cantat 3 Cable System).
10.24++   --   Loan and Security Agreement by and between Prabhav V. Maniyar and the Company, dated June 30, 1998.
10.25++   --   Lease  by and  between  The  Vaswani  Place  Corporation  and the
               Company, dated as of October 27, 1997.
10.26++   --   Indefeasible  Right  of Use  Agreement  by and  between  Cable  &
               Wireless Inc. and the Com- pany, dated June 9, 1998 (Gemini Cable
               System).
10.27++   --   First  Amendment  to  Lease  by and  between  The  Vaswani  Place
               Corporation and the Com- pany, dated May 11, 1998.
10.28++   --   International Facilities License, United Kingdom.
10.29     --   Columbus III Cable System Construction and Maintenance Agreement,
               dated February 11, 1998.
21.1      --   Subsidiaries of Registrant.
23.1      --   Consent of Arthur Andersen LLP.
23.2*     --   Consent of Schnader  Harrison  Segal & Lewis LLP (included in the opinion filed as Exhibit 5.1).
24.1      --   Power of Attorney (included on signature page hereof).
27.1*     --   Financial Data Schedule.

----------
*    To be filed by amendment.

** Incorporated by reference from the Company's Registration Statement on Form S-1 (SEC File No. 333-32753).

+ Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

++ Incorporated by reference from the Company's Registration Statement on Form S-4 (SEC File No. 333-61779).

  (B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedules are included in Part II of the Registration Statement: Schedule II Valuation and Qualifying Account

     Schedules not listed above are omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 per cent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland on September 28, 1998.

                                       STARTEC GLOBAL COMMUNICATIONS CORPORATION

                                       By:/s/ Ram Mukunda
                                          ------------------------------
                                       Name: Ram Mukunda
                                       Title: President, Chief Executive Officer
                                              and Treasurer


                                POWER OF ATTORNEY

     NOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ram Mukunda and Prabhav V. Maniyar, and each of them acting individually, as his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                            TITLE                          DATE

---------------------------   -------------------------------------   ------------------
/s/ Ram Mukunda               President, Chief Executive Officer,     September 28, 1998
-------------------------     Treasurer and Director (Principal
Ram Mukunda                   Executive Officer)

/s/ Prabhav V. Maniyar        Senior Vice President, Chief            September 28, 1998
-------------------------     Financial Officer, Secretary and
Prabhav V. Maniyar            Director (Principal Financial and
                              Accounting Officer)


-------------------------     Director                                September   , 1998
Nazir G. Dossani

/s/ Richard K. Prins
-------------------------     Director                                September 28, 1998
Richard K. Prins

/s/ Vijay Srinivas
-------------------------     Director                                September 28, 1998
Vijay Srinivas


                                  EXHIBIT INDEX

  EXHIBIT
   NUMBER                                DESCRIPTION
-----------    -----------------------------------------------------------------

 1.1++    --   Purchase Agreement, dated May 18, 1998, among the Company, Lehman
               Brothers  Inc.,  Goldman,  Sachs  & Co.  and ING  Barings  (U.S.)
               Securities, Inc. (the "Initial Purchasers").
 3.1**    --   Certificate of Incorporation of the Registrant.
 3.2**    --   Bylaws of the Registrant.
 4.1 +    --   Indenture,  dated as of May 21, 1998,  between the Registrant and
               First Union National Bank.
 4.2 +    --   Form of 12% Series A Senior Notes due 2008.
 4.3 +    --   Registration  Rights  Agreement,  dated as of May 21, 1998, among the Registrant and the Initial Purchasers.
 4.4 +    --   Warrant  Agreement,  dated as of May 21,  1998 by and between the
               Company and First Union National Bank, as Warrant Agent.
 4.5 +    --   Form of Warrant (included as Exhibit A to Exhibit 4.4)
 4.6 +    --   Collateral  Pledge and  Security  Agreement,  dated as of May 21,
               1998, by and between the Company and First Union  National  Bank, as Trustee.
 5.1 *    --   Opinion of Schnader Harrison Segal & Lewis, LLP.
10.1 **   --   Secured  Revolving Line of Credit Facility  Agreement dated as of
               July 1, 1997 by and between Startec, Inc. and Signet Bank.
10.2 **   --   Lease  by and  between  Vaswani  Place  Limited  Partnership  and
               Startec, Inc. dated as of September 1, 1994, as amended.
10.3 **   --   Agreement by and between World Communications,  Inc. and Startec,
               Inc. dated as of April 25, 1990.
10.4 **   --   Co-Location and Facilities  Management  Services Agreement by and
               between Extranet Telecommunications, Inc. and Startec, Inc. dated as of August 28, 1997.
10.5 **   --   Employment  Agreement  dated  as of July 1,  1997 by and  between
               Startec, Inc. and Ram Mukunda.
10.6 **   --   Employment  Agreement  dated  as of July 1,  1997 by and  between
               Startec, Inc. and Prabhav V. Maniyar.
10.7 **   --   Amended and Restated Stock Option Plan.
10.8 **   --   1997 Performance Incentive Plan.
10.9 **   --   Subscription  Agreement  by and  among  Blue  Carol  Enterprises,
               Limited,  Startec,  Inc. and Ram Mukunda  dated as of February 8,
               1995.
10.10**   --   Agreement for  Management  Participation  by and among Blue Carol
               Enterprises,  Limited,  Startec, Inc. and Ram Mukunda dated as of
               February 8, 1995, as amended as of June 16, 1997.
10.11**   --   Service  Agreement  by  and  between  Companhia   Santomensed  De
               Telecommunicacoes  and  Startec,  Inc.  as amended on February 8,
               1995.
10.12**   --   Lease Agreement between Companhia Portuguesa Radio Marconi,  S.A.
               and Startec, Inc. dated as of June 15, 1996.
10.13**   --   Indefeasible Right of Use Agreement between Companhia  Portuguesa
               Radio  Marconi,  S.A.  and Startec,  Inc.  dated as of January 1,
               1996.
10.14**   --   International Telecommunication Services Agreement between Videsh
               Sanchar  Nigam Ltd.  and Startec,  Inc.  dated as of November 12,
               1992.
10.15**   --   Digital Service Agreement with Communications Transmission Group,
               Inc. dated as of October 25, 1994.
10.16**   --   Lease  Agreement  by and  between  GPT  Finance  Corporation  and
               Startec, Inc. dated as of January 10, 1990.
10.17**   --   Carrier Services Agreement by and between Frontier Communications
               Services, Inc. and Startec, Inc. dated as of February 26, 1997.
10.18**   --   Carrier Services Agreement by and between MFS International, Inc.
               and Startec, Inc. dated as of July 3, 1996.

  EXHIBIT
   NUMBER                                DESCRIPTION
-----------    -----------------------------------------------------------------

10.19**   --   International Carrier Voice Service Agreement by and between MFS.
               International, Inc. and Startec, Inc. dated as of June 6, 1996.
10.20**   --   Carrier Services Agreement by and between Cherry  Communications,
               Inc. and Startec, Inc. dated as of June 7, 1995.
10.21 +   --   Agreement by and between  Northern  Telecom Inc. and the Company, dated as of Decem- ber 23, 1997.
10.22 +   --   Indefeasible  Right of Use  Agreement  by and  between  Teleglobe
               Cantat-3,  Inc. and the Company,  dated as of September  15, 1997
               (Canus  1 Cable  System).
10.23 +   --   Indefeasible  Right of Use  Agreement  by and  between  Teleglobe
               Cantat-3,  Inc. and the Company,  dated as of September  15, 1997
               (Cantat 3 Cable System).
10.24++   --   Loan and Security Agreement by and between Prabhav V. Maniyar and the Company, dated June 30, 1998.
10.25++   --   Lease  by and  between  The  Vaswani  Place  Corporation  and the
               Company, dated as of October 27, 1997.
10.26++   --   Indefeasible  Right  of Use  Agreement  by and  between  Cable  &
               Wireless Inc. and the Com- pany, dated June 9, 1998 (Gemini Cable
               System).
10.27++   --   First  Amendment  to  Lease  by and  between  The  Vaswani  Place
               Corporation and the Com- pany, dated May 11, 1998.
10.28++   --   International Facilities License, United Kingdom.
10.29     --   Columbus III Cable System Construction and Maintenance Agreement,
               dated February 11, 1998.
21.1      --   Subsidiaries of Registrant.
23.1      --   Consent of Arthur Andersen LLP.
23.2*     --   Consent of Schnader  Harrison  Segal & Lewis LLP (included in the opinion filed as Exhibit 5.1).
24.1      --   Power of Attorney (included on signature page hereof).
27.1*     --   Financial Data Schedule.

----------
*    To be filed by amendment.

** Incorporated by reference from the Company's Registration Statement on Form S-1 (SEC File No. 333-32753).

+ Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

++ Incorporated by reference from the Company's Registration Statement on Form S-4 (SEC File No. 333-61779).